Filed Pursuant to Rule 424(b)(3)
Registration No. 333-219107

PROSPECTUS

$500,000,000

Offer to Exchange

5.625% Senior Notes due 2024,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 5.625% Senior Notes Due 2024

The exchange offer:

•	Pinnacle Entertainment, Inc. will exchange all outstanding 5.625% senior notes due 2024, referred to as the original notes, that are validly tendered and not validly withdrawn for an equal principal amount of 5.625% senior notes due 2024, referred to as the exchange notes, which have been registered under the Securities Act of 1933, or the “Securities Act,” and that are, subject to specified conditions, freely tradable and will have no registration rights or certain rights to additional interest.

•	The exchange offer expires at 5:00 p.m., New York City time, on August 9, 2017, unless extended. We do not currently intend to extend the expiration date.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

The exchange notes:

•	We are offering exchange notes to satisfy certain of our obligations under the registration rights agreements entered into in connection with the private offerings of the original notes.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes, subject to specified conditions, will be freely tradable.

•	We do not plan to list the exchange notes on a national securities exchange or automated quotation system.

Please see “Risk factors” beginning on page 21 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities. We have agreed that, if requested by such a broker-dealer, for a period of 180 days (which period may be extended in specified circumstances) from the date on which the exchange offer is consummated or such shorter period as will terminate when such requesting broker-dealer has sold all exchange notes held by it, we will make this prospectus available to such requesting broker-dealer for use in connection with any such resale. See “Plan of distribution.”

None of the Securities and Exchange Commission, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Ohio State Racing Commission, the Ohio Lottery Commission, the Pennsylvania Gaming Control Board, the Pennsylvania Harness Racing Commission, the Texas Gaming Commission or any state securities commission or any other gaming authority or other regulatory agency, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2017

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Pinnacle Entertainment, Inc.

Investor Relations

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(702) 541-7777

To obtain timely delivery, you must request this information no later than five (5) business days before the date you must make your investment decision. Therefore, we must receive your request for this information no later than five (5) business days prior to the expiration of the exchange offer.

Forward-Looking Statements

Some of the statements in this prospectus, any other offering material and any documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Private Securities Litigation Reform Act of 1995 provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this prospectus, any other offering material and any documents we incorporate by reference are made pursuant to the Private Securities Litigation Reform Act.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expression or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are intended to identify forward-looking statements and not historical facts. Such forward-looking statements, which may include, without limitation, statements regarding the expected results of operations and future operating performance and future growth, adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets, the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated marketing costs at various projects, the future outlook of Pinnacle and the gaming industry and pending regulatory and legal matters, our ability to continue to meet our financial and other covenants governing its indebtedness, the Master Lease with GLPI and the Lease for The Meadows Racetrack and Casino, the expected synergies and benefits of the acquisition of The Meadows Racetrack and Casino, our anticipated future capital expenditures, our ability to implement strategies to improve revenues and operating margins at our facilities, reduce costs and debt, our ability to successfully implement marketing programs to increase revenue at our facilities, our ability to improve operations and performance, are all subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated by us. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual performance to differ materially from that contemplated by such forward- looking statements include, among others, the various risk factors discussed above, in addition to general domestic and international economic and political conditions as well as market conditions in our industry.

Such forward-looking statements are all subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated by us. Such factors include, but are not limited to, those set forth under the heading “Risk factors” beginning on page 21 of this prospectus and those set forth under the heading “Risk Factors” in Pinnacle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 incorporated by reference into this prospectus, those set forth under the heading “Forward Looking Statements” in Pinnacle’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 and those described in any report, statement or other information of Pinnacle that is incorporated by reference in this prospectus. In addition, these forward-looking statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in our industry. You should consider these areas of risk in connection with considering any forward-looking statements that may be made by us generally.

We caution you that the risk factors described in this prospectus and incorporated by reference in this prospectus may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot accurately predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus, any other offering material and any documents we incorporate by reference speak only as of the date of this prospectus or the date of such offering material, report, statement or other information incorporated by reference in this prospectus. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

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Non-GAAP Financial Measures

The Securities and Exchange Commission (the “SEC” or the “Commission”) has adopted certain guidelines regarding the use of “non-GAAP financial measures,” such as Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDA, net of Lease Payments, that are derived on the basis of methodologies other than in accordance with GAAP. Our measurement of Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDA, net of Lease Payments, may not be comparable to those of other companies. See Notes (a) and (b) to “Prospectus summary—Summary historical condensed consolidated financial information.” References in this prospectus to “Pinnacle,” the “Company,” “we,” “our” or “us” refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates. References to “Former Pinnacle” refer to Pinnacle Entertainment, Inc. prior to the Spin-Off and Merger (as such terms are defined below).

Note regarding financial information

On April 28, 2016, Former Pinnacle completed the transactions under the terms of a definitive agreement (the “Merger Agreement”) with Gaming and Leisure Properties, Inc. (“GLPI”), a real estate investment trust. Pursuant to the terms of the Merger Agreement, Former Pinnacle separated its operating assets and liabilities (and its Belterra Park property and excess land at certain locations) into the Company and distributed to its stockholders, on a pro rata basis, all of the issued and outstanding shares of common stock of the Company (such distribution referred to as the “Spin-Off”). As a result, Former Pinnacle stockholders received one share of the Company’s common stock, with a par value of $0.01 per share, for each share of Former Pinnacle common stock that they owned. Gold Merger Sub, LLC, a wholly owned subsidiary of GLPI (“Merger Sub”), then merged with and into Former Pinnacle (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of GLPI. Following the Merger, the Company was renamed Pinnacle Entertainment, Inc., and operates its gaming businesses under a triple-net master lease agreement for the facilities acquired by GLPI (the “Master Lease”).

This prospectus includes and incorporates by reference historical financial statements and information of Former Pinnacle and its subsidiaries for periods and dates prior to the consummation of the Spin-Off and Merger. For such periods and at such dates, Former Pinnacle owned and operated all or a portion of the gaming and racing facilities that were acquired by GLPI and leased from GLPI pursuant to the Master Lease, and Former Pinnacle owned Belterra Park property and excess land at certain locations, which were transferred to Pinnacle and which Pinnacle now owns following the Spin-Off and Merger.

Accordingly, in certain respects, the historical financial statements presented and information for periods prior to the consummation of the Spin-Off and Merger are not indicative of, or comparable to, our results of operations or financial position for periods or dates following the Spin-Off and Merger. Among other things, the historical financial statements presented and information for periods prior to the Spin-Off and Merger do not reflect the fact that we lease certain gaming and racing facilities from GLPI pursuant to the terms of the Master Lease. Former Pinnacle’s historical audited consolidated financial statements and unaudited consolidated condensed financial statements and accompanying notes thereto have been determined to represent Pinnacle based on the conclusion that, for accounting purposes, the Spin-Off of Pinnacle should be evaluated as the reverse of its legal form under the requirements of Accounting Standards Codification (“ASC”) Subtopic 505-60, Spinoff and Reverse Spinoffs, resulting in Pinnacle being considered the accounting spinnor. The Master Lease is accounted for as a financing obligation and the gaming facilities leased thereunder remain on Pinnacle’s Consolidated Financial Statements. Accordingly, as reflected in financial statements and information, Pinnacle’s capital structure has changed by virtue of the Spin-Off and Merger, namely by the recognition of the Master Lease financing obligation and the extinguishment of Former Pinnacle debt and issuance of new debt by the Company.

Accordingly, the historical financial statements presented and information for periods prior to the consummation of the Spin-Off and Merger included or incorporated by reference in this prospectus should not be relied upon as being indicative of future results, and, therefore, readers of this prospectus are cautioned not to place undue reliance on this financial information.

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On September 9, 2016, we closed on a purchase agreement (the “Purchase Agreement”) with GLP Capital, L.P. (“GLPC”), a subsidiary of GLPI, pursuant to which we acquired all of the equity interests of the Meadows located in Washington, Pennsylvania for base consideration of $138.0 million, subject to certain adjustments. The purchase price, after giving effect to such adjustments was $134.0 million and the cash paid for the Meadows business, net of cash acquired was $107.5 million. As a result of the transaction, we own and operate the Meadows’ gaming entertainment and harness racing business subject to a triple-net lease of its underlying real property with GLPI (the “Meadows Lease”). The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its Condensed Consolidated Statements of Operations.

Market Data

We use market and industry data throughout this prospectus, other offering materials and the documents incorporated by reference herein that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The market and industry data is often based on industry surveys and the preparers’ experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information.

Incorporation of Certain Documents By Reference

Pinnacle is subject to the informational requirements of the Exchange Act, pursuant to which Pinnacle files annual, quarterly and current reports, proxy statements and other information with the SEC. We incorporate by reference into this prospectus the following documents that Pinnacle has filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):

•	Current Reports on Form 8-K filed on February 17, 2017, March 3, 2017 and May 5, 2017 and Current Report on Form 8-K/A filed on May 5, 2017;

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017 (including, without limitation, Exhibit 99.1 thereto regarding government regulation and gaming matters);

•	Proxy Statement dated March 14, 2017 (with respect to information contained in such proxy statement that is incorporated into Part III of Pinnacle’s annual report on Form 10-K only); and

•	Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2017, filed on May 11, 2017.

We also incorporate by reference into this prospectus any future filings (including any filings on the date hereof) Pinnacle makes with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (including the related exhibits under Item 9.01) or as otherwise permitted by the SEC’s rules) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all offerings under the registration statement of which this prospectus forms a part are completed or terminated. Such future filings will become part of this prospectus from the date that the documents are filed with the SEC.

We are also incorporating by reference all additional documents we may file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (including the related exhibits under Item 9.01) or as otherwise permitted by the SEC’s rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part.

The documents that we incorporate by reference disclose important information that each prospective purchaser should consider when deciding whether to invest in the exchange notes. Any information referenced this way is considered to be part of this prospectus, and any information that Pinnacle files later with the SEC will

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automatically update and supersede this information. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or calling us at Pinnacle Entertainment, Inc., Investor Relations, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, telephone number (702) 541-7777. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

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Prospectus summary

This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus. As a result, it is not complete and does not contain all of the information that you should consider before participating in the exchange offer. You should read the following summary in conjunction with the more detailed information contained in this prospectus and the documents incorporated by reference, including “Risk factors” beginning on page 21, the description of the terms and conditions of the exchange notes discussed under “Description of exchange notes,” and our consolidated financial statements and related notes.

In this prospectus, unless otherwise indicated or the context otherwise requires:

• the term “Cash Payment” refers to the $808.4 million dividend Pinnacle made to Former Pinnacle in connection with the Spin-Off and Merger, which was equal to the amount of existing debt outstanding of Former Pinnacle as of April 28, 2016, less approximately $2.7 billion that GLPI assumed pursuant to the Merger Agreement.

• the terms the “Company,” “Pinnacle,” “we,” “our,” “us,” or similar terms, refer to Pinnacle Entertainment, Inc. (f/k/a PNK Entertainment, Inc.) and its consolidated subsidiaries;

• the term “Former Pinnacle” refers to Pinnacle Entertainment, Inc. and its consolidated subsidiaries prior to the Spin-Off and Merger;

• the term “GLPI” refers to Gaming and Leisure Properties, Inc. and its consolidated subsidiaries;

• the term “Leases” refers collectively to the Master Lease and the Meadows Lease;

• the term “Master Lease” refers to the Master Lease, dated April 28, 2016, by and between Pinnacle MLS, LLC as tenant and Gold Merger Sub, LLC (“Merger Sub”) as lessor;

• the term “Merger” refers to the merger of Former Pinnacle with and into Merger Sub, a direct, wholly owned subsidiary of GLPI, with Merger Sub surviving the merger as a wholly owned subsidiary of GLPI, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 20, 2015 (as it may be amended from time to time, the “Merger Agreement”), among Former Pinnacle, GLPI and Merger Sub;

• the term “Meadows Lease” refers to the Lease, dated September 9, 2016, between PNK Development 33, LLC, as tenant, and PA Meadows, LLC and its subsidiaries, WTA II, Inc., and CCR Pennsylvania Racing, Inc. (which are affiliates of GLPI), collectively as lessor;

• the terms “distribution” or “Spin-Off” refer to the pro rata distribution to Former Pinnacle’s stockholders of common stock representing a 100% interest in Pinnacle; and

• the term “Credit Facilities” refers to Pinnacle’s senior secured credit facilities that became effective upon the consummation of the Spin-Off and Merger.

This prospectus includes trade names and trademarks of other companies. Our use or display of other parties’ trade names or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

The Company

We are an owner, operator and developer of casinos, a racetrack and related hospitality and entertainment facilities. We own and operate 16 gaming businesses in Colorado, Indiana, Iowa, Louisiana, Missouri, Mississippi, Nevada, Ohio and Pennsylvania. We also hold a majority interest in the racing license owner, and we are a party to a management contract, for Retama Park Racetrack located outside of San Antonio, Texas. In addition to these properties, we own and operate a live and televised poker tournament series under the trade name Heartland Poker Tour.

We seek to increase revenues through enhancing the guest experience by providing our guests with their favorite games, restaurants, hotel accommodations, entertainment and other amenities in attractive surroundings with high-quality guest service and our mychoice customer loyalty program. We seek to improve cash flows by focusing on operational excellence and efficiency while meeting our guests’ expectations of value. Our long-term strategy includes disciplined capital expenditures to improve and maintain our existing facilities, while growing the number of businesses we own and operate by pursuing opportunities to either acquire or develop gaming, hospitality and entertainment businesses. In making decisions, we consider our stockholders, guests, team members and other constituents in the communities in which we operate.

Meadows Acquisition

On September 9, 2016, we acquired The Meadows Racetrack and Casino (the “Meadows”) located in Washington County, Pennsylvania (the “Meadows transaction”) and, as a result, acquired all of the equity interests of each of Washington Trotting Association, LLC, a Delaware limited liability company, Mountain Laurel Racing, Inc., a Delaware corporation, and CCR Pennsylvania Food Service, Inc., a Pennsylvania corporation, for a base purchase price of approximately $138.0 million, subject to certain adjustments. The purchase price, after giving effect to such adjustments, was $134.0 million and the cash paid for the Meadows business, net of cash acquired, was $107.5 million. These entities directly and indirectly own and conduct the operations of the Meadows’ gaming entertainment and harness racing business and the Meadows Harmar Township off-track betting facility. At closing, we funded the purchase of the Meadows with additional borrowings under our revolving credit facility.

Concurrently with the closing of the Meadows transaction, PNK Development 33, LLC, one of Pinnacle’s wholly owned subsidiaries, entered into a lease with PA Meadows, LLC and its subsidiaries, WTA II, Inc., and CCR Pennsylvania Racing, Inc., collectively as lessor, pursuant to which PNK Development 33, LLC, as lessee, leases the underlying real property of the Meadows and the Harmar off-track betting facility under a triple-net lease. The Meadows Lease provides for initial annual rent of $25.4 million, divided between a base rent and a percentage rent, subject to annual escalation in the base rent in the future. The Meadows Lease has an initial 10-year term and may be extended for three five-year renewal terms and one final four-year renewal term, for a total of 29 years. For more information regarding the Meadows Lease, see “Leases—Meadows Lease.”

The following table presents our total indebtedness; Consolidated Adjusted EBITDAR; Consolidated Adjusted EBITDA, net of Lease Payments; and other financial data as of March 31, 2017 and for the twelve months ended March 31, 2017 (i) on an actual basis and (ii) as adjusted assuming that the Master Lease and the Meadows Lease were in place for the entire twelve month period ended March 31, 2017. You should read the following table in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” and our financial statements and the related notes in the documents incorporated by reference in this prospectus.

(dollars in thousands)	As of March 31, 2017(a)
Capitalization:
Cash and cash equivalents	$149,243

Revolving credit facility	173,400
Term Loan A(b)	178,062
Term Loan B(b)	73,000

Total senior secured conventional debt	424,462
5.625% senior notes due 2024(b)	500,000
Other	75

Total long-term debt (including current portion)(c)	$924,537

	As of and for the twelve months ended March 31, 2017(a)(d)
(dollars in thousands)	Actual	As adjusted(e)
Operating results:
Consolidated adjusted EBITDAR(f)	$657,001	$673,989
Lease Payments(g)	(363,366)	(402,432)

Consolidated Adjusted EBITDA, net of Lease Payments(h)	$293,635	$271,557

Credit metrics:
Total Conventional Leverage(i)	3.1x	3.4x
Net Conventional Leverage(j)	2.6x	2.9x
Senior Secured Conventional Leverage(k)	1.4x	1.6x
Senior Secured Net Conventional Leverage(l)	0.9x	1.0x
Interest Coverage(m)	3.6x	6.7x

(a)	The unaudited financial data as of and for the twelve months ended March 31, 2017 has been prepared for illustrative purposes only and is not necessarily representative of our results of operations for the full fiscal year or for any future period or our financial condition at any future date.
(b)	Represents the outstanding principal amount of the indebtedness.
(c)	Represents debt from borrowed money, which consists of the outstanding principal amount from the Company’s Credit Facilities and its existing notes. The Company’s Credit Facilities comprise a $400 million revolving credit facility, a term loan A facility, and a term loan B facility.
(d)	The financial data has been derived by adding our financial data for the year ended December 31, 2016 to our financial data for the three months ended March 31, 2017 and subtracting our financial data for the three months ended March 31, 2016.
(e)	As adjusted assuming that the Master Lease and the Meadows Lease were in place for the entire twelve month period ended March 31, 2017.
(f)	On an actual basis, represents the Company’s historical reported Consolidated Adjusted EBITDAR for the twelve month period ended March 31, 2017. On an as adjusted basis, includes the historical operating results of the Meadows for the period from April 1, 2016 through September 8, 2016. For definition of Consolidated Adjusted EBITDAR, see Note (a) to “Prospectus summary—Summary historical condensed consolidated financial information”.
(g)

On an actual basis, represents the historical cash rent payments made under the Master Lease and the Meadows Lease. On an as adjusted basis, represents cash rent payments that would have been made under the Master Lease and the Meadows Lease as if both were in place for the entire twelve month period. The Company completed its transaction with GLPI and entered into the Master Lease on April 28, 2016, which provides for initial annual rent of $377 million. The Company completed its acquisition of the Meadows business and entered into the Meadows Lease on September 9, 2016, which provides for initial annual rent of $25.4 million. Beginning in May 2017, the annual rent under the Master Lease increased to $382.8 million.
(h)	For definition of Consolidated Adjusted EBITDA, net of Lease Payments, see Note (b) to “Prospectus summary—Summary historical condensed consolidated financial information.”
(i)	Total long-term debt / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual basis and as adjusted basis.
(j)	Total long-term debt, net of cash and cash equivalents / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual basis and as adjusted basis.
(k)	Total senior secured conventional debt / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual basis and as adjusted basis.
(l)	Total senior secured conventional debt, net of cash and cash equivalents / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual basis and as adjusted basis.
(m)	Consolidated Adjusted EBITDA, net of Lease Payments / Cash interest expense paid on the Company’s conventional debt, on an actual basis and as adjusted basis.

A reconciliation from Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDA, net of Lease Payments to loss from continuing operations is as follows:

For the twelve months ended
(dollars in thousands)	March 31, 2017(a)
(unaudited)
Consolidated Adjusted EBITDA, net of Lease Payments(a)	$271,557
Lease Payments(b)	402,432

Consolidated Adjusted EBITDAR	673,989
Less: Pre-Acquisition Meadows EBITDAR(c)	(16,988)

Consolidated Adjusted EBITDAR	657,001
Rent expense under the Meadows Lease	(9,164)
Depreciation and amortization	(220,288)
Pre-opening, development and other costs	(51,450)
Non-cash share-based compensation	(33,539)
Impairment of goodwill	(322,457)
Impairment of other intangible assets	(146,500)
Write-downs, reserves and recoveries, net	(14,601)
Loss on early extinguishment of debt	(5,207)
Loss from equity method investment	(90)
Interest expense, excluding interest expense from Master Lease, net of capitalized interest	(62,297)
Interest expense from Master Lease obligation	(306,311)
Income tax benefit	33,338

Loss from continuing operations	$(481,565)

(a)	Represents historical Consolidated Adjusted EBITDAR that has been adjusted for cash rent payments made under the Master Lease and the Meadows Lease as if both were in place for the entire twelve month period ended March 31, 2017.
(b)	Represents cash rent payments that would have been made under the Master Lease and the Meadows Lease as if both were in place for the entire twelve month period ended March 31, 2017.
(c)	Represents Meadows EBITDAR for the period from April 1, 2016 through September 8, 2016.

Our operating facilities

The following table presents selected statistical and other information concerning the properties where we operate our businesses as of December 31, 2016:

	Location	Opening Year	Casino Square Footage	Slot Machines/ Video Lottery Terminals	Table Games	Hotel Rooms (1)	Food & Beverage Outlets (2)	Parking Spaces
Midwest segment
Ameristar Council Bluffs(3)	Council Bluffs, IA	1996	38,500	1,465	24	444	8	3,027
Ameristar East Chicago(3)	East Chicago, IN	1997	56,000	1,729	68	288	6	2,468
Ameristar Kansas City(3)	Kansas City, MO	1997	140,000	2,154	71	184	12	8,320
Ameristar St. Charles(3)	St. Charles, MO	1994	130,000	2,410	104	397	15	6,775
Belterra(3)	Florence, IN	2000	47,000	1,165	47	662	6	2,528
Belterra Park	Cincinnati, OH	2014	51,800	1,376	—	—	6	2,318
Meadows(4)	Washington, PA	2009	131,000	3,114	67	—	15	3,912
River City(3)	St. Louis, MO	2010	90,000	1,938	52	200	10	4,122

South segment
Ameristar Vicksburg(3)	Vicksburg, MS	1994	70,000	1,404	42	149	4	3,063
Boomtown Bossier City(3)	Bossier City, LA	1996	30,000	865	16	187	4	1,867
Boomtown New Orleans(3)	New Orleans, LA	1994	30,000	1,206	33	150	5	1,907
L’Auberge Baton Rouge(3)	Baton Rouge, LA	2012	74,000	1,440	49	205	9	2,689
L’Auberge Lake Charles(3)	Lake Charles, LA	2005	70,000	1,547	75	995	10	3,236

West segment
Ameristar Black Hawk(3)	Black Hawk, CO	2001	56,000	1,180	62	535	5	1,500
Cactus Petes and Horseshu(3)	Jackpot, NV	1956	29,000	764	20	416	9	912

			1,043,300	23,757	730	4,812	124	48,644

(1)	Includes 284 rooms at Ameristar Council Bluffs operated by a third party and located on land leased by us and subleased to such third party and 54 rooms at Belterra relating to the Ogle Haus Inn, which is operated by us and located in close proximity to Belterra.
(2)	Includes one outlet each at Ameristar East Chicago, Ameristar Kansas City and Meadows that are subleased to and operated by third parties.
(3)	We lease the real estate associated with these gaming facilities under the terms of the Master Lease.
(4)	We acquired the Meadows on September 9, 2016. We lease the real estate associated with this gaming facility under the terms of the Meadows Lease.

Midwest Segment

Our Ameristar Council Bluffs business is located across the Missouri River from Omaha, Nebraska, and includes the largest riverboat in Iowa. This location serves the Omaha and southwestern Iowa markets. Ameristar Council Bluffs operates one of three gaming licenses issued in the Council Bluffs gaming market pursuant to an operating agreement with Iowa West Racing Association. The two other licenses are operated by a single company and consist of two land-based casinos.

Our Ameristar East Chicago business is located approximately 25 miles from downtown Chicago, Illinois and serves metropolitan Chicago and Northwest Indiana. Ameristar East Chicago’s core competitive markets include Northwest Indiana and Northeast Illinois.

Our Ameristar Kansas City business, located seven miles from downtown Kansas City, Missouri, has one of the largest casino floors in Missouri. The property attracts guests from the greater Kansas City area, as well as regional overnight guests. Ameristar Kansas City competes with several other gaming operations located in or around Kansas City, Missouri, and other regional Midwest markets.

Our Ameristar St. Charles and River City businesses are located in the St. Louis, Missouri metropolitan area. Ameristar St. Charles is located in St. Charles at the Missouri River, strategically situated to attract guests from the St. Charles and the greater St. Louis areas, as well as tourists from outside the region. The property, which is in close proximity to the St. Charles convention facility, is located on approximately 52 acres along the western bank of the Missouri River. Our River City business is located on approximately 56 acres just south of the confluence of the Mississippi River and the River des Peres in the south St. Louis community of Lemay, Missouri. Both of our St. Louis businesses compete with other gaming operations located in the metropolitan St. Louis area and other regional Midwest markets. Two of these competitors are located in Illinois.

Our southern Indiana business, Belterra, is located along the Ohio River near Vevay, Indiana, approximately 50 minutes from downtown Cincinnati, Ohio, 70 minutes from Louisville, Kentucky, and 90 minutes from Lexington, Kentucky. Belterra is also approximately two and one-half hours from Indianapolis, Indiana. Belterra currently competes with four dockside riverboat casinos; a casino-resort in French Lick, Indiana, approximately 100 miles west of Belterra, two racetrack casinos in the Indianapolis, Indiana metropolitan area, and multiple casino and racino developments in the state of Ohio, including our Belterra Park property.

Our Belterra Park business is located in Cincinnati, Ohio, situated on approximately 160 acres of land, 40 of which are undeveloped. Following an extensive re-development project, the property re-opened in May 2014 as a gaming and entertainment center offering live racing, pari-mutuel wagering, video lottery terminal (“VLT”) gaming, six restaurants, a VIP lounge, and new racing facilities. Belterra Park faces competition from casinos and racinos in Ohio and Indiana, including our Belterra business. The building and the land underlying Belterra Park are not subject to the Master Lease.

Our Meadows business is located in Washington, Pennsylvania, approximately 25 miles south of Pittsburgh, Pennsylvania. The Meadows is an integrated casino facility, which includes slot machines, table games, dining outlets, a simulcast betting parlor, an entertainment lounge, a harness racetrack and two multi-level parking garages. The Meadows faces competition from casinos and racinos in Ohio, Indiana, Pennsylvania and West Virginia. The building and the land underlying the Meadows are subject to the Meadows Lease.

South Segment

Our Ameristar Vicksburg business is located in Vicksburg, Mississippi along the Mississippi River approximately 45 miles west of Mississippi’s largest city, Jackson. Ameristar Vicksburg is the largest dockside casino in central Mississippi. The property caters primarily to guests from the Vicksburg and Jackson, Mississippi and Monroe, Louisiana areas, along with tourists visiting the area. Ameristar Vicksburg primarily competes with three other gaming operations located in Vicksburg, Mississippi. The property also faces competition from two casinos owned by a Native American tribe in Philadelphia, Mississippi, located about 70 miles east of Jackson and 115 miles east of Vicksburg and from gaming operations located in or immediately surrounding Biloxi, Mississippi and the broader Mississippi Gulf Coast area.

Our Boomtown Bossier City business is located in Bossier City, Louisiana. Boomtown Bossier City features a hotel adjoining a dockside riverboat casino and competes with five dockside riverboat casino-hotels, a racetrack slot operation and large Native American casinos in southern Oklahoma. Such Native American facilities are approximately 60 miles north of Dallas, Texas.

Our Boomtown New Orleans business is the only casino in the West Bank area, across the Mississippi River from downtown New Orleans, Louisiana. Boomtown New Orleans competes with a large land-based casino in downtown New Orleans, two riverboat casinos, a racetrack with slot machines and numerous truck stop casinos with video poker machines, as well as casinos on the Mississippi Gulf Coast.

Our L’Auberge Baton Rouge business is located on a portion of the 577 acres of land approximately ten miles southeast of downtown Baton Rouge, Louisiana. L’Auberge Baton Rouge offers a fully integrated casino entertainment experience. L’Auberge Baton Rouge competes directly with two casinos in the Baton Rouge area and other resort facilities regionally in New Orleans and the Mississippi Gulf Coast. Following the Spin-Off, we continue to own approximately 478 acres of excess land adjacent to this location.

Our L’Auberge Lake Charles business, located in Lake Charles, Louisiana, offers one of the closest full-scale casino-hotel facilities to Houston, Texas, as well as to the Austin, Texas and San Antonio, Texas metropolitan areas. The location is approximately 140 miles from Houston and approximately 300 miles and 335 miles from Austin and San Antonio, respectively.

L’Auberge Lake Charles competes with other full-service regional and destination resort casinos, including those in Lake Charles, Louisiana; New Orleans, Louisiana; Biloxi, Mississippi; and Las Vegas, Nevada. Our business also competes with a land-based Native American casino, which is approximately 43 miles northeast of Lake Charles; a racetrack slot operation located approximately 25 miles to the west; and numerous truck stops with slot machines in many parishes of Louisiana. Following the Spin-Off, we continue to own 54 acres of excess land near L’Auberge Lake Charles.

West Segment

Our Ameristar Black Hawk business, located in the center of the Black Hawk gaming district, is approximately 40 miles west of Denver. The business caters primarily to patrons from the Denver metropolitan area and surrounding states and primarily competes with 23 other gaming operations located in the Black Hawk and Central City gaming market in Colorado.

Our Cactus Petes and Horseshu businesses (collectively, “the Jackpot Properties”) are located in Jackpot, Nevada, just south of the Idaho border. The Jackpot Properties serve guests primarily from Idaho, and secondarily from Oregon, Washington, Montana, northern California and the southwestern Canadian provinces. The Jackpot Properties compete primarily with three other hotels and motels (all of which also have casinos) in Jackpot and a Native American casino and hotel near Pocatello, Idaho.

Other Assets and Operations

We own and operate the Heartland Poker Tour, which is a live and televised poker tournament series that broadcasts its events on hundreds of network television, cable and satellite stations.

We own 75.5% of the equity of Pinnacle Retama Partners, LLC, which is the owner of the racing license utilized in the operation of Retama Park Racetrack. We also have a management contract with Retama Development Corporation to manage the day-to-day operations of Retama Park Racetrack.

Financial information about segments and geographic areas is incorporated by reference from Notes 1 and 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Disposition of Assets

In April 2016, we completed the sale of approximately 2 acres of land in Central City, Colorado for cash consideration of $0.3 million.

In April 2015, we completed the sale of approximately 40 acres of land in Springfield, Massachusetts, originally purchased by Ameristar for a possible future casino resort, for cash consideration of $12.0 million.

In April 2015, we completed the sale of approximately 783 acres of excess land surrounding Boomtown Reno for cash consideration of $13.1 million.

Competition

We face significant competition in each of the jurisdictions in which we operate. Such competition may intensify in some of these jurisdictions if new gaming operations open in these markets or existing competitors expand their operations. Our properties compete directly with other gaming properties in each state in which we operate, as well as properties in other states. We also compete for customers with other casino operators in other markets, including casinos located on Native American reservations, and other forms of gaming, such as lotteries and internet gaming. Many of our competitors are larger and have substantially greater name recognition and marketing and financial resources. In some instances, particularly with Native American casinos, our competitors pay substantially lower taxes or no taxes at all, as compared to us. We believe that increased legalized gaming in certain states, particularly in areas close to where our existing gaming properties are located; the development or expansion of Native American gaming in or near the states in which we operate; and the potential legalization of internet gaming could create additional competition for us and could adversely affect our operations or proposed development projects.

Government regulation and gaming issues

The gaming industry is highly regulated, and we must obtain and maintain certain licenses to continue our operations. Each of the casinos on which we operate is subject to extensive regulation under the laws, rules and regulations of the jurisdiction in which it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. For a more detailed description of the statutes and regulations to which we are subject, please see “Government Regulation and Gaming Matters” contained in Exhibit 99.1 to Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2016 which exhibit we have incorporated by reference.

Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment or otherwise relating to the protection of the environment have not had a material effect upon our capital expenditures, earnings or the competitive positions of our properties. From time to time, certain development projects may require substantial costs for environmental remediation due to prior use of our development sites. Our project budgets for such a site typically include amounts expected to cover the remediation work required.

Corporate information

Our headquarters are located at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, and our telephone number is (702) 541-7777. We maintain an internet website at www.pnkinc.com. Our website and the information contained on that site, or connected to that site, will not be incorporated by reference into this prospectus.

Corporate structure

The diagram below is designed to depict generally how our various operations and major properties relate to one another and our ownership interest in them. It does not contain all of our subsidiaries and, in some cases for presentation purposes, we have combined separate entities to indicate operational relationships.

(1)	Consists of Belterra Park Gaming and Entertainment Center, a majority interest in the racing license owner for Retama Park Racetrack, the Heartland Poker Tour and other investments, including our ownership in certain parcels of developable land in Baton Rouge and Lake Charles.

The exchange offer

We provide the following summary solely for your convenience. This summary is not a complete description of the exchange offer. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see the section entitled “Description of exchange notes” in this prospectus.

In private offerings that closed on April 28, 2016 and October 12, 2016, Pinnacle issued $500 million aggregate principal amount of 5.625% Senior Notes due 2024 (referred to as the original notes).

The exchange offer	We are offering to exchange up to an aggregate of $500 million principal amount of our exchange notes for $500 million principal amount of our original notes. Original notes may be exchanged only in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. To be exchanged, an original note must be properly tendered and accepted. All outstanding original notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $500 million aggregate principal amount of the original notes outstanding and there are no exchange notes outstanding.

The form and terms of the exchange notes will be substantially identical to those of the original notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the original notes prior to consummation of the exchange offer.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time on August 9, 2017, unless extended, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your original notes at any time prior to the expiration date of the exchange offer. See “The exchange offer—Withdrawal rights.”

Conditions to the exchange offer	The exchange offer is subject to customary conditions which we may assert or waive. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. See “The exchange offer—Conditions to the exchange offer.”

Procedures for tendering original notes	If you are a holder of original notes who wishes to accept the exchange offer, you must:

•	properly complete, sign and date the accompanying letter of transmittal (including any documents required by the letter of transmittal), or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with the certificates for your original notes, to the exchange agent at the address set forth under “The exchange offer—Exchange agent;” or

•	arrange to cause the tender of your original notes by using book-entry transfer procedures and transmitting to the exchange agent either a properly completed and duly executed letter of transmittal or an agent’s message instead of the letter of transmittal indicating, among other things, the holder’s agreement to be bound by the letter of transmittal. For a book-entry transfer to constitute a valid tender of your original notes in the exchange offer, The Deutsche Bank Trust Company Americas, as exchange agent, must receive a confirmation of book-entry transfer of your original notes into the exchange agent’s account at The Depository Trust Company, or DTC, together with the executed letter of transmittal or transmitted agent message, prior to the expiration or termination of the exchange offer.

By tendering your original notes in either manner, you will be representing, among other things, that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer;

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired for your own account as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of the exchange notes.

See “The exchange offer—Procedures for tendering original notes.”

Special procedures for beneficial owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The exchange offer—Procedures for tendering original notes.”

Guaranteed delivery procedures	If you wish to tender your original notes, but:

•	your original notes are not immediately available; or

•	you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your original notes cannot be completed prior to the expiration date,

you may tender your original notes pursuant to the guaranteed delivery procedures set forth in this prospectus and the letter of transmittal. See “The exchange offer—Guaranteed delivery procedures.”

Acceptance of original notes for exchange and delivery of exchange notes	Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all original notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The exchange offer—Acceptance of original notes for exchange and delivery of exchange notes.”

Certain U.S. federal income tax considerations	The exchange of original notes for exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. federal income tax considerations.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Fees and expenses	We will pay all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreements. We will also pay certain transfer taxes applicable to the exchange offer, if any. See “The exchange offer—Fees and expenses.”

Termination of certain rights	The original notes were issued and sold by Pinnacle in private offerings to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Fifth Third Securities, Inc., U.S. Bancorp Investments, Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as the initial purchasers, $375 million aggregate principal amount of which were initially issued in a private offering in April 2016 and $125 million aggregate principal amount of which were issued as additional original notes in October 2016. In connection with the sales of the original notes, Pinnacle entered into registration rights agreements with the respective initial purchasers on April 28, 2016 and October 12, 2016.

Pursuant to the registration rights agreements, holders of original notes: (i) have rights to receive additional interest in certain instances; and (ii) have certain rights intended for the holders of unregistered securities. Holders of exchange notes will not be, and upon consummation of the exchange offer, holders of original notes will no longer be, entitled to the right to receive additional interest in certain instances, as well as certain other rights under the registration rights agreements for holders of unregistered securities. If you do not tender your original notes in the exchange offer, after consummation of the exchange offer we will have no further obligation to you to register original notes under the registration rights agreements. See “The exchange offer.”

Resale of exchange notes	We believe, based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties in other transactions, that, if you are not a broker-dealer, you may offer to sell, sell or otherwise transfer the exchange notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If you are a broker-dealer that acquired your original notes directly from the Company, or if you are an affiliate of the Company or any of our subsidiaries, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no- action letters; and

•	in the absence of an exception from the position of the SEC stated in the bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Broker-dealers	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes which were received by the broker-dealer for its own account as a result of market-making or other trading activities. Under the registration rights agreements, we have agreed that, if requested by such a broker-dealer, for a period of 180 days (which period may be extended in specified circumstances) from the date on which the exchange offer is consummated or such shorter period as will terminate when any such requesting broker-dealer has sold all exchange notes held by it, we will make this prospectus available to any such requesting broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Consequences of failure to exchange	If you do not tender your original notes or if you tender your original notes improperly, you will continue to be subject to the restrictions on transfer of your original notes as contained in the legend on the original notes. In general, you may not sell or offer to sell the original notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with all applicable state securities laws. Holders of original notes will not be entitled to any further registration rights under the registration rights agreements. See “The exchange offer—Consequences of failure to exchange.”

Exchange agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer.

The exchange notes

The form and terms of the exchange notes will be substantially identical to those of the original notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain additional interest provisions applicable to the original notes prior to the consummation of the exchange offer.

Issuer	Pinnacle Entertainment, Inc., a Delaware corporation (formerly known as PNK Entertainment, Inc.).

Total amount of exchange notes offered	Up to $500,000,000 in aggregate principal amount of 5.625% Senior Notes due 2024.

Maturity date	The exchange notes will mature on May 1, 2024.

Interest rate	5.625% per annum from their date of issuance until maturity or earlier redemption.

Interest payment dates	May 1 and November 1 of each year.

Relationship with other indebtedness	The exchange notes:

•	will be general senior unsecured obligations of Pinnacle;

•	will be pari passu in right of payment with all senior indebtedness of Pinnacle, without giving effect to collateral arrangements;

•	will be effectively subordinated in right of payment to all secured indebtedness of Pinnacle, including indebtedness under the Credit Facilities, to the extent of the value of the assets securing such indebtedness;

•	will be senior in right of payment to all senior subordinated or subordinated indebtedness of Pinnacle; and

•	will be structurally subordinated to all liabilities of any subsidiary of Pinnacle.

As of March 31, 2017, we had total consolidated indebtedness in an outstanding principal amount of approximately $924.5 million, including approximately $424.4 million of secured indebtedness outstanding under the Credit Facilities (in each case, excluding amounts under outstanding letters of credit and the financing obligation under the Master Lease) and an additional approximately $217.4 million of borrowing capacity under the Credit Facilities (taking into account $9.2 million in outstanding letters of credit).

Guarantees	The exchange notes will not be guaranteed, except in the event that we incur in the future certain subsidiary-guaranteed indebtedness.

Optional redemption	Prior to May 1, 2019, we may redeem some or all of the exchange notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date plus a “make whole” premium as set forth under “Description of exchange notes—Redemption—Optional redemption.” We may also redeem some or all of the notes at any time on or after May 1, 2019, at the redemption prices specified under “Description of exchange notes—Redemption—Optional redemption—Optional redemption on and after May 1, 2019.”

Equity Offerings	At any time (which may be more than once) before May 1, 2019, we can choose to redeem outstanding exchange notes with money that we raise in one or more equity offerings, as long as:

•	we pay 105.625% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date;

•	we redeem the exchange notes within 180 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of exchange notes originally issued remains outstanding afterwards.

Redemption or other disposition based upon gaming laws	The exchange notes are subject to redemption or disposition requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct or will conduct gaming operations. See “Description of exchange notes—Redemption—Gaming redemption.”

Change of Control Offer	If we experience specific kinds of changes of control accompanied by a decrease in the ratings of the exchange notes, we may be required to offer to purchase the exchange notes at the prices set forth under “Description of exchange notes—Repurchase at the option of holders—Change of control and ratings decline.”

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date.

Certain indenture provisions	The indenture governing the exchange notes contains covenants limiting our (and most or all of our subsidiaries’) ability to:

•	incur additional indebtedness and issue certain preferred stock;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	create liens on our assets to secure certain debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company;

•	transfer and sell assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

In addition, most of these covenants will be suspended and cease to apply to the exchange notes at such time as the exchange notes have investment grade ratings from both Moody’s and Standard & Poor’s. For more details, see “Description of exchange notes— Certain covenants.”

Absence of established markets for the exchange notes	The exchange notes are a new issue of securities, and there is no current established trading market for the exchange notes. We do not intend to list the additional notes on any securities exchange. The initial purchasers have advised us that they intend to make a market in the additional notes. The initial purchasers are not obligated, however, to make a market in the additional notes and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. See “Plan of distribution.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk factors	An investment in the exchange notes involves risk. You should carefully consider the information under “Risk factors” beginning on page 21 of this prospectus, and information included or incorporated by reference in this prospectus, including without limitation the information under “Risk factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016 and those risk factors set forth under the heading “Forward Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 incorporated by reference herein.

Governing law	New York

Trustee	Deutsche Bank Trust Company Americas

Summary historical condensed consolidated financial information

The following tables present certain summary consolidated financial data for Pinnacle as of and for the years ended December 31, 2016, 2015 and 2014 and as of and for the three months ended March 31, 2017 and 2016. The summary consolidated financial data as of and for the fiscal years ended December 31, 2016, 2015 and 2014 have been derived from Pinnacle’s historical audited consolidated financial statements, including the notes thereto. The summary consolidated financial data as of and for the three months ended March 31, 2017 and 2016 have been derived from Pinnacle’s unaudited interim condensed consolidated financial statements, including the notes thereto. The unaudited financial statements have been prepared on the same basis as the audited financial statements and the notes thereto and, in the opinion of management, include all adjustments necessary to present the information for the unaudited interim periods. Former Pinnacle’s historical audited consolidated financial statements and accompanying notes thereto have been determined to represent Pinnacle based on the conclusion that, for accounting purposes, the Spin-Off of Pinnacle should be evaluated as the reverse of its legal form under the requirements of Accounting Standards Codification Subtopic 505-60 (“ASC”), Spinoff and Reverse Spinoffs, resulting in Pinnacle being considered the accounting spinnor. The gaming facilities acquired by GLPI, which are leased back by Pinnacle under the Master Lease, do not qualify for sale-leaseback accounting and therefore the Master Lease is accounted for as a financing obligation and the gaming facilities leased thereunder remain on Pinnacle’s Consolidated Financial Statements. Because the data in these tables are only a summary, you should read the consolidated financial statements and condensed consolidated financial statements, including the related notes, incorporated by reference herein and the sections entitled “Management’s discussion and analysis of financial condition and results of operations” included in Pinnacle’s annual and quarterly reports incorporated by reference herein. Historical results are not necessarily indicative of the results to be expected for any future periods.

The summary consolidated financial data for Pinnacle presented in the following tables do not reflect the Meadows transaction for balance sheets prior to December 31, 2016 or for income statements for periods prior to September 9, 2016.

	For the fiscal year ended December 31,			For the three months ended March 31,
(dollars in thousands)	2016	2015	2014	2017	2016
					(unaudited)
Statement of operations data:
Revenues	$2,378,855	$2,291,848	$2,210,543	$639,974	$580,025
Operating income (loss)	(146,325)	301,166	310,473	111,011	105,684
Consolidated Adjusted EBITDAR(a)	654,496	617,020	584,823	174,855	172,350
Lease Payments(b)	264,050	—	—	99,317	—
Consolidated Adjusted EBITDA, net of Lease Payments(b)	390,446	617,020	584,823	75,538	172,350
Income (loss) from continuing operations	(457,880)	42,115	38,331	17,208	40,893

(a)

Consolidated Adjusted EBITDAR is a non-GAAP measurement. Pinnacle defines Consolidated Adjusted EBITDAR as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows Lease, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, writedowns, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. Management eliminates the results from discontinued operations as they are discontinued. During 2016, Pinnacle altered the format of its presentation from Consolidated Adjusted EBITDA to Consolidated Adjusted EBITDAR in anticipation of the Meadows acquisition, which closed during the third quarter 2016. Pinnacle uses Consolidated Adjusted EBITDAR as a relevant and useful measure to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. This calculation is commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within Pinnacle’s industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within Pinnacle’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity. Consolidated Adjusted EBITDAR is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies.
(b)	Consolidated Adjusted EBITDA, net of Lease Payments is a non-GAAP measurement. Pinnacle defines Consolidated Adjusted EBITDA, net of Lease Payments as Consolidated Adjusted EBITDAR (as defined in Note (a) above) less Lease Payments. “Lease Payments” is defined as lease payments made to GLPI for the Master Lease and the Meadows Lease. Pinnacle believes that Consolidated Adjusted EBITDA, net of Lease Payments is a useful measure to compare operating results between accounting periods. In addition, Consolidated Adjusted EBITDA, net of Lease Payments is a useful measure for investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow obligations associated with the Master Lease and the Meadows Lease. Consolidated Adjusted EBITDA, net of Lease Payments should not be considered as an alternative to operating income (loss) as an indicator of performance, or as an alternative to any other measure provided in accordance with GAAP. Our calculations of Consolidated Adjusted EBITDA, net of Lease Payments may be different from the calculation methods used by other companies and, therefore, comparability may be limited. The Master Lease is accounted for as a financing obligation. Total lease payments under the Master Lease, which commenced on April 28, 2016, were $256.1 million for the year ended December 31, 2016, of which $225.1 million was recognized as interest expense and $31.0 million reduced the financing obligation. Total lease payments under the Master Lease were $93.0 million for the three months ended March 31, 2017, of which $81.2 million was recognized as interest expense and $11.8 million reduced the financing obligation. Total lease payments under the Meadows Lease, which commenced on September 9, 2016, were $7.9 million for the year ended December 31, 2016. Total lease payments under the Meadows Lease were $6.4 million for the three months ended March 31, 2017.

A reconciliation from Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDA, net of Lease Payments to income (loss) from continuing operations is as follows:

	For the fiscal year ended December 31,			For the three months ended March 31,
(dollars in thousands)	2016	2015	2014	2017	2016
					(unaudited)
Consolidated Adjusted EBITDA, net of Lease Payments	$390,446	$617,020	$584,823	$75,538	$172,350
Lease Payments	264,050	—	—	99,317	—
Consolidated Adjusted EBITDAR	654,496	617,020	584,823	174,855	172,350
Rent expense under the Meadows Lease	(5,081)	—	—	(4,083)	—
Depreciation and amortization	(218,366)	(242,550)	(241,062)	(56,018)	(54,096)
Pre-opening, development and other costs	(55,980)	(14,247)	(12,962)	(799)	(5,329)
Non-cash share-based compensation	(35,470)	(17,789)	(13,939)	(2,420)	(4,351)
Impairment of goodwill	(322,457)	(4,757)	—	—	—
Impairment of other intangible assets	(146,500)	(33,845)	—	—	—
Write-downs, reserves and recoveries, net	(16,967)	(2,666)	(6,387)	(524)	(2,890)
Loss on early extinguishment of debt	(5,207)	—	(8,234)	—	—
Loss from equity method investment	(90)	(83)	(165)	—	—
Interest expense, excluding interest expense from Master Lease, net of capitalized interest	(109,144)	(244,408)	(252,647)	(12,946)	(59,793)
Interest expense from Master Lease obligation	(225,149)	—	—	(81,162)	—
Income tax benefits (expense)	28,035	(14,560)	(11,096)	305	(4,998)
Income (loss) from continuing operations	$(457,880)	$42,115	$38,331	17,208	$40,893

	For the fiscal year ended December 31,			For the three months ended March 31,
(dollars in thousands)	2016	2015	2014	2017	2016
					(unaudited)
Balance Sheet Data:
Cash, restricted cash and equivalents	$188,911	$164,034	$170,321	$152,927	$121,317
Total assets	4,077,067	4,530,911	4,802,450	4,003,841	4,451,256
Total long-term debt (including current portion)	936,700	3,627,735	3,955,422	909,937	3,525,737
Total financing obligation (including current portion)	3,163,299	—	—	3,151,501	—
Stockholders’ equity (deficit)	(372,880)	363,509	289,382	(351,838)	408,868

Risk factors

An investment in the notes involves a high degree of risk. In considering whether to participate in the exchange offer, you should carefully consider all of the information contained in or incorporated by reference in this prospectus, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and other information which may be incorporated by reference in this prospectus as provided under “Information incorporated by reference” and the following risk factors. If any of the following risks (or any of the risks discussed in the risk factors incorporated herein by reference) actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the notes or otherwise fulfill our obligations under the indenture governing the notes. In the following discussion of risk factors, when we refer to the term “note” or “notes,” we are referring to both the original notes and the exchange notes to be issued in the exchange offer.

Risks relating to our business

Our business is particularly sensitive to reductions in consumers’ discretionary spending as a result of downturns in the economy or other changes we cannot accurately predict.

Demand for entertainment and leisure activities is sensitive to consumers’ disposable incomes, and thus demand can be affected by changes in the economy that we cannot predict. We compete with a broad range of entertainment and leisure activities and consumer preferences may change. Perceived or actual unfavorable changes in general economic conditions, including recession, economic slowdown, high unemployment levels, housing and credit crises, high fuel or other transportation costs, and changes in consumer confidence may reduce disposable income of our customers or result in fewer patrons visiting our casinos. As a result, we cannot ensure that demand for entertainment and leisure activities will not be adversely affected or that customers will continue to want to frequent our facilities or continue to spend money at our facilities. Many of our younger customers do not play slot machines, which is where we derive the majority of our revenue. In the event that our customers do not use slot machines, this may have an adverse effect on our results of operations. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, rising interest rates, increasing energy costs, rising prices, inflation, acts of war or terrorism, natural disasters, declining consumer confidence or significant declines in the stock market could lead to a reduction in discretionary spending on entertainment and leisure activities, which could adversely affect our business, financial condition and results of operations. Deterioration in operating results could affect our liquidity and our ability to comply with financial covenant ratios, other covenants and requirements in our debt financing and our ability to pay rent and comply with the terms of the Master Lease and the Meadows Lease, discussed in other risk factors below.

The gaming industry is very competitive and increased competition, including through legislative legalization or expansion of gaming by states in or near where we operate facilities or through Native American gaming facilities and Internet gaming, could adversely affect our financial results.

We face significant competition in all of the areas in which we operate. Increased competitive pressures may adversely affect our ability to continue to attract customers or affect our ability to compete efficiently.

Several of the facilities on which we operate are located in jurisdictions that restrict gaming to certain areas and/or may be affected by state laws that currently prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for us, or create competitive pressure, depending on where the legalization occurs and our ability to capitalize on it. Our ability to attract customers to the existing casinos on which we operate could be significantly and adversely affected by the legalization or expansion of gaming in certain jurisdictions, including, in particular,

Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, Ohio, Oklahoma, Pennsylvania, Texas and West Virginia areas where our customers may also visit, and by the development or expansion of Native American casinos in areas where our customers may visit.

Voters and state legislatures may seek to supplement traditional tax sources of state governments by authorizing or expanding gaming in those jurisdictions. We also face the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow.

In December 2014, a new casino resort, Golden Nugget Casino, opened adjacent to and in competition with L’Auberge Lake Charles. In addition, a new casino resort opened in December 2015 in D’Iberville, Mississippi, which provides additional competition to the Boomtown New Orleans and L’Auberge Baton Rouge properties.

In Pennsylvania, there was an application to acquire a gambling license in Lawrence County near the Meadows, which was denied in July 2016. In the event a casino opens in Lawrence County, this would provide additional competition to the Meadows property.

From time to time, our competitors refurbish, rebrand or expand their casino offerings, which could function to increase competition. In addition, changes in ownership may result in improved quality of our competitors’ facilities, which may make such facilities more competitive.

We face competition from racetracks that offer VLTs, including seven operating in Ohio, one of which is our property, Belterra Park. In addition, a racetrack located outside of Cincinnati recently added instant racing machines in 2016, which provided increased competition for our Belterra Park and Belterra properties.

We also compete with other forms of legalized gaming and entertainment such as bingo, pull-tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse and dog racing, state-sponsored lotteries, instant racing machines, VLTs, video poker terminals and, in the future, we may compete with gaming or entertainment at other venues. Furthermore, competition from internet lotteries and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from the facilities we operate and thus adversely affect our business. Such internet wagering services are likely to expand in future years and become more accessible to domestic gamblers as a result of recently announced U.S. Department of Justice positions related to the application of federal laws to intrastate internet gaming and initiatives in some states to consider legislation to legalize intrastate internet wagering. The law in this area has been rapidly evolving, and additional legislative developments may occur at the federal and state levels that would accelerate the proliferation of certain forms of internet gaming in the United States.

Our gaming operations rely heavily on technology services provided by third parties. In the event that there is an interruption of these services to us, it may have an adverse effect on our operations and financial conditions.

We engage a number of third parties to provide gaming operating systems for the facilities we operate. As a result, we rely on such third parties to provide uninterrupted services to us in order to run our business efficiently and effectively. In the event one of these third parties experiences a disruption in its ability to provide such services to us (whether due to technological difficulties or power problems), this may result in a material disruption at the casinos on which we operate and have a material effect on our business, operating results and financial condition.

Any unscheduled interruption in our technology services is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of our gaming operations, cloud computing and lottery systems. Such interruptions may occur as a result of, for example, catastrophic events or rolling blackouts. Our systems are also vulnerable to damage or interruption from earthquakes, floods, fires, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and similar events.

Our business may be harmed from cyber security risk and we may be subject to legal claims if there is loss, disclosure or misappropriation of or access to our guests’ or our business partners’ or our own information or other breaches of our information security.

We make extensive use of online services and centralized data processing, including through third party service providers. The secure maintenance and transmission of customer information is a critical element of our operations. Our information technology and other systems that maintain and transmit guest information, or those of service providers, business partners, or employee information may be compromised by a malicious third party penetration of our network security, or that of a third party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third party service provider or business partner. As a result, our guests’ information may be lost, disclosed, accessed or taken without our guests’ consent.

In addition, third party service providers and other business partners process and maintain proprietary business information and data related to our employees, guests, suppliers and other business partners. Our information technology and other systems that maintain and transmit this information, or those of service providers or business partners, may also be compromised by a malicious third party penetration of our network security or that of a third party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees or those of a third party service provider or business partner. As a result, our business information, guest, supplier, and other business partner data may be lost, disclosed, accessed or taken without their consent.

Any such loss, disclosure or misappropriation of, or access to, guests’ or business partners’ information or other breach of our information security can result in legal claims or legal proceedings, including regulatory investigations and actions, may have a serious impact on our reputation and may adversely affect our businesses, operating results and financial condition. Furthermore, the loss, disclosure or misappropriation of our business information may adversely affect our reputation, businesses, operating results and financial condition.

We are required to pay a significant portion of our cash flows pursuant to and subject to the terms and conditions of the Leases, which could adversely affect our ability to fund our operations and growth and limit our ability to react to competitive and economic changes.

We are required to pay a significant portion of our cash flow from operations to GLPI pursuant to and subject to the terms and conditions of the Leases. Under the Master Lease, the current annual aggregate rent payable by Pinnacle MLS, LLC, the tenant under the Master Lease, is $382.8 million. In addition, under the Meadows Lease, the current annual aggregate rent payable by PNK Development 33, LLC, the tenant under the Meadows Lease, is $25.4 million. As a result of our significant lease payments, our ability to fund our own operations or development projects, raise capital, make acquisitions and otherwise respond to competitive and economic changes may be adversely affected. For example, our obligations under the Leases may:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness and to obtain additional indebtedness;

•	increase our vulnerability to general or regional adverse economic and industry conditions or a downturn in our business;

•	reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	restrict our ability to raise capital, make acquisitions, divestitures and engage in other significant transactions.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

The following are certain provisions, among others, of the Master Lease which restrict our ability to freely operate and could have an adverse effect on our business and financial condition:

•	Escalations in Rent—We are obligated to pay base rent under the Master Lease, and base rent is composed of building base rent and land base rent. Every year of the Master Lease term, building base rent is subject to an annual escalation of up to 2% and we may be required to pay the escalated building base rent regardless of our revenues, profit or general financial condition.

•	Variable Rent—We are obligated to pay percentage rent under the Master Lease, which is re-calculated every two years. Such percentage rent shall equal 4% of the change between (i) the average net revenues for the trailing two-year period and (ii) 50% of the trailing 12 months net revenues as of the month ending immediately prior to the execution of the Master Lease. We may be required to pay an increase in percentage rent based on increases in net revenues without a corresponding increase in our profits.

•	New Developments—If we contemplate developing or building a new facility which is located within a 60 mile radius of a facility that is subject to the Master Lease, the annual percentage rent due from the affected existing facility subject to the Master Lease may thereafter be subject to a floor. Therefore, our percentage rent may not decline as a result of a subsequent decline in revenues at the leased properties.

•	Guaranty by Parent—In connection with certain assignments of the Master Lease, the ultimate parent company of such assignee of the Master Lease must execute a guaranty and shall be required to be solvent. Such requirement may limit our ability to freely assign the Master Lease or pursue certain transactions.

•	Master Lease Guaranties—The Master Lease is guaranteed by the tenant’s parent and certain subsidiaries of the tenant (the “Lease Guarantors”). A default under any of the Master Lease guaranties that is not cured within the applicable grace period will constitute an event of default under the Master Lease.

•	Cross-Defaults—If we or any of the Lease Guarantors fail to pay or bond final judgments aggregating in excess of $100 million, and such judgments are not discharged, waived or stayed within 45 days, an event of default will arise under the Master Lease.

•	GLPI’s Mortgage Financing—We and the Lease Guarantors have agreed to satisfy certain non-monetary obligations that may be imposed if GLPI mortgages the properties that are subject to the Master Lease. These non-monetary mortgage obligations may include, among other similar items, compliance with covenants related to the maintenance and repair of such properties, the procurement of insurance policies, and the operation of the properties in compliance with the mortgage documents; provided, that such obligations cannot adversely increase our non-monetary obligations under the Master Lease or diminish our rights under the Master Lease, each in any material respect. A default by us or the Lease Guarantors under these nonmonetary obligations that results in an acceleration of GLPI’s mortgage financing will constitute an event of default under the Master Lease.

•	Effect of End of Term or Not Renewing the Master Lease—If we do not renew the Master Lease at the stipulated renewals or we do not enter into a new master lease at the end of the term, we will be required to sell the business of tenant. If we cannot agree upon acceptable terms of sale with a qualified successor tenant within a three month period after potential successive tenants are identified, GLPI will select the successor tenant to purchase our business through a competitive auction. If this occurs, we will be required to transfer our business to the highest bidder at the auction, subject to regulatory approvals.

The Meadows Lease contains provisions that are similar to many of the foregoing provisions of the Master Lease.

Substantially all of our gaming facilities are leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, charges and our relationship with GLPI, which could have a material adverse effect on our business, financial position or results of operations.

We lease 14 of the gaming facilities we operate pursuant to the Master Lease with GLPI and we lease the Meadows pursuant to the Meadows Lease with GLPI. The Leases provide that GLPI may terminate each Lease for a number of reasons, including, subject to applicable cure periods, the default in any payment of rent, taxes or other payment obligations or the breach of any other covenant or agreement in the lease. Termination of either of the Leases could result in a default under our debt agreements and could have a material adverse effect on our business, financial position or results of operations. There can also be no assurance that we will be able to comply with our obligations under the Leases in the future.

Each of the Leases is a “triple-net lease.” Accordingly, in addition to rent, we are required to pay among other things the following: (i) all facility maintenance, (ii) all insurance required in connection with the leased properties and the business conducted on the leased properties, (iii) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (iv) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. We are responsible for incurring the costs described in the preceding sentence notwithstanding the fact that many of the benefits received in exchange for such costs shall in part accrue to GLPI as owner of the associated facilities.

In addition, if some of our leased facilities should prove to be unprofitable, we could remain obligated for lease payments and other obligations under the Leases even if we decided to withdraw from those locations. We could incur special charges relating to the closing of such facilities including lease termination costs, impairment charges and other special charges that would reduce our net income and could have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with growth and acquisitions.

We regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming, hospitality and entertainment businesses or through redeveloping our existing locations. The expansion of our operations, whether through acquisitions, development or internal growth, could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. It is uncertain that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, it is uncertain that we will receive gaming or other necessary licenses or governmental approvals for our new projects or in jurisdictions that we have not operated in the past or that gaming will be approved in jurisdictions where it is not currently approved. Further, we may not obtain adequate financing for such opportunities on acceptable terms.

If we make new acquisitions or new investments, we may face additional risks related to our business, results of operations, financial condition, liquidity and ability to satisfy our financial covenants and comply with other restrictive covenants under our debt agreements.

We derived 28.5% and 28.7% of our revenues for the year ended December 31, 2016 from our casinos located in Louisiana and Missouri, respectively, and are especially subject to certain risks, including economic and competitive risks, associated with the conditions in those areas and in the states from which we draw patrons.

Four of our sixteen gaming facilities on which we operate are located in Louisiana. During the year ended December 31, 2016, we derived 28.5% of our revenues from these four casinos, including 14.5% from one of them, L’Auberge Lake Charles in Lake Charles, Louisiana. In addition, we derived 28.7% of our revenues from three casinos in the Missouri region during the year ended December 31, 2016. These percentages are not reflective of a full year of revenue contributions from the Meadows.

Because we expect to derive a significant percentage of our revenues from operating facilities concentrated in two states, we are subject to greater risks from regional conditions than a gaming company operating facilities in several different geographies. A decrease in revenues from or increase in costs for any of these locations is likely to have a proportionally greater impact on our business and operations than it would for a gaming company with more geographically diverse facilities. Risks from regional conditions include the following:

•	regional economic conditions;

•	regional competitive conditions, including legalization or expansion of gaming in Louisiana or Missouri or in neighboring states;

•	reduced land and air travel due to increasing fuel costs or transportation disruptions;

•	inaccessibility of the area due to inclement weather, road construction or closure of primary access routes;

•	the outbreak of public health threats at any of our facilities, or in the areas in which they are located, or the perception that such threats exist; and

•	a decline in the number of visitors.

Our indebtedness (including our obligations under the notes, the Credit Facilities and the Master Lease) and projected future borrowings could adversely affect our financial health; future cash flows may not be sufficient to meet our obligations, and we may have difficulty obtaining additional financing; and we may experience adverse effects as a result of interest rate fluctuations.

As of March 31, 2017, we had indebtedness of $924.5 million, including $500.0 million aggregate principal amount of the original notes, $173.4 million in borrowings under our revolving commitment under our Credit Facilities and $251.0 million in outstanding term loans under our Credit Facilities. In addition, we had $9.2 million in outstanding letters of credit under our Credit Facilities as of March 31, 2017.

There can be no assurance in the future that we will generate sufficient cash flow from operations or through asset sales to meet our expected long-term debt service obligations (including our obligations under the notes, the Credit Facilities and the Master Lease). Our indebtedness (including our obligations under the notes, the Credit Facilities and the Master Lease)and projected future borrowings could have important adverse consequences to us, such as:

•	making it more difficult for us to satisfy our obligations with respect to our expected indebtedness (including our obligations under the original notes or the exchange notes, the Credit Facilities and the Master Lease);

•	limiting our ability to obtain additional financing without restructuring the covenants in our expected indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt (including our obligations under the original notes or the exchange notes, the Credit Facilities and the Master Lease) and related interest (as applicable), thereby reducing our ability to use cash flow to fund other working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	causing us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limiting our ability to make investments, dispose of assets, pay cash dividends or repurchase stock;

•	increasing our vulnerability to downturns in our business, our industry or the general economy and restricting us from making improvements or acquisitions or exploring business opportunities;

•	placing us at a competitive disadvantage to competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, the non-compliance with which could result in an event of default.

We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized, or that future borrowings will be available to us under our debt agreements in amounts sufficient to enable us to pay our indebtedness (including our obligations under the notes, the Credit Facilities and the Master Lease) or to fund our other liquidity needs. In addition, as we undertake substantial new developments or facility renovations or if we consummate significant acquisitions in the future, our cash requirements and our debt service requirements may increase significantly.

If we fail to generate sufficient cash flow from future operations to meet our expected debt service obligations (including our obligations under the notes, the Credit Facilities and the Master Lease), we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on attractive terms, commercially reasonable terms or at all, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements expected to govern our debt.

Our borrowings under our Credit Facilities are at variable rates of interest, which could expose us to market risk from adverse changes in interest rates. While we may enter into interest rate hedges in the future, we currently have no such interest rate hedges. If interest rates increase, our debt service obligations on the variable-rate indebtedness could increase significantly even though the amount borrowed would remain the same.

Our indebtedness imposes restrictive covenants on us.

Our Credit Facilities and the indenture governing the notes impose various customary negative covenants on us and our restricted subsidiaries. The restrictions that are imposed by these debt instruments include, among other obligations, limitations on our and our restricted subsidiaries’ ability to:

•	incur additional debt;

•	make payments on subordinated obligations;

•	make dividends or distributions and repurchase stock;

•	make investments;

•	grant liens on our property to secure debt;

•	enter into certain transactions with affiliates;

•	sell assets or enter into mergers or consolidations;

•	create dividend and other payment restrictions affecting our subsidiaries;

•	change the nature of our lines of business;

•	designate restricted and unrestricted subsidiaries; and

•	make material amendments to the Master Lease.

In addition, the Credit Facilities require us to maintain specified financial ratios and to satisfy certain financial tests, including interest coverage, maximum consolidated total net leverage and maximum consolidated senior secured net leverage ratios. The Credit Facilities also contain certain customary affirmative covenants and events of default, which events of default include the occurrence of a change of control, revocation of material licenses by gaming authorities (subject to a cure period), termination of the Leases and a cross-default to certain events of default under the Leases. See “Description of other indebtedness.” The terms of the indenture governing the notes also include customary covenants and defaults for debt issuances of that nature. See “Description of exchange notes.” Our ability to comply with the covenants contained in these instruments may be affected by general economic conditions, industry conditions, and other events beyond our control, including delay in the completion of new projects under construction. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the Credit Facilities or the indenture governing the notes, including failure to comply as a result of events beyond our control, could result in an event of default under our debt instruments, which could materially and adversely affect our operating results and our financial condition.

If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults our other debt instruments. We cannot assure you that our assets or cash flow would be sufficient to repay borrowings under our debt instruments if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on any of those proposed debt instruments. See “—Risks relating to the exchange notes.”

To service our indebtedness and make payments under the Leases, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, make payments under the Leases and fund planned capital expenditures and expansion efforts will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our Credit Facilities in amounts sufficient to enable us to pay our obligations under the Leases or pay our indebtedness, as such indebtedness matures and to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness, at or before maturity, and cannot provide assurances that we will be able to refinance any of our expected indebtedness on commercially reasonable terms, or at all. We may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be completed on satisfactory terms, if at all. In addition, certain states’ laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Some restrictions may prevent us from obtaining necessary capital.

Our ability to obtain additional financing on commercially reasonable terms may be limited.

Although we believe that our cash, cash equivalents and short-term investments, as well as future cash from operations and availability under our revolving credit facility, will provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively. As a result of the Spin-Off and Merger with GLPI, Former Pinnacle sold substantially all of its real estate and as a result, we have less collateral with which we are able to secure financing in the future. This may result in us entering into debt financing terms that are more expensive and on less than ideal terms. Our debt ratings affect both our ability to raise debt financing and the cost of that financing. Future downgrades of our debt ratings may increase our borrowing costs and affect our ability to access the debt markets on terms and in amounts that would be satisfactory to us. If we are unable to obtain financing on commercially reasonable terms, it could:

•	reduce funds available to us for purposes such as working capital, capital expenditures, strategic acquisitions and other general corporate purposes;

•	restrict our ability to capitalize on business opportunities;

•	increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

•	place us at a competitive disadvantage.

In the event that we undertake future development plans for capital-intensive projects, we may be required to borrow significant amounts under our Credit Facilities and, depending on which projects are pursued to completion, may cause us to incur substantial additional indebtedness.

We expect to fund our working capital and general corporate requirements (including our development activities) with cash flow from operations and funding from our debt agreements, but cannot provide assurances that such financing will provide adequate funding for our future developments. In the event that we pursue future developments and our future cash flows from operations do not match the levels we currently anticipate, whether due to downturns in the economy or otherwise, we may need to amend the terms of our credit facility or obtain waivers from our lenders in order to implement future development plans. We may not be able to obtain such an amendment or waiver from our lenders. In such event, we may need to raise funds through the capital markets and may not be able to do so on favorable terms or on terms acceptable to us.

We may experience an impairment of our goodwill, other intangible assets, or long-lived assets, which could adversely affect our financial condition and results of operations.

We test goodwill and other indefinite-lived intangible assets for impairment annually during the fourth quarter (October 1st test date), or more frequently if events or circumstances indicate that the carrying amount may not be recoverable. A significant amount of judgment is involved in performing fair value estimates for goodwill and other indefinite-lived intangible assets because the results are based on estimated future cash flows and assumptions related thereto. Significant assumptions include estimates of future sales and expense trends, liquidity and capitalization, among other factors. We base our fair value estimates on projected financial information, which we believe to be reasonable. If we are required to recognize an impairment to some portion of our goodwill and other indefinite-lived intangible assets, it could adversely affect our financial condition and results of operations. Recently, given that the Spin-Off and Merger represented a significant financial restructuring event that increased our obligations as a result of the Master Lease, we concluded that an indicator of impairment existed as of April 28, 2016, the closing date of the transactions, and recorded non-cash impairments of goodwill and other intangible assets of $321.3 million and $129.5 million, respectively. In addition, as a result of our 2016 annual assessment for impairment, we recorded non-cash impairments of goodwill and gaming licenses in the amounts of $1.2 million and $17.0 million, respectively.

We review the carrying amount of our long-lived assets whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors. If we are required to recognize an impairment to some portion of the carrying amount of our long-lived assets, it could adversely affect our financial condition and results of operations.

Insufficient or lower-than-expected results generated from our new developments and acquisitions may negatively affect our operating results and financial condition.

We cannot assure you that the revenues generated from our new developments and acquisitions, including our acquisition of the Meadows, will be sufficient to pay related expenses if and when these developments and acquisitions are completed, or, even if revenues are sufficient to pay expenses, that the new developments and acquisitions will yield an adequate return or any return on our significant investments. In particular, achieving the anticipated synergies of the Meadows transaction, or any other transaction, is subject to a number of uncertainties, including whether the Meadows business and assets can be integrated in an efficient and effective manner. It is possible that the integration process with respect to the Meadows could take longer than anticipated and could result in the loss of valuable employees, the disruption of our or the Meadows’ ongoing business, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements. In addition, our projects, if completed, may take significantly longer than we expect to generate returns, if any. Moreover, lower-than-expected results from the opening of a new facility may negatively affect our operating results and financial condition and may make it more difficult to raise capital, even as such a shortfall would increase the need to raise capital. In addition, as new facilities on which we operate open, they may compete with the existing facilities which we own or operate.

Rising operating costs at our operations could have a negative impact on our business.

The operating expenses associated with our operations could increase due to, among other reasons, the following factors:

•	changes in the foreign, federal, state or local tax or regulations, including state gaming regulations or taxes, could impose additional restrictions or increase our operating costs;

•	aggressive marketing and promotional campaigns by our competitors for an extended period of time could force us to increase our expenditures for marketing and promotional campaigns in order to maintain our existing customer base and attract new customers;

•	as our facilities age, we may need to increase our expenditures for repairs, maintenance, and to replace equipment necessary to operate our business in amounts greater than what we have spent historically;

•	the Master Lease requires us to pay variable rent and base rent, and base rent is composed of building base rent and land base rent. Every year of the Master Lease term, building base rent is subject to an annual escalation of up to 2% and may increase without a corresponding increase in revenues. Our annual variable rent is based on changes in our net revenue and as our revenues increase, our variable rent may increase without a corresponding increase in our profits;

•	the Meadows Lease requires us to pay percentage rent and base rent. Every year of the initial term of the Meadows Lease, our base rent is subject to an annual escalation of up to 5% with each year thereafter subject to an annual escalation of up to 2% and may increase without a corresponding increase in revenues. After the first two years of the Meadows Lease and each two years thereafter, the percentage rent is based on changes in the Meadows’ average net revenue for the trailing two-lease-year period and as our Meadows’ net revenues increase, our percentage rent under the Meadows Lease may increase without a corresponding increase in the Meadows’ profits;

•	an increase in the cost of health care benefits for our employees could have a negative impact on our financial results;

•	our reliance on slot play revenues and any additional costs imposed on us from vendors;

•	availability and cost of the many products and service we provide our customers, including food, beverages, retail items, entertainment, hotel rooms, spa and golf services;

•	availability and costs associated with insurance;

•	increase in costs of labor, including due to potential unionization of our employees;

•	our facilities use significant amounts of electricity, natural gas and other forms of energy, and energy price increase may adversely affect our cost structure; and

•	our facilities use significant amounts of water, and a water shortage may adversely affect our operations.

If our operating expenses increase without any offsetting increase in our revenues, our results of operations would suffer.

Recessions have affected our business and financial condition, and economic conditions may continue to affect us in ways that we currently cannot accurately predict.

Economic recessions have had and may continue to have far reaching adverse consequences across many industries, including the gaming industry, which may have an effect on our business and financial condition. The U.S. economy experienced some weakness following a severe recession, which resulted in increased unemployment, decreased consumer spending and a decline in housing values. In addition, while the Federal Reserve took policy actions to promote market liquidity and encourage economic growth following the recession, such actions are now being curtailed as signs of improvement in the economy have emerged, and the impact of these monetary policy actions on the recovery is uncertain. Moreover, we rely on the strength of regional and local economies for the performance of each of our properties. If the national economic recovery slows or stalls, the national economy experiences another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, results of operations and financial condition.

We expect to be engaged from time to time in one or more construction and development projects, and many factors could prevent us from completing them as planned, including the escalation of construction costs beyond increments anticipated in our construction budgets.

Construction of major buildings has certain inherent risks, including the risks of fire, structural collapse, human error and electrical, mechanical and plumbing malfunction. In addition, projects entail additional risks related to structural heights and the required use of cranes. Our expected development and expansion projects also entail significant risks, including:

•	shortage of materials;

•	shortage of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, hurricanes, weather interference, changes in river levels, floods, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increase or delays in completing the project;

•	delays in obtaining or inability to obtain or maintain necessary license or permits;

•	changes to plans or specifications;

•	performance by contractors and subcontractors;

•	disputes with contractors;

•	disruption of our operations caused by diversion of management’s attention to new development projects and construction at our existing properties;

•	remediation of environmental contamination at some of our proposed construction sites, which may prove more difficult or expensive than anticipated in our construction budgets;

•	failure to obtain and maintain necessary gaming regulatory approvals and licenses, or failure to obtain such approvals and licenses on a timely basis;

•	requirements or government-established “goals” concerning union labor or requiring that a portion of the project expenditures be through companies controlled by specific ethnic or gender groups, goals that may not be obtainable, or may only be obtainable at additional project cost; and

•	increases in the cost of raw materials for construction, driven by worldwide demand, higher labor and construction costs and other factors, may cause price increases beyond those anticipated in the budgets for our development projects.

Escalating construction costs may cause us to modify the design and scope of projects from those initially contemplated or cause the budgets for those projects to be increased. We will generally carry insurance to cover certain liabilities related to construction, but not all risks are covered, and it is uncertain whether such insurance will provide sufficient payment in a timely fashion even for those risks that are insured and material to us.

Construction of our development projects exposes us to risks of cost overruns due to typical construction uncertainties associated with any project or changes in the designs, plans or concepts of such projects. For these and other reasons, construction costs may exceed the estimated cost of completion, notwithstanding the existence of any guaranteed maximum price construction contracts.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership, management and operation of gaming facilities are subject to extensive state and local regulation. The statutes, rules and regulations of the states and local jurisdictions in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various regulatory authorities, including the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Control Board, the Nevada Gaming Commission, the Ohio State Racing Commission, the Ohio Lottery Commission, the Pennsylvania Gaming Control Board, the Pennsylvania Harness Racing Commission and the Texas Racing Commission may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved, including, but not limited to, our management, employees and holders of 5% or more of our securities. In addition, many of our key vendors must be licensed and found suitable by regulatory authorities and there can be no assurance that such vendors will be able to be licensed and found suitable.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our existing gaming facilities. It is uncertain, however, whether we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions may require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly, and there can be no assurance of success.

We will also be subject to a variety of other rules and regulations, including, but not limited to, laws and regulations governing payment card information and the serving of alcoholic beverages at our operating facilities. If we are not in compliance with these laws, it could adversely affect our business.

Potential changes in the regulatory environment could harm our business.

Changes in regulations affecting the casino business can affect our operations. In addition, legislators and special-interest groups have proposed legislation from time to time that would restrict or prevent gaming operations. Other regulatory restrictions or prohibitions on our gaming operations could curtail our operations and could result in decreases in revenues.

Our business may be adversely affected by legislation prohibiting tobacco smoking.

Legislation in various forms to ban indoor tobacco smoking in public places has been enacted or introduced in many states and local jurisdictions, including several of the jurisdictions in which we operate. We believe the smoking bans and restrictions have significantly impacted business volumes.

In February 2014, the Indiana Supreme Court struck down an ordinance that extended a smoking ban to restaurants and bars, but exempted a local casino. The Indiana Supreme Court held that the ordinance violated the state constitution’s equal privileges and immunities clause. While the Indiana Supreme Court’s decision only applies to this ordinance, similar challenges may be made to invalidate exemptions for casinos in ordinances and laws in Indiana which may result in new laws and ordinances that prohibit smoking at Belterra and Ameristar East Chicago. If smoking was prohibited at the facilities we operate in Indiana, we believe that this will adversely affect our businesses.

In January 2015, the New Orleans City Council unanimously approved an ordinance in the City of New Orleans that prohibits smoking in casinos, bars and restaurants. The Boomtown New Orleans facility is located in the City of Harvey and not in the City of New Orleans, so the smoking ban does not apply to such facility. However, if a smoking ban was approved in the City of Harvey, we believe that this will adversely affect our business.

Our operations are largely dependent on the skill and experience of our management and key personnel. The loss of management and other key personnel could significantly harm our business, and we may not be able to effectively replace members of management who have left our company.

Our success and our competitive position are largely dependent upon, among other things, the efforts and skills of our senior executives and management team. Although we enter into employment agreements with certain of our senior executives and key personnel, we cannot guarantee that these individuals will remain employed by us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior executive and management personnel or attract additional qualified senior executive and management personnel.

We expect to experience strong competition in hiring and retaining qualified property and corporate management personnel, including competition from numerous Native American gaming facilities that are not subject to the same taxation regimes as we are and therefore may be willing and able to pay higher rates of compensation. From time to time, we expect to have a number of vacancies in key corporate and property management positions. If we are unable to successfully recruit and retain qualified management personnel at our facilities or at our corporate level, our results of operations could be adversely affected.

In addition, our officers, directors and key employees are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our operations.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

From time to time during the normal course of operating our businesses, we are subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies, or our insurance carriers may seek to deny coverage. As a result, we might also be required to incur significant legal fees, which may have a material adverse effect on our financial position. In addition, because we cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

Adverse weather conditions, road construction, gasoline shortages and other factors affecting our facilities and the areas in which we operate could make it more difficult for potential customers to travel to the facilities on which we operate and deter customers from visiting our facilities.

Our business depends upon our ability to draw customers from each of the geographic markets in which we operate. Adverse weather conditions or road construction can deter our customers from traveling to the facilities on which we operate or make it difficult for them to frequent the facilities on which we operate. In late 2013 and early 2014, there were severe cold temperatures in the Midwest, that we believe adversely affected our financial performance in our Midwest segment. In 2015, Boomtown Bossier City and Belterra Park both experienced flooding which resulted in temporary closures at both properties, repair and clean-up costs and lost business volume. In 2016, L’Auberge Lake Charles and L’Auberge Baton Rouge were both negatively impacted by lost business volume due to severe rain and flooding. Moreover, gasoline shortages or fuel price increases in regions that constitute a significant source of customers for the facilities on which we operate could make it more difficult for potential customers to travel to such facilities and deter customers from visiting. The dockside gaming facilities in Indiana, Iowa, Louisiana, Mississippi and Missouri, as well as any additional riverboat or dockside casino facilities that might be developed or acquired, are also subject to risks, in addition to those associated with land-based casinos, which could disrupt our operations. Although none of the vessels on which we operate leave their moorings in normal operations, there are risks associated with the movement or mooring of vessels on waterways, including risks of casualty due to river turbulence, flooding, collisions with other vessels and severe weather conditions.

Our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.

Natural disasters, such as major hurricanes, typhoons, floods, fires and earthquakes, could adversely affect our business and operating results. Hurricanes are common in the areas in which our Louisiana operations are located, and the severity of such natural disasters is unpredictable. The facilities where we operate in St. Louis (River City and Ameristar St. Charles) are located near an earthquake fault line and are subject to earthquakes. In addition, the River City casino is in an area along the Mississippi River that has historically experienced flooding. Although its foundation is built up to be above historical flooding levels, there is no certainty that this will be sufficient in future floods.

In 2005, Hurricanes Katrina and Rita caused significant damage in the Gulf Coast region. Hurricane Katrina destroyed Pinnacle’s former Biloxi, Mississippi facility. In August 2005, the Boomtown New Orleans casino on which we operate was forced to close for 34 days as a result of Hurricane Katrina. In September 2005, Hurricane Rita caused significant damage in the Lake Charles, Louisiana area and forced our L’Auberge Lake Charles facility to close for 16 days, in addition to causing physical damage. In the third quarter of 2008, Hurricanes Gustav and Ike, which struck during two key weekends, affected our Louisiana operations and our Texas customer base. Hurricane Ike also caused flooding in St. Louis, necessitating the temporary closure of Pinnacle’s former President Casino, and caused a power outage over the course of two days at Belterra in Indiana. In March 2011, our Belterra Park racetrack was forced to delay the opening of live racing due to flooding from the Ohio River. In October 2012, Hurricane Isaac delayed the opening of L’Auberge Baton Rouge for approximately a week and caused a temporary closure of Boomtown New Orleans for five days. In 2015, Boomtown Bossier City and Belterra Park both experienced flooding, which resulted in temporary closures at both properties. In 2016, L’Auberge Lake Charles and L’Auberge Baton Rouge were both negatively impacted by lost business volume due to severe rain and flooding.

Catastrophic events, such as terrorist attacks in the United States and elsewhere, have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot accurately predict the extent to which such events may affect us, directly or indirectly, in the future. We also cannot assure you that we will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. If there is a prolonged disruption at our facilities due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition would be materially adversely affected.

We are exposed to a variety of natural disasters such as named windstorms, floods and earthquakes and this can make it challenging for us to obtain adequate levels of weather catastrophe occurrence insurance coverage for our facilities at reasonable rates, if at all.

Because of significant historical loss experience and the potential for future similar losses caused by hurricanes and other natural disasters, adequate insurance may be limited or may be cost prohibitive. Therefore, our policy contains sub-limits specifically for weather catastrophe occurrences. Our coverage for a named windstorm, flood and earthquake is $200 million per occurrence, subject to a deductible, including business interruption. For other catastrophes, our coverage is $700 million per occurrence, subject to a deductible, including business interruption. In addition, as a result of the worldwide economic conditions, there may be uncertainty as to the viability of certain insurance companies and their ability to pay a claim. While we believe that the insurance companies will remain solvent, there is no certainty that this will be the case in the event of a loss.

We may incur property and other losses that are not adequately covered by insurance, which may harm our results of operations.

Although we maintain insurance that our management believes is customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all losses and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are uninsured or underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations. The Leases require us, in the event of a casualty event, to rebuild a leased property to substantially the same condition as existed immediately before such casualty event. We renew our insurance policies (other than our builder’s risk insurance) on an annual basis. The cost of coverage may become so material that we may need to further reduce our policy limits, further increase our deductibles, or agree to certain exclusions from our coverage.

The concentration and evolution of the slot machine manufacturing industry or other technological conditions could impose additional costs on us.

A substantial majority of our revenues is attributable to slot machines operated by us at our casinos. It is important that, for competitive reasons, we offer the most popular and up-to-date slot machine games with the latest technology to our guests.

In recent years, the prices of new slot machines with additional features have escalated faster than the general rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long-term than the cost to purchase a new machine.

For competitive reasons, we may choose to purchase new slot machines or enter into participation lease arrangements that are more expensive than the costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We materially rely on a variety of hardware and software products to maximize revenue and efficiency in our operations. Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate. Ensuring the successful implementation and maintenance of any new technology acquired is an additional risk.

We operate in a highly taxed industry and it may be subject to higher taxes in the future. If the jurisdictions in which we operate increase gaming taxes and fees, our operating results could be adversely affected.

In gaming jurisdictions in which we operate, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We also pay property taxes, admission taxes, occupancy taxes, sales and use taxes, payroll taxes, franchise taxes and income taxes. Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations.

We cannot assure you that governments in jurisdictions in which we operate, or the federal government, will not enact legislation that increases gaming tax rates. Global economic pressures have reduced the revenues of state governments from traditional tax sources, which may cause state legislatures or the federal government to be more inclined to increase gaming tax rates.

Work stoppages, organizing drives and other labor problems could negatively impact our future profits.

We are a party to certain collective bargaining agreements, including one collective bargaining agreement at Belterra Park, one collective bargaining agreement at Ameristar East Chicago and four collective bargaining agreements at the Meadows. In addition, other unions have approached our employees. A lengthy strike or other work stoppages at any of our casino facilities or future construction projects could have an adverse effect on our business and results of operations. Labor unions are making a concerted effort to recruit more employees in the gaming industry. We cannot provide any assurance that we will not experience additional and more aggressive union activity in the future.

We face environmental and archaeological regulation of the real estate on which we operate.

Our business is subject to a variety of federal, state and local governmental statutes and regulations relating to activities or operations that may have adverse environmental effects, such as discharges to air and water and use, storage, discharge, emission and disposal of hazardous materials and concentrated animal feeding operations. These laws and regulations are complex, and subject to change, and failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law or the incurrence of significant costs for the remediation of spills, disposals or other releases of hazardous or toxic substances or wastes. Under certain of these laws and regulations, and under our contractual arrangements with GLPI, including the Leases, a current or previous owner or operator of property may be liable for the costs of remediating contamination on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. We endeavor to maintain compliance with environmental laws, but from time to time, current or historical operations on, or adjacent to, our property may have resulted or may result in noncompliance with environmental laws or liability for cleanup pursuant to environmental laws. A material fine or penalty, severe operational or development restriction, or imposition of material remediation costs could adversely affect our business. In addition, the locations of our current or future developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

We are subject to certain federal, state and other regulations.

We are subject to certain federal, state and local environmental laws, regulations and ordinances that apply to businesses generally, The Bank Secrecy Act, enforced by the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Treasury Department, requires us to report currency transactions in excess of $10,000 occurring within a gaming day, including identification of the guest by name and social security number, to the IRS. This regulation also requires us to report certain suspicious activity, including any transaction that exceeds $5,000 that we know, suspect or have reason to believe involves funds from illegal activity or is designed to evade federal regulations or reporting requirements and to verify sources of funds, in response to which we have implemented Know Your Customer processes. Periodic audits by the IRS and our internal audit department assess compliance with the Bank Secrecy Act, and substantial penalties can be imposed against us if we fail to comply with this regulation. In recent years the U.S. Treasury Department has increased its focus on Bank Secrecy Act compliance throughout the gaming industry, and public comments by FinCEN suggest that casinos should obtain information on each customer’s sources of income. This could impact our ability to attract and retain casino guests.

The riverboats on which we operate must comply with certain federal and state laws and regulations with respect to boat design, on-board facilities, equipment, personnel and safety. In addition, we are required to have third parties periodically inspect and certify all of our casino barges for stability and single compartment flooding integrity. The casino barges on which we operate also must meet local fire safety standards. We would incur additional costs if any of the gaming facilities on which we operate were not in compliance with one or more of these regulations.

We are also subject to a variety of other federal, state and local laws and regulations, including those relating to zoning, construction, land use, employment, marketing and advertising and the production, sale and service of alcoholic beverages. If we are not in compliance with these laws and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

The imposition of a substantial penalty could have a material adverse effect on our business.

Climate change, climate change regulations and greenhouse effects may adversely impact our operations and markets.

There is a growing political and scientific consensus that greenhouse gas emissions, also referred to herein as “GHG” continue to alter the composition of the global atmosphere in ways that are affecting and are expected to continue affecting the global climate. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition, and liquidity. We have described the risks to us associated with extreme weather events in the risk factors above.

We may become subject to legislation and regulation regarding climate change, and compliance with any new rules could be difficult and costly. Concerned parties, such as legislators and regulators, stockholders and nongovernmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. Many states have announced or adopted programs to stabilize and reduce GHG emissions and in the past federal legislation have been proposed in Congress. If such legislation is enacted, we could incur increased energy, environmental and other costs and capital expenditures to comply with the limitations. Unless and until legislation is enacted and its terms are known, we cannot reasonably or reliably estimate its impact on our financial condition, operating performance or ability to compete. Further, regulation of GHG emissions may limit our guests’ ability to travel to our facilities as a result of increased fuel costs or restrictions on transport related emissions.

We face business and regulatory risks associated with our investment in ACDL.

PNK Development 18, LLC, one of our wholly owned unrestricted subsidiaries, owns a minority interest in Asian Coast Development (Canada) Ltd., a British Columbia corporation (“ACDL”). Entities affiliated with Harbinger Capital Partners (“Harbinger”) are the majority shareholders of ACDL. ACDL’s wholly owned subsidiary Ho Tram Project Company Limited (“HTP”) is the owner and developer of the Ho Tram Strip beachfront complex of destination integrated resorts, residential developments and golf course in the Province of Ba Ria-Vung Tau in southern Vietnam (the “Ho Tram Strip”). As a minority shareholder of ACDL, our ability to control the management, record keeping, operations and decision-making of ACDL is limited. We fully impaired the value of our investment in ACDL in the first quarter of 2013.

HTP’s operations are subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in new gaming jurisdictions and other risks associated with this investment, many of which are beyond ACDL’s, HTP’s or our control. The gaming elements of the businesses are subject to regulation by the government of Vietnam and uncertainty exists as to how such regulation will affect HTP’s gaming operations. Because ACDL and HTP have limited operating history, it may be more difficult for them to prepare for and respond to these types of risks than for a company with an established business and operating cash flow.

ACDL has operations outside the United States, which expose us to complex foreign and U.S. regulations inherent in doing business in Vietnam. We are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”), and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties. The SEC and U.S. Department of Justice in recent years have increased their enforcement activities with respect to the FCPA.

Internal control policies and procedures and the compliance program that ACDL has implemented to deter prohibited practices may not be effective in prohibiting its employees, contractors or agents from violating or circumventing our policies and the law. If ACDL’s or our employees or agents fail to comply with applicable laws or company policies governing ACDL’s international operations, we and our subsidiaries may face investigations, prosecutions and other legal and regulatory proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions which could, in turn, serve as the basis for the initiation of like proceedings by gaming regulators in one or more of the states wherein we and our subsidiaries hold gaming licenses. Any determination that we have violated the FCPA could have a material adverse effect on our financial condition and on the gaming licenses and approvals held by us and our subsidiaries.

Compliance with international and U.S. laws and regulations that apply to ACDL’s international operations increases the cost of doing business in foreign jurisdictions. ACDL will also deal with significant amounts of cash in its operations and will be subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by ACDL could have a negative effect on us.

Risks related to the notes

The notes are unsecured. Therefore, our secured creditors (including the lenders under our Credit Facilities) would have a prior claim, ahead of the notes, on our assets.

The notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt, including the lenders under our Credit Facilities, will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the notes. As of March 31, 2017, we had approximately $433.6 million in total outstanding principal amount of secured debt outstanding under our Credit Facilities (including amounts under outstanding letters of credit) and an additional approximately $217.4 million of borrowing capacity under our Credit Facilities. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

We are a holding company and the notes are not guaranteed by any of our subsidiaries. As a result, the creditors of our subsidiaries have a prior claim, ahead of the notes, on all of our subsidiaries’ assets.

We have no direct operations and no significant assets other than ownership of the stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the notes.

Since none of our subsidiaries will guarantee the original notes and the exchange notes, creditors of our subsidiaries (including lenders under our Credit Facilities in the case of subsidiaries that are guarantors of our Credit Facilities) have a prior claim, ahead of the holders of notes, on the assets of those subsidiaries. As of March 31, 2017, our subsidiaries had a total of $924.5 million principal amount of indebtedness outstanding (excluding amounts under outstanding letters of credit and the financing obligation under the Master Lease), consisting of their guarantees of indebtedness under our Credit Facilities, and had an additional approximately $217.4 million of borrowing capacity under our Credit Facilities (taking into account $9.2 million in outstanding letters of credit). The liabilities of our subsidiaries also include payables, deferred taxes, intercompany debt and other ordinary course liabilities. In addition, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of indebtedness and trade creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us. Accordingly, there may be insufficient funds to satisfy claims of noteholders.

Legal and contractual restrictions in agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may further limit our ability to obtain cash from our subsidiaries. In addition, the earnings of our subsidiaries, covenants contained in our and our subsidiaries’ debt agreements (including our Credit Facilities and the original notes and the exchange notes), covenants contained in other agreements to which we or our subsidiaries are or may become subject, business and tax considerations, and applicable law, including laws regarding the payment of dividends and distributions, may further restrict the ability of our subsidiaries to make distributions to us. We cannot assure you that our subsidiaries will be able to provide us with sufficient dividends, distributions or loans to fund the interest and principal payments on the notes when due.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Our unrestricted subsidiaries are not subject to the covenants under the indenture governing the original notes and the exchange notes. Our unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the original notes and the exchange notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the original notes and exchange notes. Currently, our principal unrestricted subsidiaries are comprised of a subsidiary that holds our investment in ACDL, a subsidiary that owns a majority interest in the license of Retama Park Racetrack, each of our foreign subsidiaries and certain other subsidiaries that hold miscellaneous assets including cash.

Our debt agreements give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes, including making restricted payments and incurring additional indebtedness ranking pari passu with the notes, including secured indebtedness.

Notwithstanding the restrictive covenants described above in our debt agreements, the terms of our Credit Facilities and indenture give us flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes.

For example, the provisions contained or to be contained in the agreements relating to our indebtedness, including the original notes and the exchange notes, limit but do not prohibit our ability to incur additional indebtedness senior to or pari passu with the notes, and the amount of indebtedness that we could incur could be substantial and could be used to finance acquisitions or to assume debt in connection with an acquisition. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, including additional indebtedness under our Credit Facilities and additional senior notes. Much of this additional indebtedness could constitute secured or senior indebtedness. In addition, any of our or our subsidiaries’ existing indebtedness could be guaranteed in the future by our subsidiaries or could be further secured. If we incur any secured indebtedness, the holders of that secured indebtedness will be entitled to be paid in full from the assets securing that indebtedness before any payment may be made with respect to the notes. If we incur any additional indebtedness that ranks equally with the exchange notes offered hereby, the holders of that indebtedness will be entitled to share ratably with the holders of these exchange notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we now face, including those described above, could intensify. See “Description of exchange notes—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.”

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

Upon the occurrence of a change of control accompanied by a decline in the rating of the notes, a default could occur in respect of our Credit Facilities, and we will be required to make an offer to purchase all outstanding notes. If such a change of control triggering event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. In addition, under the indenture governing the notes, if we satisfy certain leverage and/or ratings criteria, we are permitted to engage in a merger constituting or resulting in a change of control and to use the proceeds of indebtedness that we may incur under the indenture to make payments that would otherwise constitute a restricted payment. Such events will permit us to increase our leverage for purposes of paying or guaranteeing indebtedness used to finance merger consideration for our equity holders, which might not otherwise be permitted under the indenture. See “Description of exchange notes—Repurchase at the option of holders” and “Description of exchange notes—Certain covenants—Restricted payments.”

Our Credit Facilities and the indenture governing the notes contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control triggering event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions.

As a holder of the notes you may be required to comply with registration, licensing, qualification or other requirements under gaming laws or dispose of your notes.

The gaming authority of any jurisdiction in which we currently or in the future conduct or propose to conduct gaming may require that a holder of the notes be registered, licensed, qualified or found suitable, or comply with any other requirement under applicable gaming laws. The indenture grants us the power to redeem or require you to dispose of the notes that you own or control if:

•	any governmental gaming authority makes a determination of unsuitability of you or the beneficial owner of the notes (or an affiliate of yours or of the beneficial owner of the notes), or

•	any governmental gaming authority requires you, or a beneficial owner of the notes (or an affiliate of yours or of the beneficial owner), to either (i) be licensed, qualified or found suitable under any applicable gaming law or (ii) reduce your (or its) position in the notes to below a level that would require licensure, qualification or a finding of suitability, and:

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the relevant governmental gaming authority),

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) fails to reduce your (or its) position in the notes appropriately, or

•	you or such beneficial owner (or an affiliate of yours or of the beneficial owner) is denied such license or qualification or is not found suitable by a governmental gaming authority to own or control the notes.

Under the foregoing circumstances, under the indenture, we are able to redeem or require you to dispose of all or a portion of your notes, and if required by the applicable gaming authority, we are required to redeem or require you to dispose of, all or a portion of your notes to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be equal to the least of:

•	the principal amount of the notes, together with accrued interest on the notes,

•	the price that you or the beneficial owner paid for the notes, together with accrued interest on the notes, or

•	such other lesser amount as may be required by a governmental gaming authority.

See “Description of exchange notes—Redemption—Gaming redemption.”

In addition, Article XIII of our restated certificate of incorporation grants us the power to redeem our securities or the securities of our affiliated companies from a person who owns or controls these securities if:

•	that person is determined by a governmental gaming authority to be unsuitable to own or control these securities or unsuitable to be connected with a person engaged in gaming activities in that gaming jurisdiction, or

•	that person causes us or any of our affiliated companies to lose or be threatened with the loss of any gaming license or, in the sole discretion of our board of directors, that person is deemed likely to jeopardize our right to the use of or entitlement to, any gaming license.

Under the foregoing circumstances, we may redeem, and if required by the applicable gaming authority, must redeem, that person’s securities to the extent required by the gaming authority or deemed necessary or advisable by us. The redemption price will be determined by the gaming authority or otherwise will be a price deemed reasonable by us, which in our discretion could be the original purchase price or the then current trading price of the securities. Furthermore, we may pay the redemption price in cash, by promissory note, or both, as required by the gaming authority or otherwise as we elect.

Our restated certificate of incorporation also does not permit us to issue or cause the transfer of any securities or any interest, claim or charge thereon or thereto except in accordance with applicable gaming laws. The issuance or transfer of any securities in violation thereof shall be ineffective until (i) we cease to be subject to the jurisdiction of the applicable gaming authorities or (ii) the applicable gaming authorities shall, by affirmative action, validate said issuance or transfer or waive any defect in said issuance or waive any defect in said issuance or transfer. In addition, our restated certificate of incorporation provides that commencing on the date that a gaming authority serves notice of a determination of unsuitability or the loss or threatened loss of a gaming license upon us, and until the securities owned or controlled by the unsuitable person or the affiliate of an unsuitable person are owned or controlled by persons found by such gaming authority to be suitable to own them, it shall be unlawful for the unsuitable person or any affiliate of an unsuitable person (i) to receive any dividend, payment, distribution or interest with regard to the securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in the securities entitled to vote, or (iii) to receive any remuneration in any form from us or from one of our affiliated companies for services rendered or otherwise.

Any unsuitable person and any affiliate of an unsuitable person shall indemnify us and our affiliated companies for any and all costs, including attorneys’ fees, incurred by us and our affiliated companies as a result of such unsuitable person’s or affiliate’s continuing ownership or control or failure to promptly divest itself of any of our securities.

By accepting a note, each holder or beneficial owner of a note agrees that the notes held by such holder or beneficial owner shall be subject to Article XIII of our restated certificate of incorporation, including any amendments thereto or any successor provisions thereto. See “Description of exchange notes—Redemption—Gaming redemption.”

Illiquidity and an absence of a public market for the exchange notes could cause purchasers of the exchange notes to be unable to resell the exchange notes.

The exchange notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on any automated dealer quotation system. An active trading market for the exchange notes may not develop or, if such market develops, it could be very illiquid. We have been informed by the initial purchasers that they intend to make a market in the exchange notes after the offering is completed. The initial purchasers may cease their market making at any time without notice.

Holders of the exchange notes may experience difficulty in reselling, or an inability to sell, the notes. If no active trading market develops, the market price and liquidity of the exchange notes may be adversely affected, and you may not be able to resell your notes at their fair market value, at the initial offering price or at all. If a market for the exchange notes develops, any such market may be discontinued at any time. If a trading market develops for the additional notes, future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes. A negative change in our ratings could have an adverse effect on the price of the exchange notes.

If on any future date the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s, many of the restrictive covenants contained in the indenture will be suspended.

If the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s and at such time no event of default under the indenture governing the exchange notes has occurred and is continuing, many of the covenants in the indenture governing the exchange notes will be suspended. These covenants restrict, among other things, our ability to make restricted payments, incur indebtedness, pay dividends and to enter into certain other transaction as well as obligate us to offer to repurchase the exchange notes following certain asset sales. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of exchange notes—Certain covenants.”

Risks related to the exchange offer

In order to participate in the exchange offer, you must timely comply with all of the procedures and restrictions on the exchange offer.

We will not accept your original notes for exchange if you do not follow the exchange offer procedures. Issuance of exchange notes in exchange for original notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, including all other documents required by such letter of transmittal. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We and the exchange agent are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “The exchange offer—Resale of exchange notes” and “Plan of distribution.”

If you do not exchange your original notes in the exchange offer, the transfer restrictions currently applicable to your original notes will remain in force and the market price of your original notes could decline.

We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. If you do not exchange your original notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the original notes as set forth in the offering memorandum distributed in connection with the applicable private offering of the original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the original notes under the Securities Act. You should refer to “Prospectus summary — The exchange offer” and “The exchange offer” for information about how to tender your outstanding notes.

The tender of original notes under the exchange offer will reduce the principal amount of the original notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the original notes due to reduction in liquidity.

There is no public market for the notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

We are offering the exchange notes to holders of the original notes. The original notes were sold in 2016 to a small number of qualified institutional buyers in the United States and to investors outside of the United States under Regulation S. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted original notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your original notes or that you will be able to sell your exchange notes at a particular time or at the price that you desire. We do not intend to apply for listing or quotation of the original notes or notes on any securities exchange, stock market or any automated dealer quotation system. The exchange notes are a new issue of securities for which there is no established public market. The initial purchasers in the private offerings of the original notes are not obligated to make a market in any of the exchange notes, and they may discontinue any of their market-making activities at any time without notice. In addition, any such market making activity may be limited during the pendency of the exchange offer. Therefore, we cannot assure you that an active market for any of the exchange notes will develop or, if developed, that it will continue. If an active trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely effected. The liquidity of any market for the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities and by changed in our financial performance or in the prospects for companies in our industry generally. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our operating performance and financial condition;

•	the prospects for companies in our industry generally;

•	our ability to complete the offer to exchange the original notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade high-yield debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar notes, our performance or other factors.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreements that we entered into in connection with the private offerings of the original notes. Because we are exchanging the exchange notes for the original notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017:

You should read the following table in conjunction with the financial statements and related notes thereto incorporated by reference in this prospectus and the sections of the prospectus entitled “Use of proceeds” and “Selected consolidated financial and other data”.

(dollars in thousands)
Cash and cash equivalents	$149,243

Revolving credit facility	$173,400
Term Loan A(1)	178,062
Term Loan B(1)	73,000

Total senior secured conventional debt	424,462
5.625% senior notes due 2024(1)	500,000
Other debt	75

Total long-term debt (including current portion)(2)	$924,537
Preferred stock, $0.01 par value	—
Common stock, $0.01 par value (net of treasury shares)	630
Additional paid-in capital	923,798
Accumulated deficit	(1,216,602)
Accumulated other comprehensive income	326
Treasury stock (at cost)	(70,166)

Total Pinnacle stockholders’ deficit	$(362,014)
Non-controlling interest	10,176

Total stockholders’ deficit	$(351,838)

Total capitalization	$572,699

(1)	Represents the outstanding principal amount of the indebtedness.
(2)	Total long-term debt excludes the Master Lease financing obligation, which is reported as a separate line item in our consolidated balance sheet. See our unaudited Consolidated Balance Sheet as of March 31, 2017, which is included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 that is incorporated herein by reference.

Leases

Master Lease

In April, 2016, Pinnacle MLS, LLC, one of Pinnacle’s wholly owned subsidiaries, as tenant (“Tenant”), entered into the Master Lease with GLPI. Immediately upon closing of the Merger, a subsidiary of GLPI became successor by merger to the landlord (“Landlord”). Pursuant to the Master Lease, Tenant leases from Landlord real property assets associated with fourteen (14) of the gaming facilities used in Former Pinnacle’s operations. The obligations of Tenant under the Master Lease are guaranteed by Pinnacle and all subsidiaries of Tenant that operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities and certain other subsidiaries. A default by Tenant with regard to any facility will cause a default with regard to the entire portfolio. The gaming facilities acquired by GLPI, which are leased back by Pinnacle under the Master Lease, do not qualify for sale-leaseback accounting and therefore the Master Lease is accounted for as a financing obligation.

The following description of the Master Lease does not purport to be complete but contains a summary of certain material provisions of the Master Lease.

Term and renewals

The Master Lease provides for the lease of land, buildings, structures and other improvements on the land (including barges and riverboats), easements and similar appurtenances to the land and improvements relating to the operation of the leased properties.

The Master Lease provides for an initial term of ten years with no purchase option. At Tenant’s option, the Master Lease may be extended for up to five five-year renewal terms beyond the initial ten-year term, on the same terms and conditions. If Tenant elects to renew the term of the Master Lease, the renewal will be effective as to all, but not less than all, of the leased property then subject to the Master Lease.

Tenant does not have the ability to terminate its obligations under the Master Lease prior to its expiration without Landlord’s consent. If the Master Lease is terminated prior to its expiration other than with Landlord’s consent, Tenant may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance costs for the property. See “Risk factors—Risks relating to our business.”

Rental amounts and escalators

The Master Lease is commonly known as a triple-net lease. Accordingly, in addition to rent, Tenant is required to pay the following: (i) all facility maintenance, (ii) all insurance required in connection with the leased properties and the business conducted on the leased properties, (iii) taxes levied on or with respect to the leased properties (other than taxes on the income of Landlord) and (iv) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Under the Master Lease, the current annual aggregate rent payable by Tenant is $382.8 million. Tenant makes the rent payment in monthly installments. The rent is comprised of “Base Rent” and “Percentage Rent” components which are described below.

•	Base Rent. The base rent amount is the sum of:

•	Building Base Rent: a fixed component equal to approximately $289,056,000 during the first year of the Master Lease, and thereafter subject to an annual escalation of up to 2%, depending on the Adjusted Revenue to Rent Ratio (as defined in the Master Lease) of 1.8:1; plus

•	Land Base Rent: an additional fixed component equal to approximately $43,972,000.

•	Percentage Rent. A variable percentage rent component equal to approximately $43,972,000 during the first year of the Master Lease. The percentage rent, which is fixed for the first two years, will be adjusted every two years to establish a new fixed amount for the next two-year period. Each new fixed amount will be calculated by multiplying 4% by the difference between (i) the average net revenues for the trailing two-year period and (ii) $1.1 billion.

Maintenance and capital improvements

Tenant is required to make all expenditures reasonably necessary to maintain the premises in good appearance, repair and condition. Tenant owns and is required to maintain all personal property located at the leased properties in good repair and condition as is necessary to operate all the premises in compliance with applicable legal, insurance and licensing requirements. Without limiting the foregoing, Tenant is required to spend an amount equal to at least 1% of its actual net revenue each calendar year on installation or maintenance, restoration and repair of items that are capitalized in accordance with accounting principles generally accepted in the United States of America as of the date of lease execution with a life of not less than three years.

Capital improvements by Tenant are permitted without Landlord’s consent only if such capital improvements (i) are of equal or better quality than the existing improvements they are improving, altering or modifying, (ii) do not consist of adding new structures or enlarging existing structures and (iii) do not have an adverse effect on the structure of any existing improvements. All other capital improvements will require Landlord’s review and approval, which approval shall not be unreasonably withheld. Tenant is required to provide copies of the plans and specifications in respect of all capital improvements, which shall be prepared in a high-grade professional manner and shall adequately demonstrate compliance with the foregoing with respect to permitted projects not requiring approval and shall be in such form as Landlord may reasonably require for any other projects.

Tenant is required to pay for all maintenance expenditures and capital improvements, provided that Landlord has a right of first offer to finance certain capital improvement projects. Tenant is permitted to seek outside financing for such capital improvements during the six month period following Landlord’s offer of financing. Whether or not capital improvements are financed by Landlord, Landlord is entitled to receive Percentage Rent based on the net revenues generated by the new improvements as described above and such capital improvements are subject to the terms of the Master Lease.

“Capital improvements” as used herein shall mean any improvements, alterations or modifications other than ordinary maintenance of existing improvements, including, without limitation, capital improvements and structural alterations, modifications or improvements, one or more additional structures annexed to any facility or the expansion of existing improvements.

Use of the leased property

The Master Lease requires that Tenant utilize the leased property solely for gaming and/or pari-mutuel use consistent, with respect to each facility, with its current use, or with prevailing gaming industry use at any time, together with all ancillary uses consistent with gaming use and operations, including hotels, restaurants, bars, etc. and such other uses as Landlord of the leased property may otherwise approve in its sole discretion. Tenant is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various gaming and other regulations.

Events of Default

Under the Master Lease, an “Event of Default” is deemed to occur upon certain events, including: (i) the failure by Tenant to pay rent or other amounts when due or within certain grace or cure periods of the due date, (ii) the failure by Tenant to comply with the covenants set forth in the Master Lease when due or within any applicable cure period, (iii) certain events of bankruptcy or insolvency with respect to Tenant or a guarantor, (iv) the occurrence of an event that causes, or permits the holders thereof to cause, any material indebtedness of Tenant and its subsidiaries or any guarantor of the Master Lease (including Tenant), (v) the occurrence of a default under any guaranty of the Master Lease that is not cured within a certain grace period, (vi) Tenant breaches a representation or warranty in the Master Lease in a material manner which materially and adversely affects Landlord, (vii) the occurrence of a default in respect of a loan secured by a leased property, which default is the responsibility of Tenant or (viii) the occurrence of certain events of regulatory noncompliance which would reasonably be expected to have a material adverse effect on the operations at the leased property or the financial condition of Tenant.

Remedies for an Event of Default

Upon an Event of Default under the Master Lease, Landlord of the leased property may, at its option, exercise the following remedies:

•	terminate the Master Lease, repossess any leased property, relet any leased property to a third party and require that Tenant pay to Landlord, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent and reducing such amount by the portion of the unpaid rent that Tenant proves could be reasonably avoided, plus any other amount necessary to compensate Landlord for Tenant’s failure to perform (or likely to result therefrom) in the ordinary course,

•	with or without terminating the Master Lease, decline to terminate Tenant’s right to possession of the leased property and require that Tenant pay to Landlord rent and other sums payable pursuant to the Master Lease with interest calculated at the overdue rate provided for in the Master Lease with Landlord permitted to enforce any other provision of the Master Lease or terminate Tenant’s right to possession of the leased property and seek any liquidated damages as set forth in clause (i) above, and/or

•	seek any and all other rights and remedies available under law or in equity.

Assignment and subletting

Except as noted below, the Master Lease provides that Tenant may not assign or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control of Tenant, without the consent of Landlord, which may not be unreasonably withheld. Landlord’s consent to an assignment of the Master Lease is not required if (i) the proposed purchaser (1) is a creditworthy entity with sufficient financial stability to satisfy its obligations under the Master Lease, agrees to assume the Master Lease without modification beyond that necessary to reflect the new party, is licensed by each gaming authority with jurisdiction over one or more facilities covered by the Master Lease, (2) is solvent and (3) has, or retains a manager with, at least five years of experience operating casinos with revenues in the immediately preceding fiscal year of at least $750 million and is not in the business of leasing properties to gaming operators, or has agreement(s) in place to retain 70% of Tenant’s and Pinnacle’s ten most highly compensated corporate employees and 80% of Tenant and its subsidiaries’ facility employees with employment contracts, (ii) the adjusted revenues to rent ratio for each of the four calendar quarters immediately prior to the consummation of the proposed transaction is at least 1.4:1 (provided that this requirement shall not be in effect with respect to (x) a secured lender that is foreclosing, as well as with respect to such leasehold mortgagee’s effectuating thereafter an initial sale or (y) a change of control resulting from the acquisition by any person or group of 50% or more of the voting power of Tenant), and (iii) the leverage to EBITDA ratio after giving effect to the proposed transaction and assumption of Tenant’s obligations will be less than 8:1 or Landlord receives a guaranty of Tenant’s obligations from an entity with an investment grade rating from a nationally recognized rating agency (provided that this requirement shall not be in effect with respect to Tenant becoming controlled by a secured lender that is foreclosing on a permitted pledge of interests in Tenant). In connection with certain assignments, the ultimate parent company of such assignee shall also execute a guaranty and shall be required to be solvent.

The Master Lease also provides that Tenant may assign or otherwise transfer any leased property or a portion thereof to an affiliate subject to Landlord’s reasonable approval of the transfer documents. Upon any such assignment or transfer to an affiliate of Tenant, such affiliate shall guaranty Tenant’s obligations under the Master Lease and Tenant will not be released from obligations under the applicable Master Lease.

In addition, the Master Lease allows Tenant to sublease any space at any of the properties, subject in certain instances to Landlord’s consent not to be unreasonably withheld as set forth in the Master Lease. Landlord shall be entitled to receive the same base and percentage rent that would have been received had Tenant continued to operate the subleased space.

New opportunities

Tenant and Landlord generally are not prohibited from developing, redeveloping, expanding, purchasing, building or operating facilities. However, certain limitations apply within a 60 mile radius of a facility that are subject to the Master Lease (the “Restricted Area”). Within the Restricted Area, Tenant and Landlord will be subject to the following restrictions:

•	Developing or building a new facility within the Restricted Area.

•	Tenant may develop or build a new facility only if it first offers Landlord the opportunity to participate (by including the newly developed property in the Master Lease portfolio) on terms to be negotiated by the parties. If Landlord declines, or if the parties cannot reach agreement on the terms, the annual Percentage Rent due from the affected existing facility subject to the Master Lease will thereafter be subject to (y) a floor which will be calculated based on the Percentage Rent that would have been paid for such facility if such Percentage Rent were adjusted based on net revenues for the calendar year immediately prior to the year in which the new facility is first opened to the public (the “Floor”) and (z) normal periodic adjustments provided that it may not be reduced below the Floor.

•	Landlord may not build or develop a new facility without Tenant’s prior consent, which may be withheld in Tenant’s sole discretion (but post-development sale-leasebacks or financings will be permitted without restriction as provided in the paragraph “Acquisition/refinance existing facilities within the Restricted Area” below).

•	Expanding existing facilities within the Restricted Area.

•	Tenant shall provide Landlord with a right of first offer to finance any proposed expansion. Tenant shall be permitted to seek outside financing for such capital improvements during the six month period following Landlord’s offer of financing.

•	Landlord shall have the right to finance expansions by competitors but the Percentage Rent from the affected facilities will thereafter be calculated monthly, based on how much each preceding monthly net revenues for the affected facility is greater (or is less) than 1/12th of the portion of the trailing twelve (12) months net revenues as of the month ending immediately prior to the execution of the Master Lease attributable to the affected facility (and thereafter no longer based on the trailing two-year period that would have been the case).

•	Acquisition/refinance existing facilities within the Restricted Area. Either Tenant or Landlord may avail itself on the following terms of opportunities to, in the case of Tenant, purchase or operate (and, in the case of Landlord, purchase or refinance) an existing facility (whether built prior to or after the date of the Master Lease) within the Restricted Area:

•	Tenant: The annual Percentage Rent due from the affected existing facility in the territory will thereafter (i) be subject to the Floor and (ii) be subject to normal periodic adjustments provided that it may not be reduced below the Floor.

•	Landlord: No restriction on the purchase or refinance of an existing gaming facility.

Gaming licenses/Successor lessee provisions

Gaming licenses and all other assets necessary to operate the facilities that are subject to the Master Lease will be held and maintained by Tenant pursuant to the terms of the Master Lease. The transfer of Tenant’s property at the end of the term of the Master Lease will (x) exclude tradenames and trademarks, but include all customer lists and all other facility specific information and assets, (y) be at their fair market value, and (z) be conditioned upon the successor tenant obtaining the gaming licenses or the approval of the applicable regulatory agencies of the transfer of the gaming licenses and any other gaming assets to the successor tenant and/or the issuance of new gaming licenses as required by applicable gaming regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

Meadows Lease

Concurrently with the closing of the Meadows transaction, PNK Development 33, LLC, one of Pinnacle’s wholly owned subsidiaries, as lessee (“Lessee”), entered into the Meadows Lease with PA Meadows, LLC and its subsidiaries, WTA II, Inc., and CCR Pennsylvania Racing, Inc., collectively as lessor (“Lessor”). Pursuant to the Meadows Lease, Lessee leases the underlying real property of the Meadows and the Harmar off-track betting facility. The obligations of Lessee under the Meadows Lease are guaranteed by Pinnacle. The Meadows Lease is accounted for as an operating lease.

The following description of the Meadows Lease does not purport to be complete but contains a summary of certain material provisions of the Meadows Lease.

Term and renewals

The Meadows Lease provides for the lease of land and improvements on the land, easements and similar appurtenances to the land and improvements. The lease of the land excludes any subsurface rights to minerals, oil and natural gas.

The Meadows Lease provides for an initial term of ten years with no purchase option. At Lessee’s option, the Meadows Lease may be extended for up to three five-year renewal terms and one final four-year renewal term beyond the initial ten-year term, on the same terms and conditions.

Lessee does not have the ability to terminate the Meadows Lease prior to its expiration without Lessor’s consent, except that Lessee may relinquish possession of the Harmar off-track betting facility at any time during the term of the Meadows Lease upon 90 days prior written notice to the Lessor. If the Meadows Lease is terminated prior to its expiration other than with Lessor’s consent, Lessee may be liable for damages and incur charges such as continued payment of rent through the end of the then-existing lease term and maintenance costs for the property. See “Risk factors—Risks relating to our business.”

Rental amounts and escalators

The Meadows Lease is commonly known as a triple-net lease. Accordingly, in addition to rent, Lessee is required to pay the following: (i) all facility maintenance, (ii) all insurance required in connection with the leased properties and the business conducted on the leased properties, (iii) taxes levied on or with respect to the leased properties (other than taxes on the income of Lessor) and (iv) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. However, Lessor has agreed to provide an indemnity associated with certain pre-existing environmental conditions.

Under the Meadows Lease, the initial annual aggregate rent payable by Lessee is $25.4 million. Lessee makes the rent payment in monthly installments. The rent is comprised of “Base Rent” and “Percentage Rent” components which are described below.

•	Base Rent. A fixed component equal to $13,987,632 during the first year of the Meadows Lease, and thereafter escalated annually by 5% for the initial 10-year term or until the lease year in which Base Rent plus Percentage Rent is a total of $31,000,000 plus the free play tax rent adjustment (if any) and thereafter escalated annually by 2%, subject to a cap in an amount (not less than zero) that when added to rent for the preceding lease year will have yielded an adjusted revenue to rent ratio (as defined in the Meadows Lease) for such preceding lease year of (i) 1.8:1, where such preceding lease year is the first lease year of the term, (ii) 1.9:1, where such preceding lease year is the second lease year of the term, and (iii) 2.0:1, where such preceding lease year is the third lease year of the term or any lease year thereafter. In addition, the Meadows Lease provides for additional adjustments to the Base Rent under certain circumstances.

•	Percentage Rent. A variable percentage rent component that will be calculated as follows and is equal to $11,444,783 during the first lease year of the Meadows Lease:

•	Fixed amount for the first two lease years. An adjustment will be recorded every two lease years to establish a new fixed amount for the next two-lease-year period equal to 4% of the average annual net revenues of Lessee from the facilities during the trailing two-lease-year period.

Maintenance and capital improvements

In general, Lessee is required to maintain and repair the premises and the improvements in good order and repair consistent with the standards generally and customarily applicable from time to time during the term to similar gaming and hotel facilities in similar markets. Without limiting the foregoing, Lessee is required to spend an aggregate amount each calendar year beginning with 2017 equal to an amount which, when added to capital expenditure improvements of the types described below spent by Lessee in the immediately preceding two calendar years, results in the annual average amount spent on such capital expenditure improvements for the three-year period (or such lesser number of full calendar years in the term actually completed) of at least 1% of its annual average actual net revenue from the premises on capital improvements and the installation or restoration and repair or upgrade or other improvement of furniture, fixtures and equipment (including slot machines) at the premises and development, installation, integration, along with the upgrade, maintenance and repair of premises systems infrastructure (including without limitation such types of amounts spent through the end of the third full calendar year of the term on premises-specific aspects of the Company’s enterprise-wide systems infrastructure (which may reside remotely from the premises) and costs to integrate the premises into such enterprise-wide system).

Capital improvements or other alterations, modifications, and/or additions to the premises by Lessee are permitted without Lessor’s consent only if such capital improvements (i) are of equal or better quality than the existing improvements they are improving, altering or modifying, (ii) do not consist of adding new structures or enlarging existing structures, (iii) do not have an adverse effect on the structure of any existing improvements and (iv) cost less than $1,000,000 (subject to adjustment for the CPI increase). All other capital improvements will require Lessor’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee is required to provide a written description of such capital improvements prior to commencing construction of capital improvements which do not require the Lessor’s consent, and on an ongoing basis, supply Lessor with related documentation and information as Lessor may reasonably request (including plans and specifications of any such capital improvement).

Lessee is required to pay for all maintenance expenditures and capital improvements, provided that Lessor has a right of first offer to finance certain capital improvement projects. Lessee is permitted to reject Lessor’s offer of financing and to utilize then existing available financing or seek outside financing for such capital improvements. If Lessee constructs a capital improvement with its then existing available financing or outside financing, following expiration or termination of the Meadows Lease, such capital improvements shall be either, at the option of the Lessor, purchased by the Lessor or Lessee shall be entitled to remove such capital improvements provided that the premises are restored in a manner reasonably satisfactory to Lessor.

“Capital improvements” as used herein shall mean any improvements, alterations or modifications other than ordinary maintenance or repair of the improvements, including capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any facility or the expansion of existing improvements.

Use of the leased property

The Meadows Lease requires that Lessee use the leased property solely for the operation of a casino or similar gaming use and for live harness racing and for such uses as may from time to time be necessary, incidental and ancillary thereto, including as hotels, restaurants, nightclubs, a recreational vehicle park, bars, for conferences and event space and for ancillary childcare uses. Subject to certain exceptions, Lessor agreed not to grant, enter into or extend or amend, any subsurface, oil, mineral or gas lease or other right to occupy or access any portion of the ground beneath the premises without Lessee’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.

Events of Default

Under the Meadows Lease, an “Event of Default” is deemed to occur upon certain events, including among others: (i) the failure by Lessee to pay rent or other amounts when due or within certain grace or cure periods of the due date, (ii) the failure by Lessee to comply with the covenants set forth in the Meadows Lease when due or within any applicable cure period, (iii) certain events of bankruptcy or insolvency with respect to Lessee, (iv) Lessee breaches a representation or warranty in the Meadows Lease in a material manner which materially and adversely affects Lessor or its interests under the Meadows Lease or in the premises and Lessee does not cure the same within applicable cure periods, (v) the gaming license or any other applicable license or other agreements material and necessary to the Lessee’s use and operation of the premises for the permitted uses are not renewed or are terminated, revoked or suspended and Lessee is required by applicable legal requirements to cease operating the premises for certain periods of time or during any period when the gaming license is not renewed or is terminated, suspended or revoked, Lessee makes any loans, dividends, distributions to, or investments in, any person or payments to any affiliates outside the ordinary course of business, or (vi) if Lessee fails on a consolidated bases to maintain an adjusted revenue to rent ratio of at least 1.2:1.0 for two consecutive four-fiscal quarter test periods ending on the last day of two consecutive fiscal quarters.

Remedies for an Event of Default

Upon an Event of Default under the Meadows Lease, Lessor may, at its option, exercise the following remedies:

•	terminate the Meadows Lease (subject to the rights of a qualifying mortgagee of the leasehold interest), and, in addition to any other remedies it may have, recover from Lessee the reasonable cost of recovering the premises and reasonable attorney’s fees incidental thereto, and recover from Lessee an amount equal to the difference between (i) the rent for the remainder of the term until the expiration date (as defined in the Meadows Lease) and (ii) the rental value of the premises on a so-called net rental basis at the time of such termination for the unexpired portion of the term (less, in the case of this clause (ii), the estimated costs of reletting the premises), both discounted to present value at an interest rate equal to the rate of interest paid upon United States Treasury bills having a maturity date closest to the expiration date,

•	with or without terminating the Meadows Lease, but in all events subject to the rights of any qualifying mortgagee, Lessor may re-enter, terminate Lessee’s right of possession and take possession of the premises and the improvements,

•

in the case of Lessor’s re-entry or the termination of the term, subject to Lessor’s obligation to use commercially reasonable efforts to relet the premises for the whole or any part of the remainder of the then existing term, require that any shortfall in rent or additional rent which would be due under the Meadows Lease be paid by Lessee on each applicable rent payment date, and/or

•	seek any other rights and remedies available to Lessor at law or in equity (including specific performance of Lessee’s obligations hereunder and claims for damages on account of any Event of Default).

Notwithstanding anything to the contrary in the Meadows Lease, and pursuant to Financial Accounting Standard Board’s Accounting Standards Codification Section 840, if Lessor is exercising remedies due solely to any of the Events of Default, the aggregate amount Lessee shall be required to pay to Lessor from and after the date of the occurrence of such Event of Default (the “Occurrence Date”) shall not exceed the sum of (i) (A) 89.95% of the fair market value of the premises as of the commencement date of the Meadows Lease less (B) the sum of the present value of (1) the minimum rent included in the Lessee’s 90% lease classification test under Financial Accounting Standard Board’s Accounting Standards Codification Section 840 calculated as of the commencement date of the Meadows Lease and received by Lessor as of the Occurrence Date (determined using a discount rate of 5.625% per annum), (ii) any additional charges (as defined in the Meadows Lease, which include all impositions) which are due and payable or have accrued under this Lease through the Occurrence Date after any such Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the premises in substantial compliance with the terms of the Meadows Lease, and (iii) any additional charges and other sums due to third parties which are due and payable or have accrued under the Meadows Lease after the Occurrence Date while the Lessee remains at Lessee’s option in possession of the premises after any such Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Lease (collectively, the “LRED Damages”). The Meadows Lease provides that the damages available to Lessor as a result of any Event of Default shall not exceed the LRED Damages and that nothing contained in or in any other transaction document executed concurrently with the Meadows Lease shall entitle Lessor to additional reimbursement or monetary damages with respect to any such Event of Default.

Assignment and subletting

Except as noted below, the Meadows Lease provides that Lessee may not assign or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control of Lessee or the Company, without the consent of Lessor, which may be withheld in Lessor’s sole and absolute discretion. Lessor’s consent to an assignment of the Meadows Lease or to a change of control of Lessee or of the Company is not required if the proposed purchaser or person acquiring beneficial ownership or control has, or retains a manager with, at least five years of experience operating or managing casinos with revenues in the immediately preceding fiscal year of at least $80 million and is not in the business of leasing properties to gaming operators. A change of control of the Company also does not require consent of the Lessor if Lessee continues to be a wholly-owned subsidiary of the Company and the Company meets the experience, gaming revenue (excluding Lessee’s revenues from the premises) and line of business requirements described in the preceding sentence. In connection with certain assignments, the ultimate parent company of such assignee shall also execute a guaranty and shall be required to be solvent.

The Meadows Lease also provides that Lessee may assign or otherwise transfer any leased property or a portion thereof to an affiliate subject to Lessor’s reasonable approval of the transfer documents. Upon any such assignment or transfer to an affiliate of Lessee, such affiliate shall agrees to be bound by all of Lessee’s obligations under the Meadows Lease and Lessee will not be released from obligations under the applicable Meadows Lease.

The Meadows Lease also provides for assignment by Lessee in certain foreclosure events or similar events with respect to the leasehold estate effected by or through a qualifying mortgagee of the leasehold estate.

In addition, the Meadows Lease allows Lessee to sublease any space at any of the properties, subject in certain instances to Lessor’s consent not to be unreasonably withheld as set forth in the Meadows Lease. Gaming revenues, retail sales and promotional allowances of tenants or subtenants under subleases existing as of the commencement date of the Meadows Lease are not included in Lessee’s net revenues for purposes of the Percentage Rent or Base Rent calculations.

New opportunities

Lessee and Lessor generally are not prohibited from developing, redeveloping, expanding, purchasing, building or operating facilities. However, certain limitations apply within a 25 mile radius of the outside boundary of the premises (the “Radius Restriction”). For purposes of calculating the Radius Restriction, the Harmar off-track betting facility is not included within the premises, but only for so long as Lessee is not eligible to operate slot machines or gaming tables of any kind within the Harmar facility; provided, however, that in the event that the Radius Restriction includes the Harmar facility, then the Radius Restriction shall consist of one 25-mile radius from the outside boundary of the Meadows property and one 25-mile radius from the outside boundary of the Harmar facility. Within the Radius Restriction, Lessee and Lessor will be subject to the following restrictions.

•	Developing or building a new facility within the Radius Restriction.

•	Lessee may develop or build a new facility within the Radius Restriction only if it first offers Lessor the opportunity to fund the acquisition and development of the real property assets (excluding any operating assets), acquire title to and lease the new facility to Lessee upon terms mutually acceptable to the parties. If Lessor declines, or if despite good faith efforts on both sides the parties cannot reach agreement on the terms, the annual Percentage Rent under the Meadows Lease will thereafter be subject to (y) a floor which will be calculated based on the Percentage Rent that would have been paid if such Percentage Rent were adjusted based on net revenues for the calendar year immediately prior to the year in which the new facility is first opened to the public (the “Floor”) and (z) normal periodic adjustments provided that it may not be reduced below the Floor.

•	Lessor may not build or develop a new facility within the Radius Restriction without Lessee’s prior consent, which may be withheld in Lessee’s sole discretion (but post-development financings will be permitted without restriction as provided in the paragraph “Acquisition/refinance existing facilities within the Radius Restriction” below).

•	Expanding existing facilities within the Radius Restriction.

•	Lessee shall provide Lessor with a right of first offer to finance any proposed expansion of the premises. Lessee shall be permitted to access then existing available financing or seek outside financing for such capital improvements.

•	Lessor shall have the right to finance expansions within the Radius Restriction by competitors but the Percentage Rent from the affected facilities will thereafter be calculated monthly, based on how much each preceding monthly net revenues for the affected facility is greater (or is less) than 1/12th of the portion of base year net revenues of approximately $286.1 million attributable to the premises (and thereafter no longer based on the trailing two-year period that would have been the case).

•	Acquisition/refinance existing facilities within the Radius Restriction. Either Lessee or Lessor may avail itself on the following terms of opportunities to, in the case of Lessee, purchase or operate (and, in the case of Lessor, purchase, finance or refinance) an existing facility (whether built prior to or after the date of the Meadows Lease) within the Radius Restriction:

•

Lessee: The annual Percentage Rent due will thereafter (i) be subject to a floor which will be based on the Percentage Rent that would have been paid if Percentage Rent were adjusted based on net revenues for the calendar year immediately prior to the year in which the competing facility is acquired or first operated by Lessee (the “Competing Facility Floor”) and (ii) be subject to normal periodic adjustments provided that it may not be reduced below the Competing Facility Floor.

•	Lessor: No restriction on the purchase or financing or refinancing of an existing gaming facility.

Gaming licenses/Successor lessee provisions

Gaming licenses and all other assets necessary to operate the facilities that are subject to the Meadows Lease will be held and maintained by Lessee pursuant to the terms of the Meadows Lease. The transfer of Lessee’s property at the end of the term of the Meadows Lease will (x) include a two (2) year transition license for tradenames and trademarks used by Lessee solely at the premises, (y) be at their fair market value, and (z) be conditioned upon the successor lessee obtaining the gaming licenses or the approval of the applicable regulatory agencies of the transfer of the gaming licenses and any other gaming assets to the successor lessee and/or the issuance of new gaming licenses as required by applicable gaming regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

Ratio of earnings to fixed charges

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for the periods shown:

	Three months ended March 31,		Fiscal year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	1.2x	1.8x	—	1.2x	1.2x	—	1.0x

(1)	In computing the ratio of earnings to fixed charges: (x) earnings were pre-tax income (loss) from continuing operations before losses from equity method investments and fixed charges, excluding capitalized interest; and (y) fixed charges were the sum of interest expense, amortization of debt issuance costs and debt discount/premium, capitalized interest and the estimated interest component included in rental expense. Due principally to our large non-cash charges deducted to compute such earnings, earnings so calculated were less than fixed charges by $99.5 million and $485.9 million for the years ended December 31, 2013 and December 31, 2016, respectively.

Selected consolidated financial and other data

Former Pinnacle’s historical Consolidated Financial Statements and accompanying notes thereto have been determined to represent the Company’s historical Consolidated Financial Statements based on the conclusion that, for accounting purposes, the Spin-Off should be evaluated as the reverse of its legal form under the requirements of Accounting Standards Codification (“ASC”) Subtopic 505-60, Spinoffs and Reverse Spinoffs, resulting in the Company being considered the accounting spinnor. In addition, the Master Lease of the gaming facilities acquired by GLPI did not qualify for sale-leaseback accounting pursuant to ASC Topic 840, Leases. Therefore, the Master Lease is accounted for as a financing obligation and the gaming facilities remain on the Company’s Consolidated Financial Statements.

The following tables present selected consolidated financial data for Pinnacle for the dates and for the periods indicated. Three month ended data are derived from Pinnacle’s unaudited condensed consolidated financial statements. Year-end data are derived from Pinnacle’s audited consolidated financial statements and the notes to those statements. Because the data in these tables does not provide all of the data contained in Pinnacle’s consolidated financial statements and condensed consolidated financial statements, including the related notes, you should read Pinnacle’s consolidated financial statements and condensed consolidated financial statements, including related notes, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Pinnacle’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the relevant years and quarters, incorporated herein by reference, as well as the other data we have incorporated by reference into this prospectus.

PINNACLE SELECTED FINANCIAL INFORMATION

	For the three months ended March 31,		For the year ended December 31,
	2017	2016	2016(a)	2015(b)	2014(c)	2013(d)	2012(e)
			(in millions, except per share data)
Results of Operations:
Revenues	$640.0	$580.0	$2,378.9	$2,291.9	$2,210.5	$1,487.8	$1,002.8
Operating income (loss)	$111.0	$105.7	$(146.3)	$301.2	$310.5	$104.4	$136.7
Income (loss) from continuing operations	$17.2	$40.9	$(457.9)	$42.1	$38.3	$(133.4)	$(13.2)
Income (loss) from discontinued operations, net of income taxes	—	$0.1	$0.4	$5.5	$5.5	$(122.5)	$(18.6)
Net income (loss) from continuing operations per common share:
Basic	$0.31	$0.67	$(7.80)	$0.71	$0.64	$(2.27)	$(0.22)
Diluted	$0.28	$0.65	$(7.80)	$0.68	$0.62	$(2.27)	$(0.22)
Other Data:
Capital expenditures and land additions	$16.9	$21.9	$97.9	$84.0	$230.8	$292.6	$299.5
Ratio of earnings to fixed charges(f)	1.2x	1.8x	—	1.2x	1.2x	—	1.0x
Cash Flows Provided by (Used in):
Operating activities	$20.2	$85.5	$255.7	$408.2	$328.5	$161.1	$186.9
Investing activities	$(17.2)	$(22.3)	$(195.1)	$(79.9)	$33.2	$(1,842.7)	$(302.1)
Financing activities	$(38.9)	$(105.9)	$(39.6)	$(329.0)	$(395.6)	$1,778.5	$136.7
Balance Sheet Data—December 31:
Cash, restricted cash and equivalents(g)	$152.9	$121.3	$188.9	$164.0	$170.3	$203.5	$100.5
Total assets	$4,003.8	$4,451.3	$4,077.1	$4,530.9	$4,802.5	$5,121.7	$2,082.1
Long-term debt less current portion	$899.9	$3,514.7	$924.4	$3,616.7	$3,944.4	$4,326.4	$1,410.4
Long-term financing obligation less current portion	$3,100.4	—	$3,113.5	—	—	—	—
Total stockholders’ equity (deficit)	$(351.8)	$408.9	$(372.9)	$363.5	$289.4	$225.2	$447.1

(a)	The results of operations and financial position for 2016 include the impact of the Spin-Off and Merger in April 2016; including the termination of our August 2013 senior secured credit facilities, early redemption of our senior notes and senior subordinated notes, entrance into our Senior Secured Credit Facilities and issuance of 5.625% Notes; and the acquisition of the Meadows in September 2016. In connection with these transactions, we incurred a $321.3 million impairment charge to goodwill, a $129.5 million impairment charge related to other intangible assets, a $5.2 million loss on early extinguishment of debt, $22.6 million of incremental share-based compensation expense attributable to the accelerated vesting of equity awards and $55.1 million in costs associated with the Spin-Off, Merger and the acquisition of the Meadows. Additionally, as a result of our 2016 annual assessment for impairment, we recognized non-cash impairments of goodwill and gaming licenses in the amounts of $1.2 million and $17.0 million, respectively.
(b)	The results of operations for 2015 include the impact of a $4.7 million impairment charge to goodwill, a $33.9 million impairment charge related to other intangible assets, a gain of $8.4 million related to the sale of approximately 40 acres of land in Springfield, Massachusetts, and a gain of $4.8 million related to the sale of approximately 783 acres of excess land associated with our former Boomtown Reno operations. Our financial position reflects the redemption of $336.5 million of net aggregate principal amount of debt under our August 2013 senior secured credit facilities during the year.
(c)	The results of operations for 2014 include the full year impact of the acquisition of Ameristar. In addition, the results of operations include Belterra Park, which opened on May 1, 2014. In addition, our results of operations and financial position reflect the redemption of $514.3 million of aggregate principal amount of term loans, for a net reduction in total debt of $401.3 million under our August 2013 senior secured credit facilities, a portion of which resulted in an $8.2 million loss on early extinguishment of debt.
(d)	The results of operations for 2013 include the impact of the acquisition of Ameristar in August 2013. In addition, we incurred $85.3 million in costs associated with the acquisition of Ameristar, we incurred a $30.8 million loss on early extinguishment of debt, a $144.6 million charge to discontinued operations for the impairment of the Lumiére Place Casino and Hotels classified as held for sale in 2013, a $10.0 million charge related to the impairment of our Boomtown Bossier City gaming license, a tax benefit from the release of $58.4 million of our valuation allowance as a result of the consolidation of our deferred tax assets with Ameristar’s deferred tax liabilities, and a $92.2 million impairment of our investment in ACDL.
(e)	The results of operations for 2012 include the opening of L’Auberge Baton Rouge on September 1, 2012. In addition, we incurred a $20.7 million loss on early extinguishment of debt, a $10.2 million charge related to cash and land donation commitments made for various projects in the city of St. Louis to satisfy obligations under our redevelopment agreement, and a $25.0 million impairment of our investment in ACDL.
(f)	In computing the ratio of earnings to fixed charges: (x) earnings were pre-tax income (loss) from continuing operations before losses from equity method investments and fixed charges, excluding capitalized interest; and (y) fixed charges were the sum of interest expense, amortization of debt issuance costs and debt discount/premium, capitalized interest and the estimated interest component included in rental expense. Due principally to our large non-cash charges deducted to compute such earnings, earnings so calculated were less than fixed charges by $99.5 million and $485.9 million for the years ended December 31, 2013 and December 31, 2016, respectively.
(g)	Excludes amounts of cash and cash equivalents associated with entities and operations included in discontinued operations in the respective year.

Description of other indebtedness

Credit Facilities

On April 28, 2016, Pinnacle entered into new senior secured credit facilities providing financing in an amount equal to $885 million, comprised of (1) a $185 million Term Loan A with a maturity of five years (the “Term Loan A Facility”), (2) a $300 million Term Loan B with a maturity of seven years (the “Term Loan B Facility”) and (3) a $400 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility,” and together with the Term Loan A Facility, the “Pro Rata Facilities,” and the Pro Rata Facilities together with the Term Loan B Facility, the “Credit Facilities”). The Credit Facilities were provided by a syndicate of banks and other financial institutions, with JPMorgan Chase Bank, N.A. acting as the Administrative Agent.

Subject to certain conditions, the Credit Facilities permit Pinnacle to incur additional term loans and revolving loans in an aggregate principal amount of up to $300 million, plus an additional amount depending on Pinnacle’s consolidated senior secured net leverage ratio.

The proceeds of the Term Loan A Facility and the Term Loan B Facility, together with the proceeds of the original notes issued in April 2016, were used to make the Cash Payment, to pay fees and expenses related to the Credit Facilities and the original notes issued in April 2016 and for general corporate purposes. Loans under the Revolving Credit Facility can be used for working capital, to fund permitted dividends, distributions and acquisitions, for general corporate purposes and for any other purpose not prohibited by the Credit Agreement.

Interest rates and fees

Loans under the Pro Rata Facilities currently bear interest at a rate per annum equal to, at Pinnacle’s option, LIBOR plus an applicable margin from 1.50% to 2.50% or the Base Rate plus an applicable margin from 0.50% to 1.50%, in each case, depending on the consolidated total net leverage ratio of Pinnacle as of the most recent fiscal quarter. Loans under the Term Loan B Facility bear interest at a rate per annum equal to, at Pinnacle’s option, LIBOR plus 3.00% or the Base Rate plus 2.00%, with a LIBOR floor of 0.75%. In addition, Pinnacle is required to pay a commitment fee on the unused portion of the commitments under the Revolving Credit Facility at a rate that ranges from 0.30% to 0.50% per annum, depending on the consolidated total net leverage ratio of Pinnacle as of the most recent fiscal quarter.

Amortization

The outstanding principal amount of the Term Loan A Facility will amortize in equal quarterly amounts equal to (i) 5% per annum of the outstanding principal amount of the Term Loan A Facility for the first two years, (ii) 7.5% per annum of the outstanding principal amount of the Term Loan A Facility in the third year and (iii) 10% per annum of the outstanding principal amount of the Term Loan A Facility in the fourth and fifth year, with the remaining principal amount payable on April 28, 2021.

The outstanding principal amount of the Term Loan B Facility will amortize in an amount equal to 0.25% of the original principal amount of the Term Loan B Facility, payable in equal quarterly installments, with the remaining principal amount payable on April 28, 2023.

The Revolving Credit Facility is not subject to amortization and is due and payable on April 28, 2021.

Prepayments

Loans under the Credit Facilities may be prepaid at par and commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, without premium or penalty (except for LIBOR breakage costs). Loans under the Credit Facilities are subject to mandatory prepayment with (i) a percentage of Pinnacle’s excess cash flow depending on the consolidated total net leverage ratio of Pinnacle, (ii) net cash proceeds from asset sales and casualty and condemnation events (subject to customary reinvestment rights and other customary exceptions) and (iii) net cash proceeds from the issuance or incurrence of indebtedness after the closing date of the Credit Facilities (subject to customary exceptions).

Guarantee and security

All obligations under the Credit Facilities are unconditionally guaranteed by each of Pinnacle’s existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain customary exceptions. All obligations of Pinnacle under the Credit Facilities and the guarantees of those obligations are secured by a first priority security interest in substantially all of the assets of Pinnacle and the guarantors of the Credit Facilities, subject to certain exceptions. The property pledged by Pinnacle and such guarantors includes a first priority pledge of the leasehold interests of Tenant in the Master Lease and the Meadows Lease; a first priority pledge of all of the equity interests owned by Pinnacle and such guarantors in the direct wholly-owned domestic subsidiaries of Pinnacle and such guarantors; and a first priority pledge of the equity interests owned by Pinnacle and such guarantors in first tier foreign subsidiaries (not to exceed 65% of the voting equity interests and 100% of the non-voting equity interests of each of the first tier foreign subsidiaries of Pinnacle and such guarantors).

Certain covenants and events of default

The Credit Facilities contains customary negative covenants that, among other things, restrict, subject to certain exceptions, the ability of Pinnacle and its subsidiaries to incur additional debt, make payments on subordinated obligations, make dividends or distributions and repurchase stock, make investments, grant liens on property to secure debt, enter into certain transactions with affiliates, sell assets or enter into mergers or consolidation, create dividend and other payment restrictions affecting subsidiaries, change the nature of lines of business, designate restricted and unrestricted subsidiaries and make material amendments to the Master Lease. The Credit Facilities also contain (solely for the benefit of the lenders under the Pro Rata Facilities) (a) a maximum consolidated total net leverage ratio of (i) 4.25 to 1.00 from the fiscal quarter ending December 31, 2016 through the fiscal quarter ending March 31, 2017; (ii) 4.00 to 1.00 from the fiscal quarter ending June 30, 2017 through the fiscal quarter ending September 30, 2017; and (iii) 3.75 to 1.00 thereafter, (b) a maximum consolidated senior secured net leverage ratio of (i) 2.75 to 1.00 from the fiscal quarter ending December 31, 2016 through the fiscal quarter ending March 31, 2017; and (ii) 2.50 to 1.00 thereafter, and (c) a minimum interest coverage ratio of 2.50 to 1.00, in each case, to be measured on a quarterly basis. The Credit Facilities also contain certain customary affirmative covenants and events of default, including the occurrence of a change of control, revocation of material licenses by gaming authorities (subject to a cure period), termination of the Master Lease and cross-default to certain events of default under the Master Lease. In the case of a continuing event of default, lenders may, among other remedies, accelerate the payment of all obligations due from Pinnacle to the lenders, charge the default rate of interest on all then outstanding or thereafter incurred obligations, and terminate the lenders’ commitments to make any further loans or issue any further letters of credit. In the event of certain events of default, the commitments of the lenders will be automatically terminated and all outstanding obligations of Pinnacle will automatically become due. In addition, the lenders may take possession of, and enforce Pinnacle ‘s rights with respect to, Pinnacle ‘s collateral, including selling the collateral.

The exchange offer

The following summarizes the terms of the exchange offer and certain provisions of the registration rights agreements. The summary of the registration rights agreements does not purport to be complete and reference is made to the provisions of the registration rights agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

We are offering to exchange a like principal amount of exchange notes for any or all original notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your original notes pursuant to the exchange offer.

As of the date of this prospectus, $500,000,000 aggregate principal amount of original notes are outstanding. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the exchange offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the exchange offer

A total of $500,000,000 aggregate principal amount of the original notes were issued and sold in private offerings to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Fifth Third Securities, Inc., U.S. Bancorp Investments, Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as the initial purchasers, $375 million aggregate principal amount of which were initially issued in a private offering in April 2016 and $125 million aggregate principal amount of which were issued as additional original notes in a private offering in October 2016. The initial purchasers subsequently sold the original notes to investors believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance upon the exemption from registration provided by Rule 144A, and to non-U.S. persons in offshore transactions in reliance upon the exemption provided under Regulation S of the Securities Act. In connection with the sales of the original notes, Pinnacle entered into registration rights agreements with the respective initial purchasers on April 28, 2016 and October 12, 2016. Pursuant to the registration rights agreements, we agreed that we would, among things:

•	cause to be filed an exchange offer registration statement with the SEC on or prior to July 31, 2017 (such date being the “Filing Deadline”);

•	use all commercially reasonable efforts to have the exchange offer registration statement declared effective on or prior to 90 days after the Filing Deadline;

•	unless the exchange offer would not be permitted by applicable law or SEC policy, upon the effectiveness of the exchange offer registration statement the Company will commence and consummate the exchange offer;

•	use all commercially reasonable efforts to:

•	hold the exchange offer open for at least 20 business days; and

•	cause the exchange offer to be consummated no later than 30 days after the exchange offer registration statement effectiveness deadline, unless a later date is required by the federal securities law.

•

if requested one or more broker-dealers who hold transfer-restricted exchange notes that were acquired for the account of broker-dealer as a result of market-making activities or other trading activities (other than original notes acquired directly from us or any affiliate of ours), keep the registration statement continuously effective, supplemented, amended and current for a period of 180 days the exchange offer is consummated, or such shorter period ending when all transfer-

restricted exchange notes held by such requesting broker-dealers have been sold, to ensure that this prospectus is available for resales of the exchange notes by such requesting broker-dealers.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreements. The form and terms of the exchange notes issued in the exchange offer will be substantially identical to those of the original notes except that the exchange notes will have been registered under the Securities Act and will be issued free from any obligation regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. We will not receive any cash proceeds from the exchange offer.

Other than pursuant to the registration rights agreements, we are not required to file any registration statement to register any outstanding original notes. Holders of original notes who do not tender their original notes or whose original notes are tendered but not accepted in the exchange offer must either register their original notes under the Securities Act, or rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes. See “—Consequences of failure to exchange” and “Risk factors—Risks related to the exchange offer—If you do not exchange your original notes in the exchange offer, the transfer restrictions currently applicable to your original notes will remain in force and the market price of your original notes could decline.” Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and the summary of certain provisions of the registration rights agreements in this prospectus does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreements.

Resale of exchange notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in certain no-action letters to third parties in other transactions referred to below. However, we have not sought our own no-action letter. Based on these interpretations by the staff of the SEC, we believe that you, if you are not a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you are not engaged in, and do not intend to engage in, and do not have an arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer; and

•	you are not our affiliate as defined by Rule 405 of the Securities Act.

If you are a broker-dealer that acquired your original notes directly from the Company, an affiliate of the Company or any of our subsidiaries, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the SEC position stated in the bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to third parties in similar circumstances. In the event that our belief regarding resale is inaccurate, if you transfer or exchange notes in violation of the prospectus delivery provisions of the Securities

Act and without an exemption from registration under the federal securities laws, you may incur liability under these laws. We do not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of distribution” for more details regarding the transfer of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from the Company). We have agreed that, if requested by such a broker-dealer, for a period of 180 days after the date the exchange offer is consummated, we will make this prospectus available to any such requesting broker-dealer for use in connection with any such resale. See “Plan of distribution.” A broker-dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the applicable registration rights agreement (including certain indemnification rights and obligations thereunder).

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the exchange offer

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, up to an aggregate of $500 million principal amount of our exchange notes for $500 million principal amount of our original notes. Original notes may be exchanged in denominations of the principal amount of $2,000 and any integral multiples of $1,000 in excess thereof. To be exchanged, an original note must be properly tendered and accepted. All outstanding original notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $500 million principal amount of original notes outstanding and no exchange notes outstanding.

We will accept for exchange any and all original notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date. Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreements. See “—Conditions to the exchange offer.”

The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the original notes being exchanged. The form and terms of the exchange notes will be substantially identical to those of the original notes except that the exchange notes will have been registered under the Securities Act and will be issued free from any obligation regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. For a description of the terms of the exchange notes, see “Description of exchange notes.”

In connection with the issuance of the original notes, Pinnacle arranged for the original notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. In general, exchange notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which such original notes were issued, but certain registration and other rights under the registration rights agreements relating to the original notes will terminate and holders of the original notes will generally not be entitled to any registration rights under the registration rights agreements. See “—Consequences to holders of original notes not tendering in the exchange offer.”

None of the Company, its board of directors or other governing bodies or its management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender original notes in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We shall be considered to have accepted validly tendered original notes if and when we have given oral (to be followed by prompt written communication) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the expiration date for the exchange offer.

Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and expenses.”

Expiration date; extensions; amendments

The exchange offer will expire at 5:00 p.m. New York City time, on August 9, 2017, unless we, in our sole discretion, extend the exchange offer. The time and date, as it may be extended, is referred to herein as the “expiration date.”

In order to extend the exchange offer, we will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

We expressly reserve the right at our sole discretion:

•	to delay accepting the old notes, provided that any such delay is done in a manner consistent with Rule 14e-1(c) of the Exchange Act;

•	to extend the exchange offer;

•	to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions listed under “—Conditions to the exchange offer” are not satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders of the original notes. We may also extend the exchange offer for a period of at least five business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during this period.

Conditions to the exchange offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any original notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:

•	in our sole judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or before any governmental agency relating to the exchange offer (including, without limitation, any stop order with the respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939) which, in our sole judgment, might materially impair the contemplated benefits of the exchange offer to us, or our ability to proceed with the exchange offer;

•	any material adverse development shall have occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

•	in our sole judgment, there exists any other actual or threatened legal impediment to the exchange offer; or

•	all governmental approvals which we deem necessary for the consummation of the exchange offer have not been obtained.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any original notes and return all tendered original notes to you;

•	extend the exchange offer and retain all original notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the original notes;

•	waive the unsatisfied conditions (to the extent we are legally permitted to do so) with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn; or

•	amend the terms of the exchange offer in any manner.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration of the exchange offer. If we waive a condition, we may be required in order to comply with applicable securities laws to extend the expiration date of the exchange offer. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time prior to the expiration of the exchange offer; provided, however, that if we decide to waive a condition, we will announce such decision in a manner reasonably calculated to inform holders of the original notes of such waiver. All conditions will be satisfied or waived prior to the expiration of the exchange offer.

If the waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that we will distribute to the registered holders of the original notes, and may extend the exchange offer depending on the significance of the waiver and the manner of disclosure to the registered holders of the original notes.

The exchange offer is not conditioned upon any minimum principal amount of notes being tendered.

Interest on the exchange notes

Interest on the exchange notes will accrue at the rate of 5.625% per annum from their date of issue. Interest will be payable semi-annually in arrears on May 1 and November 1 of each year, including interest accrued on the original notes from the most recent date to which interest has been paid on the original notes to the date of issue of the exchange notes. Original notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Procedures for tendering original notes

Our acceptance of original notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus.

A holder of original notes may tender the original notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above, together with the certificate or certificates representing the original notes being tendered, to the exchange agent at its address set forth under “—Exchange agent” on or prior to the expiration date; or

•	complying with all the procedures for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF ORIGINAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. HOLDERS SHOULD NOT SEND ORIGINAL NOTES OR LETTERS OF TRANSMITTAL TO US.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered original notes are registered in the name of the signer of the letter of transmittal; and

•	the exchange notes to be issued in exchange for the original notes are to be issued in the name of the holder; and

•	any untendered original notes are to be reissued in the name of the holder.

In any other case:

•	the certificates representing the tendered original notes must be properly endorsed for transfer by the registered holder or be accompanied by a properly completed bond power from the registered holder or appropriate powers of attorney, in form satisfactory to us;

•	the tendered original notes must be duly executed by the holder; and

•	signatures on the endorsement, bond power or powers of attorney must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the original notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC” and the “book-entry transfer facility.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent’s account with respect to the original notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering original notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of distribution.”

If you beneficially own the original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the original notes on your behalf. The beneficial owner may also obtain and include with the letter of transmittal the original notes properly endorsed for transfer by the registered holder or accompanied by a properly completed bond power from the registered holder, with signatures on the endorsement or bond power guaranteed by an eligible institution. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering the original notes, make appropriate arrangements to register ownership of the original notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

By tendering, each registered holder of original notes will represent to us that, among other things:

•	the holder has full power and authority to tender, sell, assign and transfer the original notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the exchange notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the original notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;

•	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under “—Resale of exchange notes” and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC;

•	if the holder is a broker-dealer, such holder represents that it acquired the original notes for its own account as a result of market making or other trading activities (other than original notes acquired directly from the Company), and that it will deliver a prospectus in connection with any resale of exchange notes acquired in the exchange offer;

•	if the holder is a broker-dealer and receives exchange notes pursuant to the exchange offer it shall notify us before using the prospectus in connection with any sale or transfer of exchange notes;

•	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 under the Securities Act, of ours or of any of our subsidiaries; and

•	in connection with a book-entry transfer, each participant will confirm that, on behalf of itself and any beneficial owner, it makes the representations and warranties contained in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding on all parties. A tender of original notes is invalid until all defects and irregularities have been cured or waived. We reserve the absolute right to reject any and all tenders of any original notes not properly tendered or not to accept any original notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any original notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within such reasonable period of time as we determine. Neither we nor the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor will any of us incur any liability for failure to give such notification.

We will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of acceptance of such tender.

Guaranteed delivery procedures

If you desire to tender your original notes, but:

•	your original notes are not immediately available; or

•	you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your original notes cannot be completed prior to the expiration date;

you may effect a tender according to the guaranteed delivery procedures set forth in the letter of transmittal.

Pursuant to such procedures:

•	your tender of original notes must be made by or through an eligible institution and you must properly complete and duly execute a notice of guaranteed delivery (as defined in the letter of transmittal);

•	on or prior to the expiration date, the exchange agent must have received from you and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered original notes, and the principal amount of tendered original notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of execution of the notice of guaranteed delivery, the tendered original notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered original notes in proper form for transfer (or confirmation of a book-entry transfer of such original notes into the exchange agent’s account at DTC) must be received by the exchange agent within three (3) business days after the date of execution of the notice of guaranteed delivery.

Any holder who wishes to tender their original notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery relating to such original notes prior to 5:00 p.m., New York City time, on the expiration date.

Unless original notes being tendered by the above-described guaranteed delivery method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the original notes or a confirmation of book-entry transfer of the original notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent.

Issuances of exchange notes in exchange for original notes tendered pursuant to a notice of guaranteed delivery will be made only against deposit of the letter of transmittal and any other required documents and the tendered original notes or a confirmation of book-entry transfer of the original notes in the exchange agent’s account at the book-entry transfer facility and an agent’s message.

Withdrawal rights

Tenders of original notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes;

•	specify the principal amount of original notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing the tender; and

•	specify the name in which any such original notes are to be registered, if different from that of the person who tendered the original notes.

The exchange agent will return the properly withdrawn original notes promptly following receipt of the notice of withdrawal. If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us in our sole discretion and our determination will be final and binding on all parties.

Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the original notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the original notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “—Procedures for tendering original notes” above at any time prior to the expiration date.

Acceptance of original notes for exchange and delivery of exchange notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all original notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered original notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuances of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of such original notes into the exchange agent’s account at DTC); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered original notes are not accepted for any reason, such unaccepted original notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Exchange agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Registered or Certified Mail, Overnight Delivery, or Hand Delivery:

Deutsche Bank Trust Company Americas, as exchange agent

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

MS: JCK01-0218

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Facsimile Transmission:

615-866-3889

Confirm by Telephone:

877-843-9767

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and expenses

Pursuant to the registration rights agreements, we are required to pay all expenses incident to the consummation of the exchange offer, including our compliance, with the registration rights agreements, regardless of whether a registration statement becomes effective, including without limitation:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	all expenses of printing (including printing certificates for the exchange notes to be issued in the exchange offer and printing of prospectuses), messenger and delivery services and telephone;

•	all fees and disbursements of our counsel and one special counsel for all of the holders of the original notes; and

•	all fees and disbursements of our independent certified public accountants (including the expenses of any special audit and comfort letters required by or incident to such performance).

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of original notes pursuant to the exchange offer.

Accounting treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize a gain or loss for accounting purposes. The expenses of the exchange offer will be expensed in the fiscal period in which they are incurred.

Consequences of failure to exchange

Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes as described in the legend on the original notes. Original notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of original notes should carefully consider whether to participate. Holders of original notes are urged to consult their financial and tax advisors in making their own decision on what action to take. As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreements. Holders of original notes who do not tender their original notes in the exchange offer will continue to hold the original notes and will be entitled to all the rights and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreements that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered original notes could be adversely affected.

Shelf registration statement

If:

(1)	we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of the original notes notifies us prior to the 20th business day following the consummation of the exchange offer that:

(a)	such holder, alone or together with holders who hold in the aggregate at least $1.0 million in principal amount of original notes, was prohibited by law or SEC policy from participating in the exchange offer; or

(b)	such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

(c)	such holder is a broker-dealer and holds original notes acquired directly from us or any of our affiliates,

then, subject to our suspension rights, we shall use all commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 under the Securities Act (which may be an amendment to the exchange offer registration statement) within certain time parameters (but no earlier than the Filing Deadline), subject to the terms set forth in the registration rights agreements, and use all commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to 90 days after such registration statement was required to be filed.

In addition, pursuant to the registration rights agreements, we are required, to the extent necessary to ensure that the shelf registration statement is available for sales of original notes by certain holders of original notes, to use all commercially reasonable efforts to keep any shelf registration statement so required continuously effective, supplemented, amended and current as required by and subject to the provisions of the registration rights agreements, for a period of at least two years from the date of initial issuance of the applicable original notes as extended pursuant to the registration rights agreements, or such shorter period as will terminate when all of the original notes have been sold pursuant to the shelf registration statement or are no longer restricted securities under the Securities Act, all as set forth in the registration rights agreements. The registration rights agreements permits us, under certain circumstances, to allow the shelf registration statement to cease to become effective and useable or to delay the filing or the effectiveness of the shelf registration statement, if not then filed or effective, for one or more periods of 90 days in aggregate in any twelve month period. If we exercise this right, the two-year period referenced above will be extended by the number of days during which the exchange offer registration statement was not effective or useable. Failure to comply with the certain of the provisions of the registration rights agreements relating to the shelf registration statement could subject the Company and the guarantors to additional interest as described below.

Suspension Rights

Notwithstanding any of the above, we may allow the exchange offer registration statement, at any time after consummation of the exchange offer (if otherwise required to keep it effective) or the shelf registration statement, to cease to remain effective and usable, or may delay the filing or the effectiveness of the shelf registration statement if not then filed or effective, as applicable (the “Suspension Rights”), for one or more periods of 90 days in the aggregate in any twelve month period if (i) the board of directors of Pinnacle (or a committee thereof) determines in good faith that it is in the best interest of Pinnacle not to disclose the existence of or facts surrounding any proposed or pending material corporate transaction involving Pinnacle and Pinnacle mails notification to the noteholders within five business days after the Pinnacle board makes such determination, or (ii) the prospectus contained in the exchange offer registration statement or shelf registration statement, as the case may be, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the 180-day period referred to above during which the exchange offer registration statement is required to be effective and usable or the two-year period referred above during which the shelf registration statement is required to be effective and usable shall be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions (which such extension shall be the noteholders’ sole remedy for the exercise by the Company of the Suspension Rights during the time period permitted).

Additional interest

Subject to our Suspension Rights, if, pursuant to the terms of the registration rights agreements, one of the following occurs (each such event is referred to as a “registration default”):

•	we do not file any of the registration statements required by the registration rights agreements with the SEC on or prior to the applicable filing deadline;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we fail to consummate the exchange offer by November 28, 2017; or

•	any registration statement required by the registration rights agreements is filed and declared effective but shall thereafter cease to be effective or useable for its intended purpose,

then we will pay to each holder of original notes affected thereby additional interest in an amount equal to 0.25% per annum of the principal amount of transfer restricted securities held by such holder while the registration default continues for the first 90-day period immediately following the occurrence of such registration default.

The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults described above have been cured, up to a maximum amount of additional interest for all registration defaults of 0.5% per annum of the principal amount of transfer restricted securities held by such holder; provided that we will in no event be required to pay additional interest for more than one registration default at any given time. Following the cure of a registration default, the accrual of additional interest associated with such registration default with respect to such transfer restricted securities will cease. Notwithstanding the fact that any securities for which additional interest are due cease to be transfer restricted securities, all obligations of the Company to pay additional interest with respect to securities that accrued prior to the time that such securities ceased to be transfer restricted securities shall survive until such time as such obligations with respect to such securities shall have been satisfied in full.

For purposes of the preceding discussion, “transfer restricted securities” means each original note until the earliest to occur of:

(1)	the date on which such original note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2)	following the exchange by a broker-dealer in the exchange offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3)	the date on which such original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)	the date on which such original note is distributed to the public pursuant to Rule 144 under the Securities Act, provided that on or prior to the date of such distribution either (x) the exchange offer has been consummated or (y) a shelf registration statement has been declared effective by the SEC.

Description of exchange notes

You can find the definitions of certain capitalized terms used in this section under the subheading “—Certain definitions.” In this description, the terms “Pinnacle,” “we,” “us” and “our” refer only to Pinnacle Entertainment, Inc. and not to any of its subsidiaries.

On April 28, 2016, Pinnacle issued $375.0 million aggregate principal amount of 5.625% senior notes due 2024 under an indenture dated as of April 28, 2016 (as amended and supplemented, the “indenture”) between itself and Deutsche Bank Trust Company Americas, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). On October 12, 2016, Pinnacle issued an additional $125.0 million aggregate principal amount of 5.625% senior notes due 2024 (together with the 5.625% senior notes due 2024 issued in April 2016, the “original notes”) issued under the indenture in a private transaction that was not subject to the registration requirements of the Securities Act. The net proceeds of the sale of the first $375.0 million aggregate principal amount of original notes were used to make a cash payment to Pinnacle Predecessor in connection with the 2016 Spin-Off of the Company and the Merger of Pinnacle Predecessor with a wholly-owned subsidiary of Gaming and Leisure Properties, Inc., to pay transaction expenses in connection with the Spin-Off and the Merger, and to repay a portion of outstanding borrowings under our revolving credit facility, which matures in 2021. The net proceeds of the sale of the remaining $125.0 million aggregate principal amount of original notes were used to repay a portion of the outstanding borrowings under our revolving credit facility, which borrowings were incurred to pay the purchase price for the Meadows acquisition.

The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will bear a different CUSIP number from the original notes, and the exchange notes will not be subject to certain transfer restrictions, registration rights and certain provisions regarding additional interest applicable to the original notes prior to the consummation of the exchange offer. See “The exchange offer.”

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the exchange notes.

You can find the definitions of certain terms used in this description under “—Certain definitions.” Certain defined terms used in this description but not defined in this “Description of exchange notes” including under “—Certain definitions,” have the meanings assigned to them in the indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as otherwise indicated below, the following summary applies to both the exchange notes and the original notes. As used in this section of the prospectus, the term “notes” means both the exchange notes and the original notes, unless otherwise indicated. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief description of the notes

The notes:

•	are general senior unsecured obligations of Pinnacle;

•	are pari passu in right of payment with all senior Indebtedness of Pinnacle, without giving effect to collateral arrangements;

•	are effectively subordinated in right of payment to all secured Indebtedness of Pinnacle, including Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to all senior subordinated or subordinated Indebtedness of Pinnacle; and

•	are structurally subordinated to all liabilities of any Subsidiary of Pinnacle.

As of March 31, 2017, Pinnacle and its Subsidiaries had total consolidated Indebtedness in an outstanding principal amount of approximately $924.5 million, including approximately $424.4 million of secured Indebtedness outstanding under the Credit Agreement (in each case, excluding amounts under outstanding letters of credit and the financing obligation under the Master Lease) and an additional $217.4 million of borrowing capacity under the Credit Agreement (taking into account $9.2 million in outstanding letters of credit).

As of the Issue Date, all of our Subsidiaries other than the Existing Unrestricted Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants— Designation of restricted and unrestricted subsidiaries,” we will be permitted to designate certain additional Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Principal, maturity and interest

The original notes were issued in an aggregate principal amount of $500.0 million. Subject to Pinnacle’s compliance with the covenant described below under the caption “Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” Pinnacle may issue additional notes under the indenture from time to time after this exchange offer. Pinnacle will issue notes in denominations of $2,000 and integral multiples of $1,000. The notes will mature on May 1, 2024. The original notes, the exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any additional notes will be substantially identical in all respects to the notes, except that additional notes may have different issuance prices, will have different issuance dates and may have different CUSIP numbers and may have redemption or repurchase provisions conditioned on a particular transaction and may not be fungible with or treated as the same issue as the exchange notes offered in this offering for United States federal income tax purposes. Unless the context otherwise requires, for purposes of the indenture and this “Description of exchange notes,” references to the notes include any additional notes actually issued.

Interest on the notes accrues at the rate of 5.625% per annum and is payable semi-annually in arrears on May 1 and November 1. Pinnacle will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date. Interest on the original notes will accrue to the date of issue of the exchange notes. The exchange notes will accrue interest from their date of issue. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day, and no interest on such payment will accrue in respect of the delay.

Additional interest is payable with respect to the notes in certain circumstances if Pinnacle does not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreement as further described under “—The exchange offer—Additional interest”.

Methods of receiving payments on the notes

If a Holder of at least $1,000,000 in principal amount of the notes has given wire transfer instructions to Pinnacle, Pinnacle will pay all principal, interest and premium on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Pinnacle elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. Pinnacle may change the paying agent or registrar without prior notice to the Holders of the notes, and Pinnacle or any of its Affiliates or Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Pinnacle is not required to transfer or exchange any note selected for redemption. Also, Pinnacle is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption.

Redemption

Optional redemption

Optional redemption prior to May 1, 2019

At any time prior to May 1, 2019, Pinnacle may redeem the notes, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the present value at such redemption date of (x) the redemption price of the note at May 1, 2019 (such redemption price being set forth in the table appearing below under the caption “—Optional redemption on and after May 1, 2019”) plus (y) all required interest payments due on the note through May 1, 2019 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, together in either case with accrued and unpaid interest, if any, to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by Pinnacle as having a maturity comparable to the remaining term of the notes (as if the final maturity of the notes was May 1, 2019) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (as if the final maturity of the notes was May 1, 2019).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if Pinnacle obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Pinnacle, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Pinnacle by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) selected by Pinnacle.

Optional redemption with proceeds of equity offerings

At any time prior to May 1, 2019, Pinnacle may redeem the notes, in whole or in part, at any time or from time to time, at a redemption price of 105.625% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with an amount of cash equal to the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Pinnacle and its Subsidiaries); and

(2)	the redemption occurs within 180 days after the date of the closing of such Equity Offering.

Optional redemption on and after May 1, 2019

Except as described above, the notes will not be redeemable at Pinnacle’s option prior to May 1, 2019. On and after May 1, 2019, Pinnacle may redeem the notes, in whole or in part, at any time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2019	104.219%
2020	102.813%
2021	101.406%
2022 and thereafter	100.000%

Gaming redemption

In addition to the foregoing, if

(1)	any Gaming Authority makes a determination of unsuitability of a Holder or Beneficial Owner of notes (or of an Affiliate of such Holder or Beneficial Owner), or

(2)

any Gaming Authority requires that a Holder or Beneficial Owner of notes (or of an Affiliate thereof) must either (i) be licensed, qualified or found suitable under any applicable Gaming Laws or (ii) reduce its position in the notes to below a level that would require licensure, qualification or a finding of suitability, and such Holder or Beneficial Owner (or Affiliate thereof):

(A)	fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

(B)	fails to reduce its position in the notes appropriately; or

(C)	is denied such license or qualification or not found suitable, or

(3)	any Gaming Authority otherwise requires that notes from any Holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws,

Pinnacle shall have the right, at its option:

(i)	to require any such Holder or Beneficial Owner to dispose of its notes (or applicable portion of notes) within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(ii)	to call for the redemption of the notes (or applicable portion of notes) of such Holder or Beneficial Owner at a redemption price equal to the least of:

(A)	the principal amount thereof, together with accrued interest to, but not including, the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

(B)	the price at which such Holder or Beneficial Owner acquired the notes, together with accrued interest to, but not including, the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(C)	such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability, the Holder or Beneficial Owner will not have any further rights with respect to the notes to:

(1)	exercise, directly or indirectly, through any Person, any right conferred by the notes; or

(2)	receive any interest or additional interest, if any, or any other distribution or payment with respect to the notes; or

(3)	receive any remuneration in any form from Pinnacle or its Affiliates for services rendered or otherwise, except the redemption price of the notes.

Pinnacle shall notify the trustee in writing of any such redemption as soon as practicable, and, in any event, no later than five Business Days after receiving notice from the Gaming Authority of such notice or finding. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

In addition, by accepting a note, each Holder or Beneficial Owner of a note will be agreeing to comply with all requirements of the Gaming Laws and Gaming Authorities in each jurisdiction where Pinnacle and its Affiliates are licensed or registered under applicable Gaming Laws or conduct gaming activities. Each Holder or Beneficial Owner will also be agreeing that the notes held by such holder or beneficial owner shall be subject to the provisions of Article XIII of Pinnacle’s Restated Certificate of Incorporation (dealing with Gaming Laws and gaming-related restrictions on ownership and transfer), including any amendments thereto or any successor provisions thereto. See “Risk factors—As a holder of the notes you may be required to comply with registration, licensing, qualification or other requirements under gaming laws or dispose of your notes” in this prospectus for additional information on the restrictions on ownership and transfer of the notes contained in Pinnacle’s Restated Certificate of Incorporation.

No mandatory redemption

Pinnacle is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as is in accordance with DTC procedures; provided that any redemption pursuant to “Optional Redemption with Proceeds of Equity Offerings” shall be effected on a by lot basis (subject to DTC procedures) unless such method is otherwise prohibited or is not practicable.

No notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail (or in the case of global notes, given pursuant to applicable DTC procedures) at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that (a) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes (whether by covenant or legal defeasance) or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed or given less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under the caption “—Gaming redemption.” In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at Pinnacle’s discretion, be subject to one or more conditions precedent, such as refinancing, acquisitions or Equity Offerings. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Pinnacle’s sole discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Pinnacle in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by Pinnacle in its sole discretion) by the redemption date, or by the redemption date so delayed.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. In the case of physical notes, a new note in principal amount equal to the unredeemed portion of the old note will be issued (or a book entry position made) in the name of the Holder of notes upon cancellation of the old note. Notes called for redemption become due on the date fixed for redemption (subject to satisfaction of any applicable conditions precedent). Unless we default in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Subject to applicable securities laws, Pinnacle or its affiliates may at any time and from time to time acquire notes or other Indebtedness. Any such acquisition may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as Pinnacle or any such affiliates may determine.

Repurchase at the option of holders

Change of control and rating decline

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require Pinnacle to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer by Pinnacle (a “Change of Control Offer”) on the terms set forth in the indenture, except to the extent

Pinnacle has previously elected to redeem notes as described under “—Redemption—Optional redemption.” In the Change of Control Offer, Pinnacle will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following the occurrence of a Change of Control Triggering Event, Pinnacle will mail a notice to each Holder describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of global notes, given pursuant to applicable DTC procedures), pursuant to the procedures required by the indenture and described in such notice, subject to the last sentence of the fifth paragraph of this “Change of control and ratings decline” section. Pinnacle will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Pinnacle will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Pinnacle will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Pinnacle.

The paying agent will promptly pay to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

The provisions described above that require Pinnacle to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that Pinnacle repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Pinnacle will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Pinnacle and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon such Change of Control Triggering Event. If such a conditional Change of Control Offer is made, the Change of Control Payment Date may be delayed, in Pinnacle’s sole discretion, until such time as such Change of Control Triggering Event shall have occurred, or if such Change of Control Triggering Event shall not have occurred by the applicable Change of Control Payment Date (whether the original Change of Control Payment Date or the Change of Control Payment Date so delayed), then such Change of Control Offer may be rescinded by Pinnacle.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Pinnacle, or any third party making a Change of Control Offer in lieu of Pinnacle as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Pinnacle or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Pinnacle and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Pinnacle to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Pinnacle and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The presence of the Pinnacle’s note repurchase obligation in the event of a Change of Control Triggering Event may deter potential bidders from attempting to acquire Pinnacle, whether by merger, tender offer or otherwise. Such deterrence may have an adverse effect on the market price for Pinnacle’s securities, particularly its common stock, which would presumably reflect the market’s perception of the likelihood of any takeover attempt at a premium to the market price.

The Credit Agreement and the Master Lease provide that certain change of control events with respect to Pinnacle would constitute a default under the Credit Agreement or the Master Lease, respectively. Any future credit agreements or other agreements to which Pinnacle becomes a party may contain similar provisions. In the event a Change of Control Triggering Event occurs at a time when Pinnacle is prohibited from purchasing notes, Pinnacle could seek the consent of its lenders or other counterparties to the purchase of notes or could attempt to refinance the borrowings, as applicable, that contain such prohibition. If Pinnacle does not obtain such a consent or repay such borrowings, as applicable, Pinnacle will remain prohibited from purchasing notes. In such case, Pinnacle’s failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

Asset sales

Pinnacle will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Pinnacle (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale (or at such earlier time as Pinnacle (or the Restricted Subsidiary, as the case may be) becomes obligated to complete such Asset Sale) at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received in the Asset Sale by Pinnacle or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Permitted Business Assets; provided, however, that for purposes of this clause (2), each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Pinnacle’s or such Restricted Subsidiary’s most recent balance sheet (or in the notes thereto), of Pinnacle or such Restricted Subsidiary (other than liabilities of Pinnacle that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets (including in the case of a sale of a Subsidiary, Indebtedness of such Subsidiary so long as Pinnacle and its Restricted Subsidiaries are not guarantors of or co-obligors on such Indebtedness following such Asset Sale);

(b)	any securities, notes or other obligations or assets received by Pinnacle or such Restricted Subsidiary from such transferee that within 180 days after the consummation of such Asset Sale, subject to ordinary settlement periods, are converted by Pinnacle or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c)	any Designated Non-Cash Consideration received by Pinnacle or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of 2.25% of Consolidated Total Assets and $100 million at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Pinnacle or any of its Restricted Subsidiaries may apply an amount equal to those Net Proceeds at its option:

(1)	to repay Indebtedness under the Credit Agreement (or other Indebtedness of Pinnacle secured by a Lien) or Indebtedness of any Restricted Subsidiary;

(2)	(x) to prepay, repay, redeem or purchase notes, including (I) as provided under “—Optional Redemption,” (II) by making an offer (in accordance with the procedures set forth below for a Note Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to, but not including, the date of such purchase or (III) through open market purchases; or (y) to prepay, repay, redeem or purchase pari passu Indebtedness at a price of no more than 100% of the principal amount of such pari passu Indebtedness plus accrued and unpaid interest to, but not including, the date of such prepayment, repayment, redemption or purchase; provided further that, to the extent Pinnacle or such Restricted Subsidiary redeems, repays or repurchases pari passu Indebtedness pursuant to this clause (y), Pinnacle shall equally and ratably reduce (or offer to reduce) obligations under the notes as provided in the immediately preceding clause (x);

(3)	to improve real property or make capital expenditures;

(4)	to invest in or acquire Permitted Business Assets;

(5)	to enter into binding commitment to take any of the actions described in the foregoing clauses (1) through (4), and take such action within 12 months after the date of such commitment; or

(6)	any combination of the foregoing clauses (1) through (5).

Pending the final application of any Net Proceeds, Pinnacle may temporarily reduce revolving credit borrowings or otherwise invest or utilize the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, Pinnacle will make either the offers set forth in clause (a) or the offer set forth in clause (b), the choice of offer to be determined by Pinnacle in its sole discretion:

(a)

Pinnacle will make an offer (an “Asset Sale Offer”) to all Holders of notes (the “Note Asset Sale Offer”), and an offer to all holders of any other Indebtedness that is pari passu with the notes (the “Pari Passu Asset Sale Offer”) containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to the extent required pursuant to the terms of such other Indebtedness, to purchase, on a pro rata basis (with Excess Proceeds prorated between the Holders of notes and such holders of pari passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset

Sale Offer and the Pari Passu Asset Sale Offer, respectively, are made), the maximum principal amount of the notes and the maximum principal amount (or accreted value, as applicable) of such other pari passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. To the extent that the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, is less than the principal amount of notes or the principal amount (or accreted value, if applicable) of such pari passu Indebtedness offered to be purchased in the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, Pinnacle and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture.

(b)	Pinnacle will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem or repay with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. If any Excess Proceeds remain after consummation of such Asset Sale Offer, Pinnacle may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

If, in the case of clause (a) above, the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into such Note Asset Sale Offer or Pari Passu Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Excess Proceeds, or, in the case of clause (b), the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or, if the notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the trustee will deem to be fair and appropriate, and Pinnacle shall select pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered notes and pari passu Indebtedness.

The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (the “Asset Sale Payment Date”), and will be payable in cash. After the completion of any Asset Sale, Pinnacle may make an Asset Sale Offer prior to the time it is required to do so hereunder. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

If any non-cash consideration received by Pinnacle or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition, at the time of such conversion or disposition, shall be subject to the provisions of this covenant (subject to the proviso of the definition of “Asset Sale”).

Pinnacle will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Pinnacle will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The Credit Agreement will contain restrictions on Pinnacle’s ability to purchase notes with Asset Sale proceeds. Any future credit agreements or other agreements may contain similar restrictions. In the event an Asset Sale occurs at a time when Pinnacle is prohibited from purchasing notes, Pinnacle could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If

Pinnacle does not obtain such a consent or repay such borrowings, Pinnacle will remain prohibited from purchasing notes. In such case, Pinnacle’s failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

Certain covenants

Set forth below are summaries of certain covenants contained in the indenture.

During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture, Pinnacle and its Restricted Subsidiaries will not be subject to the following provisions of the indenture (collectively, the “Suspended Covenants”):

(a)	“—Restricted payments”;

(b)	“—Incurrence of indebtedness and issuance of preferred stock”;

(c)	“—Dividend and other payment restrictions affecting subsidiaries”;

(d)	clause (4) of the first paragraph of “—Merger, consolidation or sale of assets”;

(e)	“—Transactions with affiliates”; and

(f)	“Repurchase at the option of holders—Asset sales.”

In the event that Pinnacle and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or assigns the notes a rating below the required Investment Grade Ratings (the “Reversion Date”), then Pinnacle and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants.

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “— Incurrence of indebtedness and issuance of preferred stock” below or one of the clauses set forth in the second paragraph of “—Incurrence of indebtedness and issuance of preferred stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Incurrence of indebtedness and issuance of preferred stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been Existing Indebtedness, so that it is classified as permitted under clause (2) of the second paragraph under “—Incurrence of indebtedness and issuance of preferred stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted payments” will be made as though the covenant described under “—Restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Restricted payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by Pinnacle or its Restricted Subsidiaries during the Suspension Period. For purposes of the covenant described under “Repurchase at the option of holders —Asset sales,” on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

In the event that Pinnacle and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as described above, during such period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

There can be no assurance that the notes will ever achieve or maintain any Investment Grade Rating.

Restricted payments

Pinnacle will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A)	declare or pay any dividend or make any other distribution on account of Pinnacle’s or any of its Restricted Subsidiaries’ Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Pinnacle or (y) to Pinnacle or a Restricted Subsidiary of Pinnacle);

(B)	purchase, redeem or otherwise acquire or retire for value (x) any Equity Interests of Pinnacle (other than Disqualified Stock within 365 days of the Stated Maturity of such Disqualified Stock) or (y) any preferred stock of a Restricted Subsidiary of Pinnacle (other than within 365 days of the Stated Maturity thereof), in the case of each of clauses (x) and (y), other than any such Equity Interests or preferred stock held by Pinnacle or a Restricted Subsidiary of Pinnacle;

(C)	make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Pinnacle that is subordinated in right of payment to the notes (except a payment within 365 days of the Stated Maturity thereof and other than Indebtedness permitted under clause (6) of the covenant described below under the caption “— Incurrence of indebtedness and issuance of preferred stock”); or

(D)	make any Restricted Investment (all such payments and other actions set forth in these clauses (A) through (D) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Pinnacle would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Pinnacle and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by the next succeeding paragraph (other than clause (1) thereof)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Pinnacle for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of Pinnacle’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of (x) the aggregate net cash proceeds and the fair market value of readily marketable securities or other property, received by Pinnacle since the Issue Date (i) as a contribution to its common equity capital, or (ii) from the issue or sale of Equity Interests of Pinnacle (other than Disqualified Stock), or (iii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Pinnacle, in each case in this clause (iii), that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Pinnacle), plus

(c)	to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary) that was made after the Issue Date and was included in the calculation of Restricted Payments made under the indenture:

(x)	is sold for cash or otherwise liquidated or repaid for cash or Cash Equivalents, in whole or in part (including through the sale of capital stock or other securities of an Unrestricted Subsidiary other than to Pinnacle or any of its Restricted Subsidiaries), or

(y)	is repurchased or redeemed by any person (other than Pinnacle or any of its Restricted Subsidiaries) or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Pinnacle or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by Pinnacle or any of its Restricted Subsidiaries, including any Investment Guarantee or reductions in liabilities under Guarantees), or any payments are made under management contracts or services agreements relating to such Restricted Investment,

100% of the aggregate reduction of or return with respect to, and all other payments, and the fair market value of assets other than cash, received with respect to, such Restricted Investment, plus

(d)	to the extent that any Restricted Investment was made after the Issue Date in an entity that subsequently becomes a Restricted Subsidiary (other than through the redesignation of an Unrestricted Subsidiary to which clause (e) below shall apply) and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investment, plus

(e)	to the extent that any Unrestricted Subsidiary of Pinnacle is redesignated as a Restricted Subsidiary in compliance with the covenant “—Designation of restricted and unrestricted subsidiaries,” or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Pinnacle or a Restricted Subsidiary, in each case after the Issue Date, the fair market value of Pinnacle’s and its Restricted Subsidiaries’ Investment in such Subsidiary (directly or indirectly) as of the date of such redesignation, merger, consolidation, amalgamation, transfer or conveyance or liquidation.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, if at the date of declaration or giving of the redemption notice, as the case may be, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, discharge, defeasance (whether by covenant or legal defeasance) or other acquisition of any Indebtedness of Pinnacle that is subordinated to the notes or of any Equity Interests of Pinnacle (including all accrued interest on the Indebtedness, all accrued dividends on the Equity Interests and the amount of all prepayment penalties, fees, expenses and premiums incurred in connection therewith) in exchange for, or by conversion into, or out of the net cash proceeds of the sale (other than to a Restricted Subsidiary of Pinnacle) of, Equity Interests of Pinnacle (other than Disqualified Stock) or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Pinnacle; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, discharge, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	(x) the redemption, repurchase, retirement, discharge, defeasance (whether by covenant or legal defeasance) or other acquisition of Indebtedness of Pinnacle that is subordinated to the notes with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, or (y) the redemption, repurchase, retirement or other acquisition of Disqualified Stock of Pinnacle with the net cash proceeds from an issuance of, or in exchange for, Permitted Refinancing Indebtedness constituting Disqualified Stock;

(4)	the payment of any dividend by a Restricted Subsidiary of Pinnacle to the holders of its Equity Interests (other than preferred stock) on a pro rata basis;

(5)	redemptions, repurchases or repayments of Indebtedness or Equity Interests of Pinnacle or any of its Subsidiaries to the extent required by any Gaming Authority having jurisdiction over Pinnacle or any Restricted Subsidiary or deemed necessary by the Board of Directors of Pinnacle in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority or other right to conduct lawful gaming operations or as required under “—Redemption—Gaming redemption” above;

(6)	the repurchase, redemption, retirement or other acquisition or retirement for value of any Equity Interests of Pinnacle or any Restricted Subsidiary of Pinnacle held by any member of Pinnacle’s (or any of its Restricted Subsidiaries’) present or former management or any officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) upon the death, disability, retirement or termination of employment of such member of management or such officer, director, employee or consultant or pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or similar agreement;

(7)	the declaration and payment of dividends to holders of Pinnacle’s Disqualified Stock and to holders of preferred stock of Restricted Subsidiaries issued in accordance with the covenant described under the caption “— Incurrence of indebtedness and issuance of preferred stock”;

(8)	(i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants, rights or other Equity Interests in respect thereof if such Equity Interests represent a portion of the exercise price of such options, warrants, rights or other Equity Interests in respect thereof; and (ii) payments made or expected to be made by Pinnacle or any Restricted Subsidiary of Pinnacle in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee or consultant of Pinnacle or any Subsidiary of Pinnacle (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(9)	if a Change of Control Triggering Event or an Asset Sale has occurred and Pinnacle shall have consummated the Change of Control Offer or Asset Sale Offer, respectively, and purchased on the Change of Control Payment Date or the Asset Sale Payment Date, respectively, all notes tendered (up to the maximum amount of notes required to be so purchased, in the case of an Asset Sale Offer) in response to the Change of Control Offer or the Asset Sale Offer, respectively, as described above under “—Repurchase at the option of holders—Change of control and rating decline” or “—Asset sales,” respectively, any purchase or redemption (within 60 days after the Change of Control Payment Date or the Asset Sale Payment Date, respectively) of any Indebtedness that is subordinated to the notes or of any Disqualified Stock, in each case, required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value or liquidation preference, as applicable) thereof, plus accrued and unpaid interest or accrued and unpaid dividends, as applicable, thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(10)	purchase by Pinnacle or any of its Restricted Subsidiaries of preferred stock of a Restricted Subsidiary of Pinnacle if after giving effect thereto Pinnacle’s and its Restricted Subsidiaries’ direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases;

(11)	Investment Guarantees, Investment Guarantee Payments, Permitted Joint Venture Investments or other Investments (without duplication) that Pinnacle has elected to include in the calculation of Restricted Payments pursuant to either clause (16)(b)(y) of the definition of “Permitted Investments” or clause (y) of the definition of “Permitted Joint Venture Investment”;

(12)	any payment made relating to any Trust Agreement;

(13)	Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants, rights or other Equity Interests or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law;

(14)	any Restricted Payment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of Pinnacle on a pro forma basis is less than 2.75 to 1.0 (without deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness);

(15)	Restricted Payments pursuant to any Transaction Agreement or otherwise in connection with the Transactions;

(16)	Restricted Payments by a joint venture that are required or permitted to be made by such venture pursuant to the terms of the joint venture arrangements or applicable law to holders of the Equity Interests of such venture;

(17)	the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to Pinnacle or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(18)	to the extent constituting Restricted Payments, payments to counterparties under Hedging Obligations or other hedge or swap or option agreements entered into in connection with the issuance of convertible debt; and

(19)	other Restricted Payments not to exceed $200.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Pinnacle or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Pinnacle in good faith.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (19) above, or is permitted pursuant to the first paragraph of this covenant, Pinnacle will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

For purposes of this covenant and any other covenants of the indenture, it is understood that Pinnacle may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment, incurrence of Indebtedness or other action that complied with the conditions of this covenant or such other covenants, made in reliance on such calculation by Pinnacle based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this covenant or such other covenants, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

The incurrence of Indebtedness (including Guarantees) and the granting of Liens, to the extent in compliance with the covenants described under the captions “—Incurrence of indebtedness and issuance of preferred stock” and “—Liens,” respectively, and any payment of consideration to holders of Pinnacle’s or any of its Restricted Subsidiaries’ Equity Interests from the proceeds thereof, in each case, in connection with a merger or consolidation constituting or resulting in a Change of Control and otherwise permitted by the indenture shall not constitute a Restricted Payment or be subject to the provisions of this covenant if either (A) Pinnacle has made a Change of Control Offer as a result of such Change of Control as described above under the caption “Repurchase at the option of the holders—Change of control and rating decline” or Pinnacle has made an offer to purchase the notes in the manner, at the times and otherwise in compliance with the requirements set forth under such covenant or (B) there shall be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible change by either of the Rating Agencies) an increase in the rating of the notes by both Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date.

Incurrence of indebtedness and issuance of preferred stock

Pinnacle will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Pinnacle will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Pinnacle and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), Pinnacle may issue Disqualified Stock and Pinnacle’s Restricted Subsidiaries may issue preferred stock if, in any such case, the Fixed Charge Coverage Ratio for Pinnacle’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including as set forth in the definition of “Fixed Charge Coverage Ratio”), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Pinnacle and/or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Credit Facilities or otherwise; provided that the aggregate principal amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under such Credit Facilities or otherwise after giving effect to such incurrence does not exceed the greater of $1,235 million and 27.5% of Consolidated Total Assets; provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this caption “—Incurrence of indebtedness and issuance of preferred stock”;

(2)	the incurrence by Pinnacle and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Pinnacle of Indebtedness represented by the notes to be issued on the date of the indenture in the principal amount of $375.0 million;

(4)

the incurrence by Pinnacle and/or any of its Restricted Subsidiaries of (a) Indebtedness represented by Purchase Money Indebtedness and Capital Lease Obligations, or (b) Indebtedness in connection with the construction of any new facility or facilities related to, or the acquisition of assets used in (whether by the purchase of assets or of capital stock of any person owning such assets), any Permitted Business or in connection with the renovation, repair, expansion or refurbishment by Pinnacle or any Restricted Subsidiary of any of its existing facilities, in the case of each of clauses (a) and (b), including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (4), in an aggregate principal amount or accreted value, as applicable, not to exceed $150.0 million in the aggregate at any time outstanding;

(5)	the incurrence by Pinnacle or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Indebtedness (including an Investment Guarantee) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (9), (10), (19) or, without duplication, (22) of this paragraph or this clause (5);

(6)	the incurrence by Pinnacle or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock by a Restricted Subsidiary, in each case between or among Pinnacle and any of its Restricted Subsidiaries (including Indebtedness or preferred stock of any Restricted Subsidiary to Pinnacle or another Restricted Subsidiary or of Pinnacle to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business); provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, or preferred stock being held by a Person other than Pinnacle or a Restricted Subsidiary of Pinnacle and (b) any sale or other transfer (excluding Liens permitted by the indenture) of any such Indebtedness or preferred stock to a Person that is neither Pinnacle nor a Restricted Subsidiary of Pinnacle will be deemed, in each case, to constitute an incurrence of such Indebtedness by Pinnacle or such Restricted Subsidiary or an issuance of preferred stock by such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Pinnacle and/or any of its Restricted Subsidiaries of Hedging Obligations that are entered into for bona fide hedging activities and not for speculative purposes (including, without limitation, Hedging Obligations or other hedge or swap or option agreements entered into as part of, or in connection with, an issuance of convertible debt by Pinnacle or its Restricted Subsidiaries);

(8)	the guarantee by Pinnacle or any of its Restricted Subsidiaries of Indebtedness of Pinnacle or a Restricted Subsidiary of Pinnacle that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by Pinnacle or any of its Restricted Subsidiaries of any Investment Guarantee that constitutes a Permitted Joint Venture Investment or Investment Guarantee Indebtedness;

(10)	Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees, letters of credit or similar obligations provided by Pinnacle or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Pinnacle’s and its Restricted Subsidiaries’ applications for gaming licenses or such workers’ compensation claims, self-insurance, obligations, bonds or guarantees);

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(12)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13)

Indebtedness arising from agreements of Pinnacle or any of its Restricted Subsidiaries providing for indemnification, earn-out, adjustment of purchase price, contingency payment obligations or similar obligations or deposits, in each case, incurred or assumed in connection with the acquisition or disposition or development of any business, assets or a subsidiary, other than guarantees of

Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that:

(a)	such Indebtedness is not reflected at the time of such incurrence or assumption on the balance sheet of Pinnacle or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

(b)	in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Pinnacle and/or that Restricted Subsidiary in connection with that disposition;

(14)	the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock;

(15)	Indebtedness incurred to repurchase Indebtedness or Equity Interests of Pinnacle or any of its Subsidiaries pursuant to clause (5) under the caption “—Restricted payments”;

(16)	(i) Indebtedness representing deferred compensation to employees of Pinnacle or any of its Restricted Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Pinnacle or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under “— Restricted payments”;

(17)	Indebtedness consisting of the financing of insurance premiums;

(18)	Indebtedness, Disqualified Stock or preferred stock to the extent the net proceeds thereof are promptly deposited to defease the notes as described under “Legal defeasance and covenant defeasance” or discharge the indenture as described under “Satisfaction and discharge;”

(19)	Acquired Debt and any other Indebtedness incurred to finance a merger, consolidation or other acquisition; provided that (i) immediately after giving effect to the incurrence of such Acquired Debt and such other Indebtedness, as the case may be, on a pro forma basis as if such incurrence (and the related merger, consolidation or other acquisition) had occurred at the beginning of the applicable four-quarter period, (A) Pinnacle and its Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (B) the Fixed Charge Coverage Ratio for Pinnacle and its Restricted Subsidiaries would be no less than the Fixed Charge Coverage Ratio for Pinnacle and its Restricted Subsidiaries immediately prior to such merger, consolidation or other acquisition or (ii) such Indebtedness is Indebtedness of a Restricted Subsidiary that existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof;

(20)	Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate amount not to exceed $50 million at any time outstanding;

(21)	Indebtedness constituting Development Expenses or the proceeds of which were applied to fund Development Expenses; provided that the Fixed Charge Coverage Ratio calculated as set forth in the first paragraph of this covenant would have been (a) at least 2.0 to 1.0 (excluding any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, for purposes of such calculation), and (b) at least 1.6 to 1.0 (including any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, for purposes of such calculation);

(22)	Indebtedness in an aggregate amount not to exceed $100.0 million at any time outstanding consisting of loans advanced by any lessor or an Affiliate of any lessor under the Master Lease or any Additional Lease for the purpose of funding capital expenditures with respect to gaming facilities and related assets;

(23)	Contribution Indebtedness;

(24)	Indebtedness representing obligations of Pinnacle or any Restricted Subsidiary to reimburse a Person who is not an Affiliate for amounts paid for options on land that such Person will be transferring to Pinnacle or one of its Restricted Subsidiaries for development; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (24) shall not exceed $30.0 million at any time; and

(25)	the incurrence or issuance by Pinnacle and/or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (25), not to exceed the greater of 3.5% of Consolidated Total Assets and $150 million (it being understood that Indebtedness incurred, or Disqualified Stock or preferred stock issued, pursuant to this paragraph (25) shall cease to be deemed incurred or outstanding for purposes of this clause (25) but shall be deemed to be incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which Pinnacle or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (25)).

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Pinnacle will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Pinnacle may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant, provided that Pinnacle or the applicable Restricted Subsidiary would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Indebtedness under the Credit Agreement outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” to the extent permitted by such exception. If any Contribution Debt is reclassified as incurred under any provision other than under clause (23), the related issuance of Equity Interests may be included in any calculation under clause (3) of the first paragraph of “—Certain covenants—Restricted payments”.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. The maximum amount of Indebtedness, Disqualified Stock or preferred stock that Pinnacle or a Restricted Subsidiary may incur or issue shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Disqualified Stock or preferred stock, due solely to fluctuations in the exchange rates of currencies.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or preferred stock, the U.S. dollar-equivalent principal amount or liquidation value of Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or preferred stock was incurred or issued, in the case of term debt, Disqualified Stock or preferred stock, or first committed, in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or preferred stock is incurred or issued to refinance other Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation value of such refinancing Indebtedness, Disqualified Stock or preferred stock in the applicable currency does not exceed the principal amount or liquidation value of such Indebtedness, Disqualified Stock or preferred stock being refinanced in the applicable currency (plus all accrued interest on the Indebtedness, and the amount of all prepayment penalties, fees, expenses and premiums incurred in connection therewith).

The principal amount of any Indebtedness, Disqualified Stock or preferred stock incurred or issued to refinance other Indebtedness, Disqualified Stock or preferred stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or preferred stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or preferred stock is denominated that is in effect on the date of such refinancing.

A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on subordinated debt; guarantees of debt securities

Pinnacle will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of Pinnacle, unless such Indebtedness is expressly subordinated in right of payment to the notes. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority. In addition, following the Issue Date, no Restricted Subsidiary of Pinnacle will directly or indirectly guarantee, or become jointly and severally liable with respect to, any Indebtedness of Pinnacle in excess of $50.0 million in the aggregate for all such Indebtedness (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of Pinnacle to the extent a guarantee is required as a result of the assumption by Pinnacle of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the Issue Date, other than Indebtedness incurred pursuant to the caption “—Incurrence of indebtedness and issuance of preferred stock” so long as such Indebtedness is secured by a Permitted Lien, unless a guarantee is provided in respect of the notes by such Restricted Subsidiary.

Liens

Pinnacle will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired (such Lien, the “Initial Lien”), unless all payments due under the indenture and the notes are secured (1) on an equal and ratable basis with the obligations so secured (if such obligations are pari passu with the notes) until such time as such obligations are no longer secured by a Lien or (2) on a senior basis to the obligations so secured to the extent such obligations are subordinated in right of payment to the notes.

For purposes of determining compliance with this “Liens” covenant, (A) a Lien securing an item of Indebtedness, Disqualified Stock or preferred stock need not be permitted solely by reference to one category of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or the first paragraph of this covenant, Pinnacle will be permitted to classify or reclassify such Lien securing such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness, Disqualified Stock or preferred stock secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness, Disqualified Stock or preferred stock will be treated as being incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Dividend and other payment restrictions affecting subsidiaries

Pinnacle will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on its Capital Stock to Pinnacle or any of its Restricted Subsidiaries, or pay any indebtedness owed to Pinnacle or any of its Restricted Subsidiaries;

(b)	make loans or advances to Pinnacle or any of its Restricted Subsidiaries; or

(c)	transfer any of its properties or assets to Pinnacle or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the provisions of any agreements governing Existing Indebtedness or Credit Facilities or the Transaction Agreements and any agreements as in effect on the Issue Date;

(2)	(x) the indenture and the notes, in each case as the same may be amended from time to time in accordance with the terms thereof, and (y) other Indebtedness pari passu with the notes, provided that in the case of this clause (y), the restrictions contained in the agreements governing such pari passu Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Pinnacle, than those contained in the indenture and the notes;

(3)	applicable law, rule, regulation, decree or order (including any Gaming Law and any rules, regulations, orders or requirements of any Gaming Authority);

(4)	any agreement or instrument (including those governing Indebtedness (including Acquired Debt) or Capital Stock) of a Person acquired by Pinnacle or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the Equity Interests of the Person, so acquired, provided that, in the case of Indebtedness, Disqualified Stock or preferred stock, such Indebtedness, Disqualified Stock or preferred stock was permitted by the terms of the indenture to be incurred;

(5)	customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of Pinnacle or any Restricted Subsidiary;

(6)	non-assignment provisions or other customary restrictions arising under any purchase money financing or licenses or other contracts entered into in the ordinary course of business;

(7)	purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture that impose restrictions on that property of the nature described in clause (c) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restriction on action by that Restricted Subsidiary pending its sale or other disposition;

(9)	restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under the indenture;

(10)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Pinnacle, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12)	restrictions in respect of Equity Interests in joint ventures or non-wholly owned Restricted Subsidiaries or the property of joint ventures or non-wholly owned Restricted Subsidiaries;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14)	the Credit Facilities, provided that the restrictions contained in the agreements governing such Credit Facilities are no more restrictive, taken as a whole, in the good faith judgment of Pinnacle, than those contained in the Credit Agreement as of the Issue Date;

(15)	any Indebtedness incurred or preferred stock issued by Foreign Subsidiaries or joint ventures that is permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(16)	restrictions imposed pursuant to any of the Trust Agreements upon the occurrence of a Trigger Event;

(17)	agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary;

(18)	restrictions imposed by Gaming Authorities on entities holding, or operating pursuant to, Gaming Approvals;

(19)	restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto);

(20)	the subordination provisions of any Indebtedness owed to Pinnacle or any of its Restricted Subsidiaries;

(21)	restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is not a direct or indirect parent of such Restricted Subsidiary;

(22)	restrictions on transfers of assets subject to industrial revenue bond financing or financing with similar instruments;

(23)	encumbrances or restrictions with respect to the Master Lease or any Additional Lease and the applicable properties subject thereto;

(24)	encumbrances or restrictions of the types referred to in clause (a), (b) and (c) of the preceding paragraph contained in Indebtedness or agreements entered into in connection with Indebtedness which do not materially impair the ability of Pinnacle to make payments owing with respect to the notes, as determined in good faith by Pinnacle;

(25)	restrictions in any agreement relating to the Undeveloped Land; and

(26)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (25) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are no more restrictive, taken as a whole, in the good faith judgment of Pinnacle, with respect to such dividend and other payment restrictions than those contained in the most restrictive of those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

Nothing contained in this covenant shall prevent Pinnacle or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the covenant described under the caption “—Liens” or (2) restricting the sale or other disposition of property or assets of Pinnacle or any of its Restricted Subsidiaries that secure Indebtedness of Pinnacle or any of its Restricted Subsidiaries.

Merger, consolidation or sale of assets

Pinnacle may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Pinnacle is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Pinnacle and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)	either (a) Pinnacle is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Pinnacle) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws);

(2)	the Person formed by or surviving any such consolidation or merger (if other than Pinnacle) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of Pinnacle to be performed or observed;

(3)	immediately before and immediately after giving effect to such transaction and the contemplated by clause (2) above (including, without limitation, giving effect to any Indebtedness and any Acquired Debt incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default exists;

(4)

on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) Pinnacle or the Person formed by or surviving any such consolidation or merger (if other than Pinnacle), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness and issuance of preferred stock,” or (b) Pinnacle (or the Person formed by or surviving any such consolidation or merger (if other than Pinnacle) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made) and its Restricted Subsidiaries will have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge

Coverage Ratio for Pinnacle and its Restricted Subsidiaries immediately prior to such transaction and

(5)	Pinnacle or the Person formed by or surviving any such consolidation or merger (if other than Pinnacle) shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

In addition, Pinnacle may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Pinnacle’s and and its Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this “Merger, consolidation or sale of assets” covenant, Pinnacle will be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

This “Merger, consolidation or sale of assets” covenant will not apply to:

(i)	a merger, consolidation, sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Pinnacle and any of its Restricted Subsidiaries;

(ii)	a merger between Pinnacle and an Affiliate of Pinnacle incorporated or formed solely for the purpose of reincorporating or reorganizing Pinnacle in another state of the United States or the District of Columbia or changing the legal domicile of Pinnacle or for the sole purpose of forming or collapsing a holding company structure or changing the form of legal entity; or

(iii)	the Transactions and any transactions related thereto, or any other transfers, sales or dispositions of real property and related assets to GLPI or its Subsidiaries to the extent Pinnacle or its Restricted Subsidiaries will lease such real property and related assets.

Transactions with affiliates

Pinnacle will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate involving aggregate consideration in excess of $20.0 million (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to Pinnacle or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Pinnacle or such Restricted Subsidiary with an unrelated Person; and

(2)	Pinnacle delivers to the trustee a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with the indenture and clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any indemnification or employment, consultancy, advisory, severance or separation agreements or arrangements and benefit plans or arrangements and any transactions contemplated by any of the foregoing relating to compensation and benefits matters, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers, directors, advisors or consultants entered into by Pinnacle or any of its Restricted Subsidiaries in the ordinary course of business or otherwise approved by the Board of Directors of Pinnacle;

(2)	transactions between or among Pinnacle and/or its Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction);

(3)	transactions with a Person that is an Affiliate of Pinnacle solely because Pinnacle or one of its Restricted Subsidiaries owns an Equity Interest in such Person;

(4)	payment of reasonable directors’ fees (including reimbursement of expenses, and payments in connection with consultancy services provided by directors or their Affiliates) and indemnity provided on behalf of officers, directors employees of Pinnacle or any of its Restricted Subsidiaries;

(5)	sales or issuances of Equity Interests (other than Disqualified Stock) of Pinnacle to Affiliates of Pinnacle;

(6)	the pledge of Equity Interests of Unrestricted Subsidiaries or joint ventures to support the indebtedness thereof;

(7)	Permitted Investments and Restricted Payments that are not prohibited by the provisions of the indenture described above under the caption “—Restricted payments”;

(8)	transactions disclosed in Pinnacle’s Commission filings prior to the Issue Date and any agreements, instruments or obligations as in effect on the Issue Date and transactions contemplated thereby and any renewals, replacements, amendments, supplements or other modifications thereof (so long as the terms of such renewals, replacements, amendments, supplements or modifications are not less favorable to the Holders of the notes in any material respect, taken as a whole, as compared to the applicable agreement as in effect on the Issue Date);

(9)	the occurrence of a Trigger Event and the transactions contemplated by each applicable Trust Agreement;

(10)	transactions with persons who have entered into an agreement, contract or arrangement with Pinnacle or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because Pinnacle and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of Pinnacle’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) and determined by them to be in the best interests of Pinnacle;

(11)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to Pinnacle and its Restricted Subsidiaries taken as a whole, in the determination of Pinnacle’s Board of Directors or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)	transactions with joint ventures and Subsidiaries thereof, Unrestricted Subsidiaries and an ACDL Entity relating to the provision of management services (including intellectual property rights), overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of Pinnacle’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through Pinnacle and its Restricted Subsidiaries); provided that no Affiliate of Pinnacle (other than Pinnacle’s Restricted Subsidiaries) has an interest (other than indirectly through Pinnacle and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture (and subsidiaries thereof), Unrestricted Subsidiary and ACDL Entity;

(13)	any transaction with respect to which Pinnacle or any of its Restricted Subsidiaries obtains an opinion as to the fairness to Pinnacle or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(14)	transactions between Pinnacle or any Restricted Subsidiary and any Person, a director of which is also a director of Pinnacle; provided, however, that such director abstains from voting as a director of Pinnacle on any matter involving such other Person;

(15)	transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(16)	the Transactions, the Transaction Agreements and any actions pursuant thereto or contemplated thereby.

Designation of restricted and unrestricted subsidiaries

Each of the Existing Unrestricted Subsidiaries shall be an Unrestricted Subsidiary as of the Issue Date. Further, the Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary (which for the avoidance of doubt shall not include the designation of the Existing Unrestricted Subsidiaries as such on the Issue Date), the aggregate fair market value of all outstanding Investments owned by Pinnacle and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will constitute Restricted Investments under the first paragraph of the covenant described above under the caption “—Restricted payments” or, if eligible, Permitted Investments, as determined by Pinnacle. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business activities

Pinnacle will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Pinnacle and its Restricted Subsidiaries taken as a whole.

Master Lease

Neither Pinnacle nor Tenant will enter into any amendment to the Master Lease if such amendment would materially impair the ability of Pinnacle to satisfy its obligations to make payments on the notes. Tenant shall not transfer its rights or obligations under the Master Lease to any Person other than (i) to Pinnacle or a Restricted Subsidiary or (ii) with respect to a particular property or properties to the extent Pinnacle and its Restricted Subsidiaries will cease to operate such property or properties; provided, however, that no such transfer shall be permitted hereunder unless permitted under the Master Lease or consented to in writing by Landlord.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Pinnacle will furnish to the trustee, with written instructions for mailing to the Holders of notes, upon Holder request, within 30 days after the time periods specified in the Commission’s rules and regulations for a non-accelerated filer:

(1)

all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, as applicable, if or as if Pinnacle were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Pinnacle’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Pinnacle were required to file such reports.

The availability of the foregoing materials on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy Pinnacle’s obligations to furnish such materials to the trustee for mailing to the Holders of notes, upon Holder request; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Pinnacle’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

In addition, Pinnacle has agreed that, for so long as any notes remain outstanding, if Pinnacle is not required to file with the Commission the reports required by the first paragraph of this covenant, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default and remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of or premium, if any, on the notes;

(3)	subject to the last paragraph of this covenant, failure by Pinnacle or any of its Restricted Subsidiaries for 60 days after receipt of notice from the trustee or Holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture, unless such failure to comply has been waived;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Pinnacle or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Pinnacle or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of such Indebtedness at final maturity (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 20 Business Days),

and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $100.0 million; provided, that this clause (4) shall not apply to any Investment Guarantee or Investment Guarantee Indebtedness unless Pinnacle or one of its Restricted Subsidiaries defaults in the performance of its payment obligations in respect of its Investment Guarantee of such Investment Guarantee Indebtedness;

(5)	failure by Pinnacle or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(6)	certain events of bankruptcy or insolvency described in the indenture with respect to Pinnacle or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

(7)	after the effectiveness thereof, the Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to the Master Lease or an amendment, waiver or modification of the Master Lease not prohibited by “—Certain covenants—Master Lease.”

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Pinnacle, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in writing in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes; provided that the Holders of a majority in aggregate principal amount of the notes then outstanding may rescind an acceleration of the notes and waive the payment default that resulted from such acceleration.

Pinnacle is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Pinnacle is required to deliver to the trustee, a statement specifying such Default or Event of Default. In the event that the Holders of at least 25% in principal amount of the then outstanding notes deliver to the trustee a notice of a Default or an Event of Default or an acceleration, such holders also shall deliver a copy of such notice to Landlord.

Notwithstanding the foregoing, in the event of a default by Pinnacle or any of its Restricted Subsidiaries in the performance of any of their respective obligations under the indenture, including any default in the payment of any sums payable thereunder, then, in each and every such case, subject to applicable Gaming Laws, Landlord shall have the right (subject to the terms of the Master Lease), but not the obligation, to cause the default or defaults to be cured or remedied (to the extent such default is susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in the indenture, and any such tender of payment or performance by Landlord shall be accepted by the trustee and the Holders of the notes and shall constitute payment and/or performance by Pinnacle or such Restricted Subsidiary for purposes of the indenture.

Notwithstanding clause (3) of the first paragraph above or any other provision of the indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by Pinnacle with the covenant described under the caption “—Certain covenants—Reports” or any failure to comply with the requirements of Section 314(a) of the TIA shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the notes shall not have any right under the indenture to accelerate the maturity of the notes as a result of any such failure to comply. If a failure to comply by Pinnacle with the covenant described under the caption “—Certain covenants—Reports” or any failure to comply with the requirements of Section 314(a) of the TIA continues for 60 days after Pinnacle receives notice of such failure to comply in accordance with clause (3) of the first paragraph above (such notice, the “Reports Default Notice”), and is continuing on the 60th day following Pinnacle’s receipt of the Reports Default Notice, Pinnacle will pay liquidated damages to all Holders of notes at a rate per annum equal to 0.25% of the principal amount of the notes from the 60th day following Pinnacle’s receipt of the Reports Default Notice to, but not including the earlier of (x) the 121st day following Pinnacle’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by Pinnacle with the covenant described under the caption “— Certain covenants—Reports” or any failure to comply with the requirements of Section 314(a) of the TIA shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by Pinnacle with the covenant described under “—Certain covenants—Reports” or any failure to comply with the requirements of Section 314(a) of the TIA shall not have been cured or waived on or before the 121st day following Pinnacle’s receipt of the Reports Default Notice, then the failure to comply by Pinnacle with the covenant described under “—Certain covenants— Reports” or any failure to comply with the requirements of Section 314(a) of the TIA shall on such 121st day constitute an Event of Default. A failure to comply with the covenant described under “—Certain covenants— Reports” or any failure to comply with the requirements of Section 314(a) of the TIA automatically shall cease to be continuing and shall be deemed cured at such time as Pinnacle furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy Pinnacle’s obligation to furnish such information or report to the trustee); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of Pinnacle or any successor entity, as such, will have any liability for any obligations of Pinnacle under the notes, the indenture or any related registration rights agreements for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

Pinnacle may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest or premium on such notes when such payments are due from the trust referred to below;

(2)	Pinnacle’s obligations with respect to the notes concerning issuing temporary notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Pinnacle’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Pinnacle may, at its option and at any time, elect to have the obligations of Pinnacle released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including the events described in clauses (1),

(2), or (6) under the caption “—Events of default and remedies” above pertaining to Pinnacle) described under the caption “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes. Pinnacle may exercise Legal Defeasance regardless of whether it previously has exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Pinnacle must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, on and accrued and unpaid interest on the outstanding notes on the Stated Maturity or on a redemption date, as the case may be, and Pinnacle must specify whether the notes are being defeased to maturity or to a particular redemption date; provided that, with respect to any redemption pursuant to “—Redemption—Optional redemption— Optional redemption prior to May 1, 2019,” the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate as of the third Business Day preceding the date of such deposit with the trustee;

(2)	in the case of Legal Defeasance, Pinnacle must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Pinnacle has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable United States federal income tax law, in either case to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Pinnacle must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit or other Indebtedness which is being defeased or discharged and, in each case, the granting of Liens in connection therewith);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being defeased or discharged or repaid) to which Pinnacle or any of its Restricted Subsidiaries is a party or by which Pinnacle or any of its Restricted Subsidiaries is bound;

(6)	Pinnacle must deliver to the trustee an officer’s certificate stating that the deposit was not made by Pinnacle with the intent of preferring the Holders of notes over the other creditors of Pinnacle or with the intent of defeating, hindering, delaying or defrauding creditors of Pinnacle or others; and

(7)	Pinnacle must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging such Legal Defeasance or Covenant Defeasance.

Amendment, supplement and waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions described above under “—Repurchase at the option of holders” and other provisions for effecting a redemption that do not reduce the redemption price);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of or interest or premium on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the contractual rights of Holders of notes expressly set forth in the indenture to receive payments of principal of or interest or premium on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the provisions described above under the caption “—Repurchase at the option of holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, Pinnacle and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect, mistake or inconsistency, provided such action shall not adversely affect the interests of the Holders of notes;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	(a) to reflect a change in the name or form of entity or jurisdiction of organization of Pinnacle or (b) to provide for the assumption of Pinnacle’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Pinnacle’s assets;

(4)	to comply with the rules of any applicable securities depository;

(5)	to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture, including the covenant under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(7)	to make any change that would provide any additional rights or benefits to the Holders of notes (including to provide for any guarantees of the notes or any collateral securing the notes or any guarantees of the notes) or that does not materially adversely affect the legal rights under the indenture of any such Holder;

(8)	to conform the text of the indenture or the notes to any provision of the “Description of notes” section in the offering memorandum of PNK Entertainment, Inc., dated April 12, 2016, relating to the original notes issued in April 2016 as set forth in an officer’s certificate; or

(9)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to Pinnacle, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year (or are to be called for redemption within one year) and Pinnacle has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to, but not including, the date of maturity or redemption; provided that, with respect to any redemption pursuant to “Redemption—Optional redemption— Optional redemption prior to May 1, 2019,” the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate as of the third Business Day preceding the date of such deposit with the trustee;

(2)	Pinnacle has paid or caused to be paid all other sums then due and payable by it under the indenture; and

(3)	Pinnacle has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Pinnacle must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The satisfaction and discharge will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of Pinnacle’s obligations under the notes and the indenture.

Concerning the trustee

If the trustee becomes a creditor of Pinnacle, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACDL Entity” means any of (i) Asian Coast Development (Canada) Ltd., a British Columbia corporation, (ii) Ho Tram Project Company Limited, a Vietnamese limited liability company, (iii) any Person (other than Pinnacle or any Restricted Subsidiary) that is an Affiliate of the foregoing, and (iv) successors to any of the foregoing.

“ACDL Investment” means any Investment (i) in an ACDL Entity (whether made directly or through one or more Unrestricted Subsidiaries) or (ii) in any other Person (including without limitation any Vietnam Subsidiary) made in connection with any development, construction, acquisition, management, operation, licensing or other business activity with, involving or relating to any ACDL Entity.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness, Disqualified Stock, or preferred stock of any other Person existing at the time such other Person is merged, acquired, consolidated or amalgamated with or into or becomes a Restricted Subsidiary (including by designation) of such specified Person, whether or not such Indebtedness, Disqualified Stock, or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that such Lien was not incurred in connection with such acquisition;

provided that, for the avoidance of doubt, if such Indebtedness, Disqualified Stock, or preferred stock is redeemed, repurchased, retired, discharged, defeased (whether by covenant or legal defeasance) or otherwise acquired (or if irrevocable deposit has been made for the purpose of such redemption, repurchase, retirement, discharge, defeasance (whether covenant or legal) or other acquisition) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged, acquired, consolidated or amalgamated with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness, Disqualified Stock, or preferred stock shall not constitute Acquired Debt. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from a Person or the date a Person becomes a Restricted Subsidiary.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to additional interest described above under the caption “—The exchange offer—Additional interest” in the event of a Registration Default.

“Additional Lease” shall mean any lease entered into for the purpose of Pinnacle or any of its Restricted Subsidiaries to acquire the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming Facilities, including, without limitation, the lease agreement to be entered into in connection with the Meadows Racetrack Acquisition.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that none of GLPI or any of its Subsidiaries (including Pinnacle Predecessor and its Subsidiaries) shall be deemed to be an Affiliate of Pinnacle or any of its Restricted Subsidiaries. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(a)	the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Pinnacle and its Subsidiaries taken as a whole or any disposition that constitutes a Change of Control pursuant to the indenture shall not constitute an Asset Sale and shall be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control and rating decline” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions described under the caption “—Repurchase at the option of holders—Asset sales”; and

(b)	the issuance or sale of Equity Interests in any of Pinnacle’s Restricted Subsidiaries (other than preferred stock issued in compliance with the covenant described above under the caption “—Certain Covenants—Incurrence of indebtedness and issuance of preferred stock”);

provided, however, that notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $25.0 million;

(2)	a transfer of assets between or among Pinnacle and any of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by any Restricted Subsidiary to Pinnacle or to any other Restricted Subsidiary;

(4)	(a) the sale, exchange for replacement items or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business and (b) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business;

(5)	(a) sales, transfers or other dispositions of used, worn out, obsolete, damaged or surplus property, or property otherwise unsuitable for use in connection with the business, by Pinnacle and its Restricted Subsidiaries, (b) the abandonment or other sale, transfer or other disposition of intellectual or other property that is, in the judgment of Pinnacle, no longer economically practicable to maintain or useful in the conduct of the business of Pinnacle and its Restricted Subsidiaries taken as a whole and (c) the license of intellectual property to GLPI or any of its Subsidiaries (or any other lessor or Affiliates thereof) for use in connection with the ownership and operation of the properties subject to the Master Lease or any Additional Lease;

(6)	the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(7)	a Restricted Payment or Permitted Investment that is not prohibited by the covenant described above under “—Certain covenants—Restricted payments” or any transaction specifically excluded from the definition of “Restricted Payment;”

(8)	(a) the issuance or sale of directors’ qualifying shares or (b) the issuance, sale or transfer of Equity Interests of foreign Restricted Subsidiaries to foreign nationals to the extent required by applicable law;

(9)	leases (as lessor or sublessor) of real or personal property and guaranties of any such lease in the ordinary course of business;

(10)	licenses and sublicenses by Pinnacle or any of its Restricted Subsidiaries of software, trademarks, know-how, patents and other intellectual property or intellectual property rights and other general intangibles;

(11)	terminations of Hedging Obligations or other hedge or swap or option agreements entered into in connection with the issuance of convertible debt;

(12)	any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims, or voluntary terminations of other contracts or assets, in the ordinary course of business;

(13)	foreclosure, condemnation or any similar action with respect to any property or other assets, including transfers or dispositions of such property or other assets subject thereto;

(14)	any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Pinnacle or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(15)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Pinnacle or any of its Restricted Subsidiaries, including sale and leaseback transactions and asset securitizations, permitted by the indenture;

(16)	sales of Unrestricted Subsidiaries or joint ventures, or Equity Interests or other Investments therein, or assets thereof;

(17)	the occurrence of any Trigger Event;

(18)	the grant of any Liens not prohibited by the indenture and any exercise of remedies in respect thereof;

(19)	any disposition of undeveloped or substantially undeveloped real estate, provided that in such disposition: (i) Pinnacle and its Restricted Subsidiaries making such disposition receives consideration at the time of such disposition at least equal to the fair market value of the real estate assets disposed of (as determined reasonably and in good faith by the Board of Directors of Pinnacle), and (ii) at least 60% of the consideration received from such disposition by Pinnacle and its Restricted Subsidiaries making such disposition is cash or Cash Equivalents and is received at the time of the consummation of such disposition (for purposes of this provision, each of the following shall be deemed to be cash: (a) any liabilities as shown on Pinnacle or such Restricted Subsidiaries’ most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of Pinnacle and (iv) non-recourse Indebtedness) that are assumed by the transferee of any such assets, and (b) to the extent of the cash received, any notes or other obligations received by Pinnacle and its Restricted Subsidiaries making the disposition from such transferee that are converted by Pinnacle or such Restricted Subsidiary into cash within 60 days of receipt);

(20)	any disposition of all or any portion of the Undeveloped Land;

(21)	any disposition of all or any portion of the STAR and TIF Bonds;

(22)	any disposition required by any Gaming Authority to the extent the Net Cash Proceeds thereof are applied as set forth under the caption “—Repurchase at the option of holders—Asset sales”; and

(23)	any sales, transfers or other dispositions pursuant to the Transaction Agreements or otherwise in connection with the Transactions and any transactions related thereto, including sales, transfers or other dispositions of Equity Interests and other property to Pinnacle or any of its Subsidiaries or to GLPI or any of its Subsidiaries, and any other transfers, sales or dispositions of real property, vessels and related assets to GLPI or its Subsidiaries or to any lessor (or Affiliate of such a lessor) under any Additional Lease to the extent Pinnacle or its Restricted Subsidiaries will lease or have the right to use such real property, vessels and related assets.

In addition, for the avoidance of doubt, conveyances, sales, leases, assignments, transfers or other dispositions which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function. “Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by any Person may, in the sole discretion of Pinnacle, be accounted for as an operating lease and not as a Capital Lease Obligation; and provided, further, that, for the avoidance of doubt, (i) the Master Lease and any Additional Leases will be accounted for as an operating lease and not as a Capital Lease Obligation and (ii) GAAP for purposes of this definition shall be deemed GAAP as in effect on the Issue Date.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, Euros or any national currency of any participating member state of the European Union or such local currencies held by Pinnacle and its Subsidiaries from time to time in the ordinary course of business;

(2)

securities issued or directly and fully guaranteed or insured by the United States government, Canada or any country that is a member of the European Union or any agency, subdivision or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities that are issued by the United States government) or issued by the Federal National Mortgage

Association, the Federal Home Loan Mortgage Corporation or the Federal Farm Credit Banks Funding Corporation, in each case, having maturities of not more than two years after the date of acquisition;

(3)	securities issued or directly and fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any agency, subdivision or instrumentality thereof or by any foreign government (and that at the time of acquisition have an investment grade rating from Moody’s or S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service)) having maturities of not more than two years after the date of acquisition;

(4)	certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to (or any bank holding company owning such lender) the Credit Facilities or with any commercial bank having capital and surplus of at least $250.0 million at the time of acquisition;

(5)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) through (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above at the time of acquisition;

(6)	commercial paper rated at the time of acquisition within one of the two highest ratings obtainable for such securities by Moody’s or S&P and maturing within two years after the date of acquisition;

(7)	marketable short term money market and similar securities having the highest rating obtainable from Moody’s and S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) at the time of acquisition and in each case maturing within two years after the date of acquisition;

(8)	other dollar denominated securities issued by any Person incorporated in the United States and that at the time of acquisition have an investment grade rating from Moody’s or S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) and maturing not more than two years after the date of acquisition;

(9)	money market funds that invest at least 90% of their assets in Cash Equivalents of the kinds described in clauses (1) through (8) of this definition; and

(10)	solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, in each case maturing within two years from the date of acquisition, so long as the indebtedness of such country has an investment grade rating from S&P or Moody’s (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or payable promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent type Investments in the country where such Foreign Subsidiary maintains its chief executive office and principal place of business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Pinnacle and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than to Pinnacle or any of its Restricted Subsidiaries;

(2)	the adoption by shareholders of a plan relating to the liquidation or dissolution of Pinnacle; or

(3)	the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above), other than any holding company which owns 100% of the Voting Stock of Pinnacle (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Pinnacle, measured by voting power rather than number of shares.

For the avoidance of doubt, the Transactions and any transactions related thereto shall not constitute a Change of Control.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a)	in each case to the extent deducted in calculating such Consolidated Net Income:

(1)	provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period;

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations related to interest rates;

(3)	any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of the foregoing) associated with any Financing Activity, to the extent deducted in computing such Consolidated Net Income;

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non- cash charges or expenses, including any write-off or write-down, reducing Consolidated Net Income for such period (excluding (x) any amortization of a prepaid cash expense that was paid in a prior period and (y) any such non-cash charges and expenses that result in an accrual of or reserve for cash charges or expenses in any future period on or prior to the final Stated Maturity of the notes and that such Person elects not to add back in the current period) of such Person and its Restricted Subsidiaries for such period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to the extent such Person elected to previously add back such amounts to Consolidated Cash Flow;

(5)	any Pre-Opening Expenses;

(6)

the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any nonrecurring strategic initiatives, other business optimization expense (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including, without limitation, any net after-tax losses on disposal of abandoned, disposed or discontinued operations during such period or attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person (in each case other than in the ordinary course of business) during such period whether or not otherwise includable as a separate item in the statement of such

Consolidated Net Income for such period, losses resulting from any temporary business interruption resulting from integration of facilities (including integration in connection with the Transactions or any investment not prohibited by the indenture) and fees associated with the cancellation of lease obligations);

(7)	the amount of any expense consisting of Restricted Subsidiary income attributable to non- controlling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary except to the extent of any cash distributions in respect thereof;

(8)	the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (8) to the extent that such amount of insurance proceeds plus Consolidated Cash Flow attributable to such property for such period (without giving effect to this clause (8)) plus Estimated Business Interruption Insurance attributable to such property for such period does not exceed Consolidated Cash Flow attributable to such property during the most recently completed four fiscal quarter period for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated Cash Flow attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(9)	any losses resulting from mark to market accounting of Hedging Obligations or other derivative instruments;

(10)	redemption or prepayment premiums relating to the repayment or redemption of Indebtedness permitted pursuant to the indenture; and

(11)	any charges, fees and expenses (or any amortization thereof) related to any acquisition, Investment or disposition not prohibited by the indenture (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, and in each case not already excluded from Consolidated Net Income pursuant to clause (12) of the definition thereof,

(b)	minus (without duplication) in each case to the extent included in calculating such Consolidated Net Income:

(1)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period, which was not added back to Consolidated Cash Flow when accrued;

(2)	the amount of non-cash gains resulting from mark to market accounting of Hedging Obligations or other derivative instruments;

(3)	any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Period; and

(4)	the amount of any income consisting of Restricted Subsidiary losses attributable to non- controlling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary.

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated Cash Flow for any period shall be further adjusted as follows:

(A)	acquisitions (including the occurrence of a Reverse Trigger Event) of any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall include the Consolidated Cash Flow of the acquired Person (or attributable to the acquired property, business, operations or asset) or applicable to such investments, and related transactions, and subject to clause (C) bellow shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(B)	any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been disposed of by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, and any discontinued operations (as determined in accordance with GAAP), will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall exclude the Consolidated Cash Flow of the disposed of Person (or attributable to the disposed of property, business, operations or asset or discontinued operations) or applicable to such disposed of investments and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(C)	Pro Forma Cost Savings shall be given effect;

(D)	(a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

(E)	the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four- quarter reference period;

(F)	in the event of any Expansion Capital Expenditures incurred during such period with respect to a business or project opened during such period, there shall be added to Consolidated Cash Flow the product determined by multiplying (i) the Consolidated Cash Flow attributable to such Expansion Capital Expenditures and including management agreements or similar agreements (as determined by such Person) in respect of the first three (3) complete fiscal quarters following the opening of the business or project with respect to which such Expansion Capital Expenditures were made by (ii) (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters);

(G)	in the event of any Permitted Joint Venture Investment made during such period with respect to a business or project opened during such period, there shall be added to Consolidated Cash Flow the product determined by multiplying (i) the Consolidated Cash Flow attributable to such Permitted Joint Venture Investment and including management agreements or similar agreements (as determined by such Person) in respect of the first three (3) complete fiscal quarters following the opening of the business or project with respect to which such Permitted Joint Venture Investment was made by (ii) (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters);

(H)	in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three following fiscal quarters, there shall be added to Consolidated Cash Flow an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries;

(I)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Cash Flow or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Cash Flow for any previous period and not added back, shall be included; and

(J)	cash dividends and distributions paid to Pinnacle and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary not otherwise included in Consolidated Net Income shall be included.

Notwithstanding anything to the contrary contained herein, Consolidated Cash Flow shall be deemed to be $76.2 million for the fiscal quarter ended on March 31, 2015; $61.5 million for the fiscal quarter ended on June 30, 2015; $56.5 million for the fiscal quarter ended on September 30, 2015; and $48.8 million for the fiscal quarter ended on December 31, 2015 (subject to applicable pro forma adjustments). For purposes of determining Consolidated Cash Flow for any period that includes any period occurring prior to the Issue Date, Consolidated Cash Flow for each fiscal quarter ending after December 31, 2015 shall be calculated on a pro forma basis giving effect to the Transactions, including giving effect to the Master Lease as if it had been in effect during such period and cost savings relating to the Transactions (all as reasonably determined by an officer of Pinnacle).

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person as of such date of determination (the “Calculation Date”), after giving effect to all transactions to occur on the Calculation Date (including for purposes of the last paragraph of “—Certain covenants—Restricted payments,” the merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith), to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the “reference period”) immediately preceding the Calculation Date. For the avoidance of doubt, for purposes of this definition, “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A)—(J) of the definition thereof.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)	any gain or loss (together with any related provision for taxes thereon), realized in connection with (a) any Asset Sale or (b) any disposition of any securities by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(2)	the Net Income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of such Person and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash) (including by any Person referred to in clauses (i)-(iv));

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of “Certain covenants—Restricted payments,” the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been waived; provided that such exclusions shall not apply with respect to limitations imposed either (x) pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or in respect of which the required steps have been taken to have such Acquired Debt defeased (whether by covenant or legal defeasance) or discharged, or a deposit has been made for such purpose or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided, further, that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

(4)	any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(5)	any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

(6)	the cumulative effect of a change in accounting principles shall be excluded;

(7)	any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7));

(8)	losses, to the extent covered by insurance and actually reimbursed, or, so long as Pinnacle has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(9)	Estimated Business Interruption Insurance shall be included for such period;

(10)	gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded;

(11)

any non-recurring charges or expenses of such Person or its Restricted Subsidiaries or of a company or business acquired by such Person or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person or its Restricted Subsidiaries shall be excluded; and

(12)	any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory, or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, shall be excluded.

Notwithstanding anything contained herein to the contrary, for purposes of the indenture, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under the Master Lease or any Additional Lease in the applicable period, and no other deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under the Master Lease or any Additional Lease not paid in cash during the relevant period or other non-cash amounts incurred in respect of the Master Lease or any Additional Lease; provided that any “true-up” of rent paid in cash pursuant to the Master Lease or any Additional Lease shall be accounted for in the fiscal quarter in which such payment relates as if such payment were originally made to such fiscal quarter.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person which is secured by a Lien as of such date of determination (the “Determination Date”), after giving effect to all transactions to occur on the Determination Date, to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Determination Date. For the avoidance of doubt, for purposes of this definition, “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A)—(J) of the definition thereof.

“Consolidated Total Assets” means, with respect to any date of determination, the total amount of assets that would appear on a consolidated balance sheet of Pinnacle and its Restricted Subsidiaries as of the most recent date on or prior to such date of determination for which internal financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, with respect to any Person as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or which a Person has called for redemption, repurchase, retirement, discharge or defeasance (whether by covenant or legal defeasance), on or prior to such date, (ii) Indebtedness of the type described in clause (5) of the definition thereof and Indebtedness constituting banker’s acceptances, letters of credit, Hedging Obligations and Investment Guarantees to the extent such Investment Guarantee would not be reflected as Indebtedness on Pinnacle’s consolidated balance sheet (excluding references in footnotes not otherwise reflected on the balance sheet) in accordance with GAAP, and (iii) in the case of Indebtedness of a non-Wholly Owned Restricted Subsidiary, to the extent Consolidated Cash Flow (including through the calculation of Consolidated Net Income or due to non-controlling interests in such Restricted Subsidiary owned by a Person other than Pinnacle or any of its Restricted Subsidiaries) did not include all of the Net Income of such Restricted Subsidiary, an amount of Indebtedness of such Restricted Subsidiary (provided that such Indebtedness is not otherwise guaranteed by Pinnacle or another Restricted Subsidiary, if any, that guarantees the notes) directly proportional to the amount of Net Income of such Restricted Subsidiary not so included in Consolidated Cash Flow (including through the calculation of Consolidated Net Income), less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries, less (c) Development Expenses (unless specified that Development Expenses shall be included in making such calculation).

“Contribution Indebtedness” means Indebtedness of Pinnacle in an aggregate principal amount or liquidation preference on any date of Incurrence not greater than twice the aggregate amount of any net cash proceeds received by Pinnacle from any Equity Offerings of Pinnacle after the Issue Date; provided that:

(1)	such net cash proceeds can be the basis of Contribution Indebtedness on such date of Incurrence only to the extent that such net cash proceeds have not then been used to make a Restricted Payment clause (2) of the first paragraph of “—Certain covenants—Restricted payments” where such net cash proceeds shall not be considered to have been used to make a Restricted Payment unless the amount available to make such Restricted Payment under such clause (2) at such time excluding such net cash proceeds would not be sufficient to permit such Restricted Payment and then only to the extent such net cash proceeds are necessary to permit such Restricted Payment at such time, and

(2)	if, on the date of Incurrence of any Contribution Indebtedness, after giving pro forma effect to the incurrence thereof, the aggregate outstanding principal amount of Contribution Indebtedness would exceed the aggregate amount of such net cash proceeds, the amount of such excess then being Incurred shall be Indebtedness (i) that is not secured Indebtedness, (ii) that does not rank senior in right of payment to the notes, and (iii) with a final maturity date no earlier than the final maturity date of the notes, and

(3)	such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an officer’s certificate on the Incurrence date thereof.

“Credit Agreement” means the Credit Agreement to be entered into by and among PNK Entertainment, Inc., the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, the other agent parties thereto, and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Credit Agreement or other agents or other lenders).

“Credit Facilities” means one or more debt facilities or commercial paper facilities or debt securities or other forms of debt financing, in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit, or debt securities, including any related notes, guarantees, collateral documents, indentures, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended and restated, modified, renewed, extended, supplemented, refunded, replaced, restructured in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Pinnacle or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, executed by a financial officer of Pinnacle, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Development Expenses” means, without duplication (a) Indebtedness (including Investment Guarantee Indebtedness) incurred or issued for the purpose of financing and (b) amounts (whether funded with the proceeds of Indebtedness, cash flow or otherwise) used to fund, in each case, (i) Expansion Capital Expenditures, (ii) Permitted Joint Venture Investments, (iii) Development Projects or (iv) interest, fees or related charges or expenses with respect to such Indebtedness; provided that

(A)	Pinnacle or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming Approvals or other governmental authorizations, so long as, in the case of any such Gaming Approvals or other governmental authorizations, Pinnacle or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming Approvals or governmental authorizations) and

(B)	no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure project or a Development Project from and after the end of the first full fiscal quarter after the earlier of (x) the opening of the business or project to which such Development Expenses relate or (y) completion of construction of the applicable Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project.

“Development Project” shall mean Investments, directly or indirectly, (a) in any joint ventures in which Pinnacle or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management or similar contract and in which Pinnacle or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interests of such joint venture, or (b) in, or expenditures with respect to, casinos and “racinos” or Persons that own casinos or “racinos” (including casinos and “racinos” in development or under construction that are not presently opening or operating with respect to which Pinnacle or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract (or an agreement to enter into such a management or similar contract) and such contract remains in effect at the time of such Investment or expenditure, though it may be subject to regulatory approvals), in each case, used to finance, or made for the purpose of allowing such joint venture, casino or “racino”, as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such joint venture, casino or “racino” and assets ancillary or related thereto, or the construction and development of a casino, “racino” or assets ancillary or related thereto, including Pre-Opening Expenses with respect to such joint venture, casino or “racino” and other fees and payments to be made to such joint venture or the owners of such casino or “racino”.

“Development Services” means the provision (through retained professionals or otherwise) of development, design or construction, management or similar services with respect to any Gaming Facility or the development, design or construction thereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (other than (x) solely for Capital Stock (other than Disqualified Stock) or (y) as a result of a redemption required by Gaming Law or not prohibited by the indenture), provided, however, only the portion of Capital Stock which is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Pinnacle to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Pinnacle may not repurchase or redeem any such Capital Stock pursuant to such provisions (x) unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments” or (y) prior to any purchase of the notes as are required to be purchased pursuant to the provisions of the indenture as described under “—Repurchase at the option of holders—Change of control and rating decline” and “—Asset sales.”

“Employee Matters Agreement” means the employee matters agreement between Pinnacle and Pinnacle Predecessor, to be entered into at or about the time of the Spin-Off or promptly thereafter, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and Hedging Obligations entered into as a part of, or in connection with, an issuance of such debt security).

“Equity Offering” means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of Pinnacle.

“Estimated Business Interruption Insurance” shall mean the amount (determined in good faith by Pinnacle) of business interruption insurance Pinnacle expects to collect with respect to any casualty event; provided, that with respect to damage to any property, such amount shall not, together with the actual Consolidated Cash Flow generated at such property for the applicable period, exceed the sum of (i) the historical Consolidated Cash Flow for the previous four complete quarters for such property ending prior to the date the damage occurred for which financial results are available (or annualized if such property has less than four full quarters of operations), and (ii) the amount of business interruption insurance not reflected in clause (i) that Pinnacle expects to collect as a reimbursement in respect of expenses incurred at such property with respect to such period (provided that the amount included pursuant to this clause (ii) shall not exceed the amount of such expenses incurred at such property that are actually included in calculating Consolidated Net Income for such period).

“Event of Default” means an event described under the caption “—Events of default and remedies.”

“Existing Indebtedness” means Indebtedness of Pinnacle and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the Issue Date, until repaid.

“Existing Notes” means the 6.375% Senior Notes due 2021, 7.50% Senior Notes due 2021, 7.75% Senior Subordinated Notes due 2022 and 8.75% Senior Subordinated Notes due 2020 issued by Pinnacle Predecessor and its subsidiaries.

“Existing Unrestricted Subsidiaries” means ACE Gaming, LLC, Ameristar Casino Springfield, LLC, AREP Boardwalk, LLC, Casino Magic (Europe), B.V., Casino Magic Hellas Management Services, S.A., Pinnacle Retama Partners, LLC, PNK Development 10, LLC, PNK Development 11, LLC, PNK Development 17, LLC, PNK Development 18, LLC, PNK Development 28, LLC, PNK Development 29, LLC, PNK Development 30, LLC, PNK Development 31, LLC, PNK (SA), LLC, PNK (VN), Inc., PNK Finance MLS Corp. and PNK (Kansas), LLC.

“Expansion Capital Expenditures” means any capital expenditure by Pinnacle or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties, including, without limitation, pursuant to the terms of a Hotel Agreement, that, in Pinnacle’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of Pinnacle and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Proceeds of an Asset Sale and excluding capital expenditures made in the ordinary course to maintain, repair, restore or refurbish the property of Pinnacle and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s or property’s day to day operations as then conducted.

“Financing Activity” means any of the following: (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by Pinnacle or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof (including any premium, penalty, commissions or fees) or (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of (a) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to (b) the Fixed Charges of such Person for such period.

For purposes of calculating the Fixed Charge Coverage Ratio:

(1)	in the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, defeases (whether by covenant or legal defeasance), discharges, repurchases, retires or redeems (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter reference period and Fixed Charges relating to any such Indebtedness or preferred stock that has been repaid, defeased (whether by covenant or legal defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded;

(2)	“Consolidated Cash Flow” shall be calculated as set forth in the definition thereof, including after giving effect on a pro forma basis, without duplication, to the items in clauses (A)—(J) of the definition thereof;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and any Person, property, business, operations or asset (including a management or similar agreement) or investments that have been disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, shall be excluded (unless specified that Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, shall be included in making such calculation) until from and after the end of the first full fiscal quarter after the earlier of (x) the opening of the business or project to which such Development Expenses relate or (y) completion of construction of the applicable Expansion Capital Expenditure or Permitted Joint Venture Investment;

(5)	the occurrence of a Trigger Event or Reverse Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Fixed Charges resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period;

(6)	interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and

(7)	interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as such specified Person may designate.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to- market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820 and excluding interest expense associated with a Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) except as provided in clause (3) below), the interest component of any deferred payment obligations constituting Indebtedness, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations relating to interest rates, but (y) excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Financing Activities associated with undertaking, or proposing to undertake, any Financing Activity; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon (provided that unless specified otherwise, any interest expense in respect of any Investment Guarantee or Investment Guarantee Indebtedness will not be counted pursuant to this clause (3) except to the extent that such Person or any of its Restricted Subsidiaries actually makes payments in respect thereof or is imminently required to actually make payments thereunder in which case, pro forma effect shall be given to all such payments that such Person, in good faith, reasonably expects to be required to pay during the next four quarters as though such payments had been made for the relevant period (but without duplication of amounts paid so that, in any event, no more than four quarters of payments are counted)); plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Pinnacle (other than Disqualified Stock) or to Pinnacle or a Restricted Subsidiary of Pinnacle, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of Pinnacle that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (2) conducts substantially all of its business operations outside the United States.

“GAAP” means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination. Notwithstanding anything to the contrary herein, for all purposes of the indenture except for the calculation of Consolidated Total Assets, (a) the Master Lease and any Additional Lease shall not constitute Indebtedness or a capital lease or a Capital Lease Obligation regardless of how such Master Lease or Additional Lease may be treated under GAAP, (b) any payments in connection with such Master Lease or Additional Lease shall not constitute consolidated interest expense of Pinnacle and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under the Master Lease or any Additional Lease in the applicable period, and no other deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under the Master Lease or any Additional Lease not paid in cash during the relevant period or other non-cash amounts incurred in respect of the Master Lease or any Additional Lease; provided that any “true-up” of rent paid in cash pursuant to the Master Lease or any Additional Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Gaming Approval” means any and all approvals, licenses, registration, qualification, finding of suitability, authorizations, permits, consents, rulings, orders or directives (a) relating to any gaming business (including par-mutuel betting) or enterprise, including to enable Pinnacle or any of its Restricted Subsidiaries to engage in, operate or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Issue Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Issue Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated after giving effect to the Transactions.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or horse racing business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, managed, leased or operated by Pinnacle or any of its Restricted Subsidiaries.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted, operated or managed by Pinnacle or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“GLPI” means Gaming and Leisure Properties, Inc., a Pennsylvania corporation.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets, of all or any part of any Indebtedness; provided that “Guarantee” shall not include any lease of property (where Pinnacle or a Subsidiary of Pinnacle is the lessee) entered into in connection with the issuance of industrial revenue bonds or similar instruments which industrial revenue bonds or similar instruments are held by Pinnacle or its Subsidiaries, where such lease obligations were intended to support debt service on such industrial revenue bonds or similar instruments.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, currency swap agreement, interest rate cap agreements, interest rate collar agreements, commodity swap agreement, commodity cap agreement, commodity collar agreement or foreign exchange contract; and

(2)	other agreements or arrangements designed to hedge or protect such Person against, or transfer or mitigate, fluctuations in interest rates or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Hotel Agreements” shall mean the franchise/license agreements, management agreements and other related agreements, including, without limitation, information technology agreements, entered into by Pinnacle or its Restricted Subsidiaries in connection with the operation and management of an existing hotel, or a hotel to be built as part of any potential development project of Pinnacle or its Restricted Subsidiaries.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations (it being understood that the obligations of such Person under the Master Lease or any Additional Lease shall not constitute Indebtedness);

(5)	representing the balance deferred and unpaid of the purchase price of any property, except

(i)	any such balance that constitutes an accrued expense or trade payable or liabilities incurred in the ordinary course of business, including insurance premium financing, or is payable through the issuance of Equity Interests (other than Disqualified Stock) of Pinnacle and

(ii)	any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person; provided that any earn-out obligation that appears in the liabilities section of the balance sheet (excluding disclosure in footnotes or notes relating thereto) of such Person shall be excluded to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow;

(6)	representing net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of the types referred to in clauses (1) through (6) above of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

The amount of any Indebtedness outstanding as of any date will be:

(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(c)	in the case of Indebtedness of others secured by a Lien on any assets of the specified Person, the lesser of the amount of such Indebtedness and the fair market value of such assets;

(d)	in the case of clause (5) above, the net present value thereof determined in accordance with GAAP;

(e)	in the case of clause (6), zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person; and

(f)	obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days.

For the avoidance of doubt, it is understood and agreed that (i) (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of cash management agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness, (ii) (x) mortgage, industrial revenue bond, industrial development bond or similar financings to the extent that the holder of such Indebtedness is Pinnacle or any of its Subsidiaries and (y) Capitalized Lease Obligations to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness of the type described in clause (x) held by Pinnacle or its Subsidiaries shall not constitute Indebtedness and (iii) obligations under the Master Lease or any Additional Lease shall not constitute Capital Lease Obligations or any other type of Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)	debt securities or debt instruments with an Investment Grade Rating at the time of acquisition, but excluding any debt securities or instruments constituting loans or advances among Pinnacle and its Subsidiaries;

(c)	investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold cash pending investment or distribution; and

(d)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Guarantee” means any guarantee, directly or indirectly, by Pinnacle or any of its Restricted Subsidiaries of Indebtedness of a Permitted Joint Venture (or any completion guarantee with respect to a Permitted Joint Venture or any agreement to advance funds, property or services on behalf of a Permitted Joint Venture to maintain the financial condition of such Permitted Joint Venture or any similar obligation with respect to a Permitted Joint Venture); provided that any such guarantee with respect to a Permitted Joint Venture will continue to constitute an Investment Guarantee in the event that the Permitted Joint Venture whose obligations are so guaranteed ceases to qualify as a Permitted Joint Venture after such guarantee was entered into.

“Investment Guarantee Indebtedness” means the obligations of a Permitted Joint Venture to the extent subject to an Investment Guarantee, on and after the time Pinnacle or one of its Restricted Subsidiaries makes any interest, debt service payment or other comparable payment under such Investment Guarantee with respect to such guaranteed obligations.

“Investment Guarantee Payments” means any payments made pursuant to any Investment Guarantee.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans including Guarantees (or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business, (y) advances to customers made in the ordinary course of business, and (z) accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of determining the amount of any Investment at any time outstanding, (a) the amount of an Investment will equal the aggregate amount of such Investment, minus (b) the amounts received by Pinnacle and its Restricted Subsidiaries with respect to such Investment, including with respect to contracts related to such Investment and including (as applicable) principal, interest, dividends, distributions, sale proceeds, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Pinnacle or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by Pinnacle or any of its Restricted Subsidiaries, including any Investment Guarantee), payments under relevant management contracts or services agreements or other contracts related to such Investment and other amounts. In addition:

(1)	“Investments” shall not include the occurrence of a Trigger Event or Reverse Trigger Event; and

(2)	if Pinnacle or any Restricted Subsidiary of Pinnacle sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Pinnacle such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Pinnacle, Pinnacle will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.”

“Issue Date” means April 28, 2016.

“Landlord” means Pinnacle MLS, LLC, a Delaware limited liability company, in its capacity as landlord under the Master Lease, and its successors in such capacity and any Subsidiaries of GLPI acting as landlord or co-landlord under the Master Lease.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Master Lease” means that certain Master Lease, to be entered into before or promptly following the Spin-Off, by and between Landlord and Tenant, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

“Meadows Racetrack Acquisition” shall mean the acquisition by Pinnacle or a wholly-owned subsidiary of Pinnacle of The Meadows Racetrack and Casino located in Washington, Pennsylvania from GLPI pursuant to that certain Agreement and Plan of Merger, dated March 29, 2016.

“Merger” refers to the merger of Pinnacle Predecessor with and into Gold Merger Sub, LLC, a direct, wholly owned subsidiary of GLPI, with Gold Merger Sub, LLC surviving the merger as a wholly-owned subsidiary of GLPI, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 20, 2015, as amended pursuant to Amendment No. 1 thereto, dated as of March 25, 2016, among Pinnacle Predecessor, GLPI and Gold Merger Sub, LLC.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Pinnacle or any of its Restricted Subsidiaries in respect of any Asset Sale, net (without duplication) of (a) any payments, fees, commissions, costs and other expenses incurred in connection with or relating to such Asset Sale, including legal, accounting and investment banking fees and underwriting, brokerage and sales commissions, and survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable or estimated in good faith to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness pursuant to the Credit Agreement or other Indebtedness of Pinnacle or any Restricted Subsidiary, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (e) all distributions and other payments required to be made as a result of such Asset Sale to any person (other than Pinnacle and its Restricted Subsidiaries) having a beneficial interest in the assets subject to such Asset Sale, and (f) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, liquidated damages, other damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing such Indebtedness.

“Permitted Business” means any business of the type in which Pinnacle and its Restricted Subsidiaries are engaged on the Issue Date, or any business reasonably related, incidental or ancillary thereto, including assets or businesses complementary thereto (which shall include online gaming related assets) (or assets or businesses required by a Gaming Authority in order to manage, own, operate, develop, construct, improve or acquire a Gaming Facility in connection with the licensing approval of such Gaming Facility) and the development, improvement, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino or “racino”).

“Permitted Business Assets” means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses or assets referred to in the following clause (c), (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Pinnacle’s Board of Directors or management in its good faith judgment.

“Permitted Investments” means:

(1)	any Investment in Pinnacle or in a Restricted Subsidiary of Pinnacle;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Pinnacle or any Subsidiary of Pinnacle in a Person if, as a result of, or in connection with, such Investment:

(a)	such Person becomes a Restricted Subsidiary of Pinnacle; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Pinnacle or a Restricted Subsidiary of Pinnacle;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions described above under the caption “— Repurchase at the option of holders—Asset sales” or any other disposition not constituting an Asset Sale;

(5)	any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Pinnacle or made with the proceeds of a substantially concurrent sale of such Equity Interests made for such purpose;

(6)	any Investments received (a) in exchange for or in compromise of obligations incurred in the ordinary course of business, including in satisfaction of judgments, in settlement of delinquent or overdue accounts or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or other debtor, or (b) as a result of a foreclosure by Pinnacle or any of its Restricted Subsidiaries with respect to a secured Investment or transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations and other hedge or swap or option agreements entered into as part of or in connection with an issuance of convertible debt;

(8)	the extension of credit to customers of Pinnacle or its Restricted Subsidiaries consistent with gaming industry practice in the ordinary course of business;

(9)	loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, incurred in the ordinary course of business;

(10)	loans and advances to officers, directors and employees other than incurred pursuant to clause (9) of this definition in an aggregate amount not to exceed $10.0 million outstanding at any time;

(11)	receivables owing to Pinnacle or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business;

(12)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

(13)	any Investment existing or committed on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing or committed on the Issue Date so long as such extension, modification or renewal does not increase the Investment as in effect at the Issue Date or is not materially adverse to the interests of the Holders of the notes;

(14)	Investments of any Person in existence at the time such Person becomes a Subsidiary of Pinnacle, provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of Pinnacle;

(15)

any purchase of Indebtedness under the notes, the Credit Facilities any other Indebtedness, Disqualified Stock or preferred stock incurred in accordance with the indenture and, in each case, the guarantees related thereto (other than any of the foregoing constituting Indebtedness subordinated in right of payment to the notes);

(16)	(a) a Permitted Joint Venture Investment and (b) any Investment Guarantee Payments with respect to a guarantee, agreement or other extension of credit that qualified as a Permitted Joint Venture Investment at the time the guarantee or extension of credit was made or the agreement was entered into, unless, in the case of this clause (b), such guarantee, agreement or extension of credit no longer qualifies as a Permitted Joint Venture Investment (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise) (it being understood that, in such circumstance, such Investment Guarantee Payments will be permitted to be made but shall be included (at the option of Pinnacle) (to the extent that the Permitted Joint Venture Investment to which such Investment Guarantee Payment relates was not previously included in clause (x) or (y) of the last proviso of the definition of “Permitted Joint Venture Investment”) in (x) Permitted Investments (other than this clause (16)) or (y) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant described under the caption “—Certain covenants— Restricted payments” (as if such Investment were not a Permitted Investment), in which case for the purposes of clause (y) but not clause (x), any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph);

(17)	any Investment in a Permitted Business in an outstanding amount, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed $300.0 million, calculated at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to the provisions of the definition of Investments); provided, however, that if an Investment made pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;

(18)	the occurrence of a Reverse Trigger Event;

(19)	any Investment in any Person in an outstanding amount, taken together with all other Investments made pursuant to this clause (19) that are at that time outstanding, not to exceed $200.0 million, calculated at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to the provisions of the definition of Investments); provided, however, that if an Investment made pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20)	transactions permitted by the second paragraph of “Certain covenants—Transactions with affiliates” (other than pursuant to clauses (3), (7), (8), (11), (13) (14) and (15) of such paragraph);

(21)	Investments made in connection with the Transactions or pursuant to or contemplated by the Transaction Agreements;

(22)	Transfers by Pinnacle or a Restricted Subsidiary to an Unrestricted Subsidiary of operational agreements (including, without limitation, slot machine leases, technical assistance services agreements, trademark and trade name licenses, management services agreements and royalty agreements) or other agreements (or rights under agreements) entered into in the ordinary course of business between Pinnacle or a Restricted Subsidiary, on the one hand, and the Vietnam Subsidiaries or any ACDL Entity, on the other hand, provided that any such transfer is made in connection with the payment of any dividend or other distribution by Pinnacle or its Restricted Subsidiaries of Equity Interests in the Vietnam Subsidiaries that are Unrestricted Subsidiaries or the Equity Interests of any ACDL Entity;

(23)	contributions, payments, loans or remittances from Pinnacle or a Restricted Subsidiary of the Vietnam Contribution Amount to a Vietnam Subsidiary at a time when such Vietnam Subsidiary is an Unrestricted Subsidiary;

(24)	Investments in an amount not in excess of $50.0 million in the aggregate for all such Investments made in reliance upon this clause (24), for the purpose of making ACDL Investments in an aggregate amount not to exceed $100.0 million outstanding at any time; and

(25)	Investments in an amount not in excess of $25.0 million in the aggregate for all such Investments made in reliance upon this clause (25), for the purpose of making Retama Parks Investments.

“Permitted Joint Venture” means any joint venture or other arrangement (which may be structured as an unincorporated joint venture, corporation, partnership, association or limited liability company or as a management contract or services agreement, including, without limitation, arrangements with, or expenditures with respect to, any casinos or “racinos” or Persons that own casinos or “racinos” (including casinos and “racinos” in development or under construction that are not presently opening or operating) with respect to which Pinnacle or any of its Restricted Subsidiaries (i) owns directly or indirectly in the aggregate at least 25% of the voting power or Equity Interests thereof or (ii) controls or manages the day-to-day gaming operation of another person pursuant to a written agreement or (iii) provides, has provided, or has entered into a written agreement to provide, Development Services with respect to such entity or the applicable Gaming Facility, including with respect to or on behalf of any native North American tribe or any agency or instrumentality thereof), in each case, including, without limitation, arrangements to finance, or for the purpose of allowing such joint venture, casino or “racino”, as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such joint venture, casino or “racino” and assets ancillary or related thereto, or the construction and development (including pre-opening expenses and other funds necessary to achieve opening and initial operation) of a casino, “racino” or assets ancillary or related thereto.

“Permitted Joint Venture Investment” means any Investment in a Permitted Joint Venture, including by means of any Investment Guarantee; provided that, at the time of and after giving effect to any such Investment (and any other adjustments pursuant to the definition of “Fixed Charge Coverage Ratio”), the Fixed Charge Coverage Ratio of Pinnacle is at least 2.25 to 1.0 (including any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses); provided, further, that if a Permitted Joint Venture Investment would, at any time after the date such Permitted Joint Venture Investment is made or a binding agreement to make such Permitted Joint Venture Investment is entered into, cease to qualify as a Permitted Joint Venture Investment pursuant to this definition due to a failure of the relevant investee to constitute a Permitted Joint Venture for any reason (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise), then the outstanding amount of such Permitted Joint Venture Investment at such time and additional Investments pursuant to such agreements as then in effect shall, for the period such Investment does not so qualify, be included (at the option of Pinnacle) (to the extent not previously included in clause (16)(b)(x) or (y) of the definition of “Permitted Investments”) in Permitted Investments (other than clause (16) of such definition) or (y) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of “—Restricted payments” (as if such Investment were not a Permitted Investment, in which case, for the purposes of clause but not clause (x), any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph).

“Permitted Liens” means:

(1)

Liens on property of Pinnacle or any Restricted Subsidiary securing obligations under or in respect of any Credit Facilities or other Indebtedness, in each case, pursuant to clause (1) of Permitted Debt (“Basket Debt”), including Basket Debt reclassified by Pinnacle as Indebtedness Incurred under the Consolidated Coverage Ratio test in the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” (such reclassified Indebtedness being referred to as “Reclassified Secured Indebtedness”); provided, that for purposes of determining the maximum aggregate principal amount of Indebtedness that may be secured by Liens under this clause (1), the Reclassified Secured Indebtedness will continue to be treated as if it were Indebtedness outstanding under the Basket Debt for that purpose only; provided further, that reclassification of Basket Debt to Reclassified Secured Indebtedness shall not be considered the creation, incurrence, or assumption of a Lien for purposes of the obligations described under the caption “—Liens” and (b) Liens on property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary;

(2)	Liens in favor of Pinnacle or any Restricted Subsidiary;

(3)	Liens on property of a Person (and its Subsidiaries) existing at the time such Person is merged with or into or consolidated with Pinnacle or any Subsidiary of Pinnacle or otherwise becomes a Subsidiary of Pinnacle and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition and do not extend to any assets other than those of such Person (and its Subsidiaries) merged into or consolidated with Pinnacle or the Subsidiary or which becomes a Subsidiary of Pinnacle;

(4)	Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by Pinnacle or any Subsidiary of Pinnacle, provided that such Liens were not incurred in anticipation of such acquisition;

(5)	(a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto (and Liens on proceeds of related policies); (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this paragraph (5);

(6)	Liens to secure Indebtedness (including Purchase Money Indebtedness and Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “— Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets being financed with such Indebtedness (and directly related assets, including proceeds (including insurance proceeds) and replacements thereof or assets which were financed with Indebtedness permitted by such clause that has been refinanced (including successive refinancings));

(7)	Liens existing on the date of the Issue Date;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for a period of ninety days or that are being contested in good faith by appropriate proceedings, provided that any reserve required by GAAP has been made therefor;

(9)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by Pinnacle or any Restricted Subsidiary of Pinnacle to the extent securing non-recourse Indebtedness or other Indebtedness of an Unrestricted Subsidiary or joint venture;

(10)	Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture and Liens owing to an indenture trustee in respect of any other Indebtedness permitted to be incurred under the covenant “—Incurrence of indebtedness and issuance of preferred stock”;

(11)	Liens on trusts, cash or Cash Equivalents or other funds provided in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness;

(12)	Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of Pinnacle under the notes as a “purpose credit” and (ii) the Investment by Pinnacle in such margin stock is permitted by the indenture;

(13)	Liens securing Permitted Refinancing Indebtedness; provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness and after acquired assets of a similar type, unless the Incurrence of such Liens is otherwise permitted under the indenture;

(14)	Liens arising out of judgments or awards not resulting in a default;

(15)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Pinnacle or any of its Restricted Subsidiaries in the ordinary course of business;

(16)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Pinnacle or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(17)	Permitted Vessel Liens;

(18)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(19)	other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million;

(20)	Liens to secure Indebtedness incurred pursuant to clause (20) of Permitted Debt; provided that such Liens do not encumber any assets of Pinnacle or any Restricted Subsidiary other than Foreign Subsidiaries;

(21)	Liens arising pursuant to Indebtedness constituting Development Expenses or used to fund Development Expenses incurred pursuant to clause (21) of Permitted Debt;

(22)	Liens Incurred to secure Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”; provided that, with respect to Liens securing Indebtedness permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio of Pinnacle would be no greater than 2.0 to 1.0 (deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness) and 2.5 to 1.0 (without deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness);

(23)	(i) Liens pursuant to the Master Lease, any Additional Lease and similar leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(24)	Liens created by applicable Trust Agreements;

(25)	Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements;

(26)	Liens securing Capitalized Lease Obligations to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness consisting of mortgage, industrial revenue bond, industrial development bond and similar financings to the extent that the holder of such Indebtedness is Pinnacle or its Subsidiaries; and

(27)	Liens to secure Hedging Obligations and cash management obligations, obligations in respect of banking services relating to treasury, depositary and cash management services, automated clearinghouse transfer of funds and purchase cards, credit cards or similar services.

(28)	grants of software, intellectual property, and other technology licenses;

(29)	Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations not constituting Indebtedness and not past due more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(30)	easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar charges or encumbrances in respect of real property which do not, individually or in the aggregate, materially interfere with the conduct of business by Pinnacle or any Restricted Subsidiary, taken as a whole;

(31)	Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of Pinnacle or its Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or equipment; and

(32)	Liens securing letter of credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by Pinnacle or Restricted Subsidiary in the ordinary course of the business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of Pinnacle or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease (whether by covenant or legal defeasance), discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part (collectively, a “refinancing”), any Indebtedness, Disqualified Stock or preferred stock of Pinnacle or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness, Disqualified Stock or preferred stock refinanced (plus all accrued interest on the Indebtedness, all accrued dividends on the Disqualified Stock or preferred stock and the amount of all prepayment penalties, fees, expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness, Disqualified Stock or preferred stock being refinanced (or, if earlier, 91 days after the Stated Maturity of the notes), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced;

(3)	if the Indebtedness being refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being refinanced; and

(4)	such Indebtedness, Disqualified Stock or preferred stock is incurred either by Pinnacle or by the Restricted Subsidiary who is the obligor (as primary obligor or guarantor) or issuer on the Indebtedness, Disqualified Stock or preferred stock being refinanced.

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pinnacle Predecessor” means the Delaware corporation known as Pinnacle Entertainment, Inc. immediately prior to the Merger.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of Pinnacle and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Pro Forma Cost Savings” means the amount of cost savings, operating expense reductions and synergies and other improvements that have been realized or are projected by Pinnacle in good faith to be realized as a result of specified actions taken or steps or actions that have been initiated, or as a result of actions which are reasonably expected to be taken or steps which are reasonably expected to be initiated within 18 months after the closing of the applicable transaction or implementation of an initiative or restructuring that is expected to result in such cost savings, expense reductions, synergies or other improvements (in each case in the good faith determination of Pinnacle), including in connection with any of the Transactions and the transaction which is being given pro forma effect for the calculation, and are factually supportable, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Pinnacle or any other Person acquiring Pinnacle or having control over Pinnacle after giving effect to any Change of Control of any closing) of any facility, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies and other improvements had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission); provided, that the aggregate amount of additions made to Consolidated Cash Flow for any test period pursuant to this definition shall not (i) exceed 15.0% of Consolidated Cash Flow for such test period (after giving effect to this definition) or (ii) be duplicative of one another.

“Purchase Money Indebtedness” means Indebtedness of Pinnacle or any of its Restricted Subsidiaries incurred for the purpose of financing, within 270 days of incurrence, all or any part of the purchase price or cost of installation, construction or improvement of any property (and including funds held in escrow or disbursement accounts for greater than 270 days pending application for such purposes).

“Rating Agency” means (a) Moody’s or S&P or (b) if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Pinnacle (as certified by a resolution of Pinnacle’s Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by Pinnacle. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and—for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by Pinnacle) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by Pinnacle to effect a Change of Control.

“Rating Decline” shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date.

“Reclassified Vietnam Receipts” means all Vietnam Receipts which, as determined in good faith by Pinnacle, will no longer be deemed available for contributions, distributions, or other payments to any Vietnam Subsidiary that is an Unrestricted Subsidiary under clause (23) of the definition of “Permitted Investments,” provided that such amount does not exceed the balance of the Vietnam Contribution Amount immediately prior to such reclassification.

“refinancing” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness” and “refinance” has a corresponding meaning.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Retama Park Investment” means any Investment (i) in Pinnacle Retama Partners, LLC (whether made directly or through one or more Unrestricted Subsidiaries) or (ii) in any other Person made in connection with any development, construction, acquisition, management, operation, licensing or other business activity with, involving or relating to Pinnacle Retama Partners, LLC.

“Reverse Trigger Event” means after the occurrence of a Trigger Event, the transfer of the Equity Interests of any other Person that was previously a Restricted Subsidiary to Pinnacle or any of its Restricted Subsidiaries pursuant to the terms of any Trust Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Separation and Distribution Agreement” means the separation and distribution agreement between Pinnacle and Pinnacle Predecessor, and, solely with respect to Article VIII, Gaming and Leisure Properties, Inc., to be entered into at or about the time of the Spin-Off or promptly thereafter, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Spin-Off” means, collectively, (a) the contribution of substantially all of assets and liabilities other than those associated with the real property and real estate development business of Pinnacle Predecessor (including the assets and liabilities associated with the properties subject to the Master Lease) to Pinnacle, (b) the distribution of all of the outstanding shares of common stock of Pinnacle to Pinnacle Predecessor’s shareholders, (c) the entering into of the Master Lease by and between Tenant and Landlord, and (e) the series of corporate restructurings and other transactions entered into in connection with the foregoing.

“STAR and TIF Bonds” shall mean, collectively, tax based bonds and tax increment financing bonds issued by a governmental authority to finance the development of (a) approximately thirty-eight (38) acres of unimproved real property located in the City of Reno, County of Washoe, Nevada and (b) approximately two (2) acres of real property in the City of Reno, County of Washoe, Nevada.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Pinnacle.

“Tax Matters Agreement” means the tax matters agreement, dated July 20, 2015, by and among Pinnacle Predecessor, GLPI and Pinnacle, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

“Tenant” means Pinnacle MLS, LLC, a Delaware limited liability company, in its capacity as tenant under the Master Lease, and its successors in such capacity.

“Transactions” means, collectively, (a) the repayment and replacement of all loans and commitments under Pinnacle Predecessor’s then existing credit agreement and the purchase, redemption or other acquisition for value of, or retirement, satisfaction or discharge of, the Existing Notes, (b) the Spin-Off and the Merger and the other transactions contemplated thereby, including the entering into of the Master Lease and the other Transaction Agreements, (c) the issuance of the notes, (d) the entering into of the Credit Agreement and related documents and the borrowings thereunder on the Issue Date, (e) any other transactions defined as “Transactions” or contemplated by the Transactions Agreements in the offering memorandum of PNK Entertainment, Inc., dated April 12, 2016, relating to the original notes issued in April 2016 or given pro forma effect to in the offering memorandum of PNK Entertainment, Inc., dated April 12, 2016, relating to the original notes issued in April 2016 and (f) the payment of fees and expenses in connection with the foregoing.

“Transaction Agreements” means the Separation and Distribution Agreement, the Master Lease, the Tax Matters Agreement and the Employee Matters Agreement, in each case, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, the indenture.

“Trigger Event” means the transfer of shares of capital stock or Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or similar arrangement pursuant to the terms of any Trust Agreements.

“Trust Agreements” means any trust or similar arrangement required by any Gaming Authority or any other governmental agency or authority (whether in connection with an acquisition or otherwise) from time to time, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreements, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed or otherwise modified from time to time.

“Undeveloped Baton Rouge Property” shall mean approximately 450 acres of undeveloped land adjacent to the L’Auberge Baton Rouge Property in Baton Rouge, Louisiana, owned by Pinnacle and/or any of its Restricted Subsidiaries as of the Issue Date.

“Undeveloped Lake Charles Property” shall mean approximately 50 acres of undeveloped land in Lake Charles, Louisiana, owned by Pinnacle and/or any of its Restricted Subsidiaries as of the Issue Date.

“Undeveloped Land” shall mean the Undeveloped Baton Rouge Property, the Undeveloped Lake Charles Property and any other undeveloped land that Pinnacle and/or any of its Restricted Subsidiaries shall acquire from time to time.

“Unrestricted Subsidiary” means any Subsidiary of Pinnacle that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that as of the time of such designation:

(1)	either (A) such Subsidiary to be so designated has total assets of $200,000 or less or (B) immediately after giving pro forma effect to such designation, either (x) Pinnacle could incur $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” or (y) the Fixed Charge Coverage Ratio for Pinnacle and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for Pinnacle and its Restricted Subsidiaries immediately prior to such designation;

(2)	such Subsidiary is not, at the time of such designation, party to any agreement, contract, arrangement or understanding with Pinnacle or any Restricted Subsidiary of Pinnacle unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Pinnacle or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Pinnacle, or would otherwise be permitted if entered into at the time of such designation pursuant to the covenant described above under the caption “—Certain covenants—Transactions with affiliates”; and

(3)	such Subsidiary is a Person with respect to which neither Pinnacle nor any of its Restricted Subsidiaries has any direct or indirect Investment (including, without duplication, a deemed Investment at the time of designation in an amount equal to the fair market value of the Investment in the relevant Subsidiary owned by Pinnacle and its Restricted Subsidiaries, it being understood for such purpose that such existing Investments will be measured by such fair market value) that could not have been made at the time of such designation pursuant to the covenant described above under the caption “— Certain covenants—Restricted payments” (including as a Permitted Investment);

provided that the Existing Unrestricted Subsidiaries shall initially be designated as Unrestricted Subsidiaries without compliance with the preceding clauses (1), (2) and (3). An Unrestricted Subsidiary shall also automatically include (without any further action required by the Board of Directors, compliance with the preceding conditions or otherwise) any Subsidiary of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Pinnacle (other than any of the Existing Unrestricted Subsidiaries) as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions. If any Unrestricted Subsidiary failed to meet the preceding requirements as an

Unrestricted Subsidiary at the time of designation, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Pinnacle as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” Pinnacle will be in default of such covenant. The Board of Directors of Pinnacle may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Pinnacle of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Vietnam Contribution Amount” means all amounts received after the Issue Date by Pinnacle or any Restricted Subsidiary as Vietnam Receipts less (i) all Reclassified Vietnam Receipts and (ii) all amounts previously distributed, paid or contributed by Pinnacle or any Restricted Subsidiary to a Vietnam Subsidiary after the Issue Date under clause (20) of the second paragraph of the covenant described under the caption “—Restricted payments.”

“Vietnam Receipts” means any dividend, distribution, payment, reimbursement or other amounts received after the Issue Date from a Vietnam Subsidiary by Pinnacle or any Restricted Subsidiary, in each case during any time such Vietnam Subsidiary is an Unrestricted Subsidiary.

“Vietnam Subsidiary” means (i) any Subsidiary of Pinnacle that directly or indirectly has made an Investment in an ACDL Entity, or any Subsidiary of Pinnacle that has any contract or arrangement in connection with any development, construction, acquisition, management, operation, licensing or other business activity with, involving or relating to an ACDL Entity and (ii) any ACDL Entity to the extent it is a Subsidiary of Pinnacle. For the avoidance of doubt, the term “Vietnam Subsidiary” shall include, without limitation, PNK Development 11, LLC, PNK Development 18, LLC and PNK (VN), Inc. and their respective successors.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b)the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means, with respect to any Person, any Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary. Unless the context clearly requires otherwise, all references to any Wholly Owned Restricted Subsidiary means a Wholly Owned Restricted Subsidiary of Pinnacle.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of Pinnacle.

Certain U.S. federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of the original notes for the exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, IRS rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your original notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any state, local or non-U.S. tax laws or any tax laws other than United States income tax law. In addition, this summary does not discuss every aspect of United States federal income taxation, including the impact of the Medicare contribution tax on net investment income, that may be relevant to you in light of your personal circumstances or if you are otherwise subject to special tax treatment, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a holder subject to the alternative minimum tax;

•	a broker or dealer in securities, commodities or currencies;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	a real estate investment company;

•	a regulated investment company;

•	an investor in a pass-through entity holding the notes;

•	a partnership or other entity treated as a partnership for tax purposes;

•	a United States expatriate;

•	a person holding notes as a part of a hedging or conversion transaction or other risk reduction transaction or a straddle for tax purposes;

•	a trader in securities who elects to use a mark-to-market method of accounting for your securities holdings; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of original notes for exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Accordingly, the exchange of original notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the original notes and the same tax consequences to holders as the original notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for original notes where the broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from the Company or any affiliate of the Company). We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period ending when all exchange notes held by broker-dealers have been sold, we will use all commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. During this 180-day period, the registration rights agreements permit us, under certain circumstances, to allow the exchange offer registration statement to cease to become effective and useable for one or more periods of 90 days in aggregate in any twelve month period. If we exercise this right, the 180-day period referenced above will be extended by the number of days during which the exchange offer registration statement was not effective or useable (which such extension shall be the noteholders’ sole remedy for the exercise by the Company of such suspension rights during the time period permitted).

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of original notes), other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to broker-dealers effecting resales of exchange notes pursuant to this prospectus.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of:

•	the happening of any event which:

•	makes any statement in the prospectus untrue in any material respect; or

•	requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, or

•	a board determination in good faith that it is in our best interests not to disclose the existence of facts surrounding any proposed or pending material corporate transaction,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus, subject to certain time limitations in certain circumstances, until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer. If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

Legal matters

The validity of the exchange notes will be passed upon for us by Irell & Manella LLP.

Experts

The consolidated financial statements of Pinnacle Entertainment, Inc. appearing in Pinnacle Entertainment, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Pinnacle Entertainment, Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

We maintain a website at http://www.pnkinc.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

We will provide without charge to each person whom this prospectus is delivered, upon written or oral request, a copy of the indenture governing the notes and the registration rights agreements. You may request copies by writing or telephoning us at Pinnacle Entertainment, Inc., Investor Relations, 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, telephone number (702) 541-7777.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer covered by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the dates as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

All tendered original notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

The exchange agent for the exchange offer is:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Registered or Certified Mail, Overnight Delivery, or Hand Delivery:

Deutsche Bank Trust Company Americas, as exchange agent

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

MS: JCK01-0218

Attention: Reorg. Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Facsimile Transmission:

(615) 866-3889

Confirm by Telephone:

(877) 843-9767

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail).

$500,000,000

Offer to Exchange

5.625% Senior Notes due 2024,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 5.625% Senior Notes Due 2024

PROSPECTUS

Dated July 12, 2017